UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SEMPRA ENERGY

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Sempra Energy 2020 Notice of Annual Shareholders Meeting and Proxy Statement May 5, 2020 Newport Beach, California

March 19, 2020

Dear fellow shareholders:

We are pleased to invite you to attend our Annual Shareholders Meeting at Balboa Bay Resort in Newport Beach, California. The meeting is being held at 9 a.m. Pacific Time, on May 5, 2020. Enclosed are the meeting notice, related proxy statement and proxy card.

In 2019, we made great progress on our mission to become North America’s premier energy infrastructure company. We sharpened our strategic focus on the most attractive markets in North America, simplified our business model and strengthened our balance sheet. Today, we are delivering cleaner and more affordable energy in California, Texas, Mexico, and, through our LNG business, to global markets. Importantly, we are delivering energy with purpose, with a focus on positively impacting the communities we serve.

This year’s Annual Shareholders Meeting will focus on the shareholder meeting business items outlined in the enclosed meeting notice and will not include a separate business update. For information about our business, we encourage you to review our 2019 Annual Report to Shareholders, which is available on the Internet at www.astproxyportal.com/ast/Sempra.

Please review the enclosed materials and promptly vote your shares. As in past years, you can vote in advance of the meeting in any one of the following ways: (1) by completing, signing, dating and returning the enclosed proxy or voting instruction card; (2) by telephone; or (3) via the Internet.

In reviewing the materials, you will note that directors William C. Rusnack and Lynn Schenk, who have served on our board since 2001 and 2008, respectively, have attained the age of 75 and, in keeping with our policy, have not been nominated to stand for re-election in 2020. Two highly qualified directors joined our board in 2019:

Bethany J. Mayer, Executive Partner with Siris Capital Group LLC; and

Cynthia J. Warner, President and Chief Executive Officer of Renewable Energy Group, Inc.

We appreciate your vote and your continued investment in Sempra Energy.

Sincerely,

Jeffrey W. Martin

Chairman and CEO

March 19, 2020

Dear fellow shareholders:

2019 was a transformative year for Sempra Energy. Your board of directors provided important strategic direction on, and oversight of, the company’s efforts to simplify its business model and focus on investments that serve its strategic mission here in North America, with the intent of achieving attractive risk-adjusted returns and value for stakeholders.

The company’s corporate governance policies guide the board in its oversight of the company’s business activities. The board also reviews the company’s business plans, performance and succession planning and oversees risk management, including risks related to, among other areas, strategy, finance, legal, operations, regulatory activities, climate change and compliance. As directors, we are serious about our responsibility to our shareholders and to help ensure that the company stays true to its values and operates with a high standard of ethics.

We have found our shareholder engagement program to be a valuable tool in obtaining input from our shareholders. It allows us to get direct feedback on key topics, including company performance, governance, board composition, executive compensation and environmental and sustainability matters. In 2019, for example, we reached out to holders of approximately 60% of our common stock. We carefully review and consider shareholder feedback in our decision-making processes as an important part of our corporate governance practices.

Another key element of our board’s governance policies is our independent Lead Director role. This role includes robust and meaningful responsibilities that shape the board’s functions and activities. I am honored to have assumed this role in 2019, and I am eager to continue to serve in this capacity as the company works to achieve its vision of delivering energy with purpose.

The company is especially proud of the diversity on its board and throughout its workforce. Nine of 15 (or 60%) of our directors are women and/or people of color. Diversity of race and gender, as well as diversity of background, experience and skill set, are important factors we consider when identifying board candidates because we know that diverse perspectives and experiences lead to better decisions for our business. Sempra Energy is committed to fostering a high-performance culture throughout all levels of the organization, and we believe a focus on diversity and inclusion is central to that effort.

On behalf of your board of directors, we are committed to contributing our collective experience and skills to act in the best interests of the company and our shareholders. Thank you for your investment in Sempra Energy.

Sincerely,

William D. Jones

Lead Director

488 8th Avenue, San Diego, California 92101 (877) 736-7727

Notice of Annual Shareholders Meeting

Tuesday, May 5, 2020, 9 a.m. Pacific Time

Balboa Bay Resort, 1221 West Coast Highway, Newport Beach, California

Business Items

(1)

Election of the following director nominees, all of whom are currently directors: Alan L. Boeckmann; Kathleen L. Brown; Andrés Conesa; Maria Contreras-Sweet; Pablo A. Ferrero; William D. Jones; Jeffrey W. Martin; Bethany J. Mayer; Michael N. Mears; Jack T. Taylor; Cynthia L. Walker; Cynthia J. Warner; and James C. Yardley.

(2)	Ratification of independent registered public accounting firm.

(3)	Advisory approval of our executive compensation.

(4)	Shareholder proposal requiring an independent board chairman, if properly presented at the meeting.

(5)	Consideration of other matters that may properly come before the meeting, if any.

Adjournments and Postponements

The business items to be considered at the Annual Shareholders Meeting may be considered at the meeting and any adjournment or postponement of the meeting.

Record Date

The record date for the Annual Shareholders Meeting is March 9, 2020. You are entitled to notice of and to vote at the Annual Shareholders Meeting and any adjournment or postponement thereof, only if you were a holder of Sempra Energy common stock at the close of business on the record date.

Meeting Admission

You are entitled to attend the Annual Shareholders Meeting and any adjournment or postponement thereof only if you were a holder of Sempra Energy common stock at the close of business on the record date, or you hold a valid proxy from any such holder to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting. If you plan to attend the meeting, please see “Proxy Statement Summary” in the proxy statement for information about special precautions we are taking in light of the coronavirus outbreak.

If you are a shareholder of record of our common stock or hold shares of our common stock through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket is included as part of your notice of Internet availability of proxy materials or proxy card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not bring the admission ticket, your name must be verified against our list of registered shareholders and plan participants. If you do not have appropriate admission materials or your name cannot be verified against our list of registered shareholders and plan participants, you will not be admitted to the meeting.

If you are not a shareholder of record but are the beneficial owner of shares of our common stock held in “street name” through a bank, broker or other nominee, you must provide proof of beneficial ownership on the record date. Proof of beneficial ownership could include items such as your most recent account statement prior to March 9, 2020, a copy of the voting instruction card provided by your nominee, or other similar evidence of share ownership.

The meeting will begin promptly at 9 a.m. Pacific Time. Check-in will begin at 8 a.m. Pacific Time. You should allow ample time for check-in procedures.

Voting

Your vote is important. Whether or not you plan to attend the Annual Shareholders Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may vote in advance of the meeting by completing, signing and dating the enclosed proxy or voting instruction card and returning it in the enclosed envelope, or by telephone or via the Internet. Internet and telephone voting for holders of record will be available until 11:59 p.m. Eastern Time on May 4, 2020. For specific instructions on how to vote your shares, please see “About the Annual Shareholders Meeting and Voting” in the proxy statement and the instructions on your proxy or voting instruction card.

Our proxy materials, including this Notice of Annual Shareholders Meeting and the accompanying proxy statement and form of proxy or voting instruction card, are being provided to shareholders beginning on or about March 19, 2020.

Jennifer F. Jett Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholders Meeting to be Held on May 5, 2020.

This Notice of Annual Shareholders Meeting, the Accompanying Proxy Statement, the Proxy Card and the

Annual Report to Shareholders are available on the Internet at www.astproxyportal.com/ast/Sempra.

Proxy Statement Summary

This summary highlights selected information to assist you in your review of this proxy statement. It does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. Information regarding the performance of Sempra Energy is available in the company’s Annual Report to Shareholders for the year ended December 31, 2019, which accompanies this proxy statement and is available on the company’s website at www.sempra.com. For questions and answers and additional information about the Annual Shareholders Meeting and voting, please see “About the Annual Shareholders Meeting and Voting.” This proxy statement and the accompanying proxy card are first being made available to shareholders on or about March 19, 2020. All website references in these proxy materials are inactive textual references, and the information on such websites does not constitute a part of these materials.

2020 Annual Shareholders Meeting Details

Date/Time	Location

Tuesday,May 5, 2020	Balboa Bay Resort
9:00a.m. Pacific Time	1221 West Coast Highway
Newport Beach, CA 92663

Shareholder Voting Matters

Proposals	Board Recommendation

1. Electionof directors	FOR each director nominee

2. Ratificationof independent registered public accounting firm	FOR ratification of Deloitte & Touche LLP

3. Advisoryapproval of our executive compensation	FOR advisory approval of our executive compensation

4. Shareholderproposal requiring an independent board chairman	AGAINST shareholder proposal requiring an independent board chairman

Director Nominees

Name and Occupation	Age	Director Since	Inde- pendent	Standing Board Committee Memberships
				AC	CC**	CGC	EHST**	EC

Alan L. Boeckmann Executive Chair, Fluor Corporation	71	2011	✓			✓

Kathleen L. Brown Partner, Manatt, Phelps & Phillips, LLP	74	2013	✓			✓	✓	✓

Andrés Conesa, Ph.D. CEO, Grupo Aeroméxico, S.A.B. de C.V	50	2017	✓	✓			✓

Maria Contreras-Sweet Managing Partner, Contreras-Sweet Enterprises and Rockway Equity Partners; Former Administrator, U.S. Small Business Administration	64	2017	✓	✓	✓

Pablo A. Ferrero Independent energy consultant	57	2013	✓			✓	✓

William D. Jones — Independent Lead Director President and CEO, CityLink Investment Corp.	64	1998	✓		✓	C		✓

Jeffrey W. Martin Chairman and CEO, Sempra Energy	58	2018						C

Bethany J. Mayer Executive Partner, Siris Capital Group LLC	58	2019*					✓

Michael N. Mears Chairman, President and CEO, Magellan Midstream Partners L.P.	57	2018	✓	✓

Jack T. Taylor Former COO-Americas and Executive Vice Chair of U.S. Operations, KPMG LLP (U.S.)	68	2013	✓	C F	✓			✓

Cynthia L. Walker Former Senior Vice President, Midstream and Marketing, Occidental Petroleum Corporation	43	2018	✓	✓

Cynthia J. Warner President and CEO, Renewable Energy Group, Inc.	61	2019	✓		✓	✓

James C. Yardley Former Executive Vice President, El Paso Corp.	68	2013	✓	✓			✓

AC = Audit Committee CC = Compensation Committee CGC = Corporate Governance Committee EHST = Environmental, Health, Safety and Technology Committee	EC = Executive Committee C = Committee Chair F = Audit Committee Financial Expert

* Bethany J. Mayer previously served as a director from February 2017 through November 2018.
** William C. Rusnack serves as chair of the Compensation Committee and Lynn Schenk serves as chair of the EHST Committee; however, they are not director nominees in 2020.

2	Sempra Energy 2020 Proxy Statement

Proxy Statement Summary

Director Nominee Composition

Our board has made diversity a priority, both of skills and experience and of gender and ethnicity. To assist our board in maintaining its focus on diversity, we conduct an annual skills assessment and board evaluation that are fundamental to the process the board uses to help it assemble a board that is composed of members with a diverse and appropriate mix of experience, competencies and backgrounds. The board uses the results of that assessment to critically analyze its effectiveness and skill set to help ensure that it is well-positioned to oversee Sempra Energy’s current and future strategies and operations. We have a strong track record of board refreshment. Five of our independent directors have been added since the beginning of 2017, including two in 2017, two in 2018 and one in 2019. Under the standards established by the New York Stock Exchange (NYSE), Bethany J. Mayer is not an independent director due to her recent service as an executive officer, and Jeffrey W. Martin is not an independent director due to his ongoing service as our Chief Executive Officer.

Shareholder Engagement and Governance Practices

In 2019, we contacted shareholders representing approximately 60% of our total outstanding shares of common stock and we engaged with holders of approximately 42% of our outstanding shares of common stock (approximately half of our institutional share ownership) by holding in-person or telephonic meetings to discuss corporate governance, board composition, executive compensation, business strategy and environmental and social matters. Supported by feedback from our shareholders, we believe our corporate governance policies, including the following, reflect best practices:

•  Independent Lead Director with clearly defined and robust responsibilities

•  Annual election of all directors

•  Proxy access right for shareholder nominations of director candidates

•  Majority-vote and director resignation policy for directors in uncontested elections

•  Shareholders representing in the aggregate 10% or more of our outstanding shares may call a special meeting of shareholders

•  Comprehensive, ongoing succession planning for key executives by the board

•  Comprehensive board refreshment designed to maintain balanced board composition and tenure

•  Annual board, director and committee self-evaluations for our standing committees (except for Executive Committee)

•  11 of our 13 director nominees are independent

•  NYSE-required board committees are 100% independent

•  Executive sessions of independent directors at all regular board meetings

•  Prohibition on hedging or pledging company stock

•  Robust share ownership guideline for directors and requirements for officers

•  96% attendance of directors at board and committee meetings in the aggregate in 2019

•  Active shareholder engagement, including with independent members of our board and our independent Lead Director

•  Code of conduct applicable to directors and senior officers, as well as separate code of conduct applicable to all employees

Business and Performance

Company Overview

Sempra Energy operates regulated utilities and builds safe, reliable and sustainable energy infrastructure that serves our communities, while growing value for all of our stakeholders. Our strategic mission is to be North America’s premier energy infrastructure company, with a focus on owning and operating utility infrastructure with a transmission and distribution-like risk profile, developing our liquefied natural gas (LNG) export business and developing infrastructure in Mexico to meet that country’s growing energy needs. Our strategy is to develop, operate and invest in long-term contracted energy infrastructure and utilities with shared growth drivers, with a focus on the markets we believe are most attractive.

Utilities	Energy Infrastructure

•  We own or hold interests in regulated electric and gas utilities with a large presence in California and Texas.

•  Our utility businesses will continue to require investments in grid infrastructure, transmission, distribution, storage and other types of assets to help ensure safety and reliability of service and incorporate additional sources of renewable energy.

•  Our energy infrastructure businesses are primarily focused on the import, export, transport and storage of natural gas. We believe that diverse sources of energy will continue to be important domestically and internationally.

•  Our revenues for these businesses generally are tied to long-term contracts with creditworthy counterparties.

Sempra Energy 2020 Proxy Statement	3

Proxy Statement Summary

Performance Highlights

Financial Performance

We have experienced robust long-term growth and our market capitalization more than tripled over the past 10 years. Our stock has provided investors with strong short-term and long-term returns, outperforming both the S&P 500 Utilities Index and the S&P 500 Index over the past one-, three- and 10-year periods ended December 31, 2019. Our GAAP(1) earnings per diluted common share (EPS) was $4.52 in 2009, $4.63 in 2014 and $7.29 in 2019. On an adjusted basis, EPS increased from $4.52 in 2009 to $4.71 in 2014 and to $6.78 in 2019.(2) The compound annual growth rate (CAGR) of our common stock dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past one, three, five and 10 years.

(1)	GAAP means accounting principles generally accepted in the United States of America.

(2)

Adjusted EPS is a non-GAAP financial measure. For a reconciliation of GAAP earnings and EPS to adjusted earnings and EPS, please see Appendix A to this proxy statement. There were no adjustments to GAAP EPS in 2009.

(3)	As of or for the years ended December 31, 2009, 2014 and 2019.

(4)	Dollars in billions.

(5)	For periods ended December 31, 2019.

4	Sempra Energy 2020 Proxy Statement

Proxy Statement Summary

Strategic Performance

Key strategic and operational accomplishments are highlighted below:

2019 and Recent Strategic Performance Highlights

   Business Achievements

•  Sempra Energy executed on portfolio optimization and cost savings as part of its ongoing strategic review

•  Sempra Energy completed the divestiture of its U.S. renewables business and non-utility natural gas storage assets, which generated approximately $2.5 billion in total cash proceeds since December 2018

•  Sempra Energy entered into an agreement to sell its equity interests in its Peruvian businesses for approximately $3.59 billion(1)

•  Sempra Energy entered into an agreement to sell its equity interests in its Chilean businesses for approximately $2.23 billion(1)

•  Oncor Electric Delivery Company LLC(2) (Oncor) completed the acquisition of InfraREIT, Inc. and Sempra Energy completed its acquisition of an indirect 50% interest in Sharyland Utilities, L.L.C.

•  Sempra Energy was named to Forbes’ list of “America’s Best Employers for Diversity 2019” and to the 2019 Bloomberg Gender-Equality Index

•  Sempra Energy was added to the Dow Jones Utility Average

•  Sempra Energy was the only North American utility holding company to be named to the Dow Jones Sustainability World Index

Sempra Utilities

•  San Diego Gas & Electric Company (SDG&E) elected to participate in the wildfire fund created by Assembly Bill (AB) 1054 and AB 111, designed to help improve the operating environment for California’s electric utilities

•  SDG&E continued its commitment to wildfire safety by developing a comprehensive 2019 Wildfire Mitigation Plan designed to help prevent electric equipment-related fires, improve the resiliency of the regional power grid against extreme weather conditions and support the company’s highest priority: keeping customers and the communities it serves safe

•  SDG&E and Southern California Gas Company (SoCalGas) reached a constructive final decision for their General Rate Cases, with a focus on safety and reliability

•  SoCalGas announced a plan to replace 20% of its traditional natural gas supply with renewable natural gas by 2030

•  SDG&E submitted an offer of settlement with the Federal Energy Regulatory Commission (FERC) in its Cost of Capital proceeding for a Return on Equity (ROE) of 10.6%

•  SDG&E and SoCalGas received California Public Utilities Commission (CPUC) Cost of Capital decision approving a 10.2% ROE for SDG&E and a 10.05% ROE for SoCalGas

•  Oncor announced a new five-year capital plan of approximately $11.9 billion, largely driven by transmission and distribution growth needs in and around its service territory

Sempra North American Infrastructure

•  We made progress on development projects with the goal of building up to 45 million tonnes per annum (Mtpa) of LNG export capacity to serve global markets:

•  Cameron Phase 1:(3) Cameron LNG joint venture (JV) achieved commercial operations of Train 1 and Train 2 in August 2019 and February 2020, respectively; continued construction of Train 3; completed refinancing of $3 billion of the project loan

•  Cameron Phase 2:(3) Sempra LNG signed a memorandum of understanding (MOU) with Mitsui & Co. in October 2019 for up to one-third of available capacity on proposed Cameron Phase 2(4)

•  ECA Phase 1:(3)(5) Received U.S. Non-Free Trade Agreement (Non-FTA) approval for liquefaction export for proposed Energía Costa Azul (ECA) Phases 1 and 2; project continued to progress toward final investment decision

•  ECA Phase 2:(3)(5) Signed an MOU with Mitsui & Co. in October 2019 for offtake of approximately 1 Mtpa from ECA and potential equity participation in the proposed project(4)

•  Port Arthur:(3) Received Non-FTA approval; signed a Heads of Agreement with Aramco Services Company for 5 Mtpa and a potential 25% equity ownership in the proposed project(4)

•  Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) placed into service three solar plants, progressed the company’s storage terminal projects that are in various stages of development or under construction and placed into service the Sur de Texas-Tuxpan marine pipeline(6)

(1)	Subject to adjustments and satisfaction of closing conditions.

(2)	Sempra Energy owns an indirect 80.25% interest in Oncor at December 31, 2019.

(3)

The successful development and ultimate construction of Sempra Energy’s LNG projects are subject to a number of risks and uncertainties and there can be no assurance that any of the projects will be completed.

(4)	These arrangements provide a framework for cooperation, but do not obligate the parties to enter into a definitive agreement or participate in the applicable project.

(5)	Phase 2 of the project will require additional U.S. Department of Energy approval in order to export its full capacity.

(6)	The marine pipeline is a joint venture with TC Energy Corporation; IEnova owns 40% of the project.

Sempra Energy 2020 Proxy Statement	5

Proxy Statement Summary

Executive Compensation

2019 Compensation Overview

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. We place an emphasis on variable performance-based pay, with each component designed to promote value creation and alignment of our management team’s compensation with our long-term strategic objectives.

Chief Executive Officer Pay Mix at Target

Performance-Based Annual Bonus

• 85% ABP Earnings (as defined below)

•  Provides accurate, comprehensive, and understandable picture of annual financial performance

•  Adjusted to exclude impact of non-contemplated acquisitions or divestitures, among other predefined adjustments

• 15% Safety and Customer Service

•  Promotes responsible and sustainable operations, and the safety of our customers and employees

Long-Term Equity-Based Incentives(1)

• 70% Performance Stock Units

•  50% based on 3-year Relative Total Shareholder Return (TSR)

– 35% based on 3-year Relative TSR vs. S&P 500 Utilities Index(2)

– 15% based on 3-year Relative TSR vs. S&P 500 Index

•  20% based on 3-year EPS CAGR with payout scale set based on forward consensus estimates of S&P 500 Utilities peers(2)

• 30% Stock Options

•  Focus on growth and shareholder alignment

(1)	“Long-Term Equity-Based Incentives” refers to the annual long-term incentive plan (LTIP) award granted on January 2, 2019 and does not include any new-hire, promotional or recognition awards.

(2)

For purposes of long-term equity-based incentive awards and labor market benchmarking, all references to the S&P 500 Utilities Index or our S&P 500 Utilities Index peers refers to the companies constituting the S&P 500 Utilities Index, excluding water companies.

Note: The Chief Executive Officer’s pay mix at target is based on 2019 annual base salary, 2019 target annual performance-based bonus and the target grant date value of Long-Term Equity-Based Incentives.

2019 Compensation Decisions and Outcomes

Base Salary. Messrs. Martin and Mihalik were promoted to their current roles in May 2018. Their 2019 annual salary planning increases reflect the Compensation Committee’s philosophy of generally setting initial compensation conservatively when an executive is promoted into a new role and increasing compensation over time. Messrs. Martin and Mihalik received 2019 annual salary planning increases of 9.1% and 8.3%, respectively, in order to bring their salaries closer to the median salary of our general industry peer group. Messrs. Householder and Arriola each received 2019 annual salary planning increases of 2.9%. Mr. Bilicic, who was hired in June 2019, did not receive a 2019 salary planning increase.

Performance-Based Annual Bonus. Our 2019 target earnings for annual bonus plan purposes (ABP Earnings) were $1,700 million, an increase of $213 million, or 14%, over our 2018 target ABP Earnings of $1,487 million, and an increase of $124 million, or 8%, over our actual ABP Earnings for 2018. Actual ABP Earnings for 2019 were $1,980 million, which exceeded our maximum goal of $1,768 million. In determining ABP Earnings, the Compensation Committee makes certain predefined adjustments to GAAP Earnings. See “Reconciliation of GAAP Earnings to ABP Earnings” on page 50 and Appendix D to this proxy statement for additional information. After accounting for performance on safety and customer service measures, 2019 annual bonuses were achieved at 194% of target.

Long-Term Equity-Based Incentives. Except for Mr. Bilicic, who was hired in June 2019 and did not receive a 2019 annual LTIP award, long-term awards are the largest single component of each named executive officer’s total 2019 target compensation package. In accordance with our pay-for-performance philosophy, 100% of our Chief Executive Officer’s 2019 annual long-term incentive awards were performance-based, with 50% of the award’s grant date value tied to relative TSR performance, 20% tied to EPS growth and 30% in nonqualified stock options, which the Compensation Committee views as performance-based because their value depends on our stock price increasing over time.

Recognition and New-Hire Awards. For their leadership in connection with the $9.45 billion acquisition of a majority stake in Oncor, the largest regulated electric transmission and distribution provider in Texas serving a population of approximately 10 million, which was a transformative transaction for the company, Messrs. Martin, Householder and Arriola received grants of service-based restricted stock units on January 2, 2019. Mr. Bilicic received a new-hire award of service-based restricted stock units. Mr. Bilicic also received a cash employment bonus upon hire.

6	Sempra Energy 2020 Proxy Statement

Proxy Statement Summary

Voting Information

Eligibility: Shareholders of our common stock at the close of business on the record date, March 9, 2020, are entitled to notice of the 2020 Annual Shareholders Meeting and to vote their shares as described below on each of the proposals to be voted on at the meeting. Each share of common stock is entitled to one vote on each director nominee and one vote on each of the other proposals to be voted on.

Record Shareholders May Vote in the Following Ways:

Using the Internet at www.voteproxy.com	Calling 1-800-PROXIES (1-800-776-9437) in the U.S. and Canada	Mailing a completed, signed and dated proxy card	Attending the Annual Shareholders Meeting in person

For Internet and telephone voting, you will need to have your notice of Internet availability of proxy materials or your proxy card available and use the company number and account number shown on the notice and card. Internet and telephone voting are available for shareholders of record until 11:59 p.m. Eastern Time on May 4, 2020. Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee. If you hold shares in our Employee Savings Plans, your voting instructions must be received by 8 a.m. Eastern Time on April 30, 2020.

SPECIAL PRECAUTIONS DUE TO CORONAVIRUS

To help protect the health and safety of our shareholders, we are taking the following special precautions in light of the coronavirus outbreak:

•	This year’s annual shareholders meeting will focus only on the shareholder meeting business items outlined in the meeting notice and will not include a separate business update.

•	Shareholders should not bring guests to the meeting as they may not be admitted.

•	No refreshments will be provided.

•	If you plan to attend the Annual Shareholders Meeting, please consult guidance from relevant public health authorities.

We encourage you to vote your shares by proxy, telephone or the Internet prior to the meeting.

Sempra Energy 2020 Proxy Statement	7

Corporate Governance

Our business and affairs are managed and all corporate powers are exercised under the direction of our Board of Directors. The board establishes fundamental corporate policies and oversees the performance of the company as well as our Chairman and Chief Executive Officer and the other officers to whom the board has delegated authority to manage our day-to-day business operations.

The board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the company’s governance. It also has adopted a Code of Business Conduct and Ethics for Directors and Senior Officers, which applies to each member of the Board of Directors of Sempra Energy and to each officer of Sempra Energy, SDG&E and SoCalGas. Officers also are subject to our Code of Business Conduct, which applies to all employees of Sempra Energy and any subsidiary or other entity as to which Sempra Energy has majority ownership and control. Several standing and ad hoc committees assist the board in carrying out its responsibilities. Each standing committee operates under a written charter adopted by the board.

Our Corporate Governance Guidelines, standing committee charters, including our Audit, Compensation, and Corporate Governance Committee charters, Code of Business Conduct and Ethics for Directors and Senior Officers and Code of Business Conduct that applies to all employees are posted on our website at www.sempra.com under the “Investors” and “Governance” tabs. Paper copies may be obtained upon request by writing to our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, California 92101.

Board of Directors

Functions

In addition to its general oversight role, our Board of Directors performs a number of specific functions, including, among others:

•	Selecting our Chief Executive Officer and overseeing his or her performance and that of other senior management in the operation of the company.

•	Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management.

•	Assessing and monitoring risks and risk-management strategies.
•	Reviewing and approving significant corporate actions.

•	Reviewing and monitoring processes designed to maintain the company’s integrity, including financial statements, compliance with law and ethics and relationships with key stakeholders.

•	Planning for management succession.

•	Selecting director nominees, evaluating board effectiveness, appointing board committee members, forming board committees and overseeing effective corporate governance.

Leadership Structure

The Board of Directors retains the flexibility to determine, from time to time on an ongoing basis, whether the offices of Chief Executive Officer and Chairman of the Board should be combined or separated and whether an independent director should serve as Chairman. This flexibility permits the board to organize its functions and conduct its business in a manner it deems most effective in then-prevailing circumstances, and to select the individual it considers to be best-suited to serve as Chairman at any particular time. The independent directors have historically evaluated and reconsidered the board’s leadership structure on an annual basis and expect to continue to do so.

In March 2018, Debra L. Reed announced to the board her retirement as President and Chief Executive Officer effective May 1, 2018 and as Chairman effective December 1, 2018. The board appointed Jeffrey W. Martin as Chief Executive Officer and a director effective May 1, 2018. The board subsequently evaluated our leadership structure and, after extended deliberations, announced in September 2018 that it had determined it would be in the best interests of the company and its shareholders to continue to combine the roles of Chief Executive Officer and Chairman and elected Mr. Martin as Chairman of the Board effective December 1, 2018. Consistent with its historical practice, the independent directors conducted a thorough evaluation of the board’s leadership structure again in 2019. In this evaluation, the directors considered, among other factors, Mr. Martin’s skills and qualifications and his contributions as a director and performance as Chairman since his appointment to those roles. Mr. Martin is a 15-year employee of the Sempra Energy family of companies with an outstanding career of achievement, as well as extensive industry experience. Mr. Martin also has significant

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experience working with and adhering to the rules established by the CPUC, the principal regulator of our California utilities. He has used his experience to contribute to the board additional and valuable perspectives on, among other topics, business development, mergers and acquisitions, investor relations, succession planning and regulated utilities. In addition, the independent directors considered feedback from our shareholders obtained in our 2019 shareholder outreach program described below, the valuable experience Mr. Martin has accumulated serving in both the Chief Executive Officer and Chairman roles, with over 15 months of service in both roles and nearly two years of service as our Chief Executive Officer (as of the date of mailing this proxy statement), and the company’s performance throughout Mr. Martin’s 15-month (through the end of February 2020) tenure holding both roles, during which our stock price rose by 21.3%. As a result of these and other factors, the independent directors believe combining these roles continues to best serve the interests of Sempra Energy and our shareholders.

Mr. Martin’s service as Chairman allows him to act as a bridge between the board and the operating organization and provide critical leadership for future strategic initiatives and challenges. In addition, his involvement in our day-to-day operations affords him with in-depth knowledge of the issues, opportunities and challenges facing our company, which enables him to help focus our directors’ time and attention on the company’s most critical matters, while concurrently incorporating the board’s goals, strategies and initiatives for our company directly into the management of our businesses. Moreover, pursuant to our Corporate Governance Guidelines, during periods in which we do not have an independent Chairman, the independent directors must select annually an independent director to serve as the Lead Director. If an independent Lead Director is appointed, the role has broad powers and responsibilities that are similar to those of an independent Chairman. William D. Jones was appointed in 2019 to serve as our independent Lead Director. Prior to that, William C. Rusnack served as independent Lead Director.

The position and role of the independent Lead Director is intended to provide board leadership where the roles of a combined Chairman and Chief Executive Officer may be in conflict. It is also intended to expand lines of communication between the board and members of management. It is not intended to reduce the free and open access and communications that each independent director has with other directors and members of management. Our robust independent Lead Director role includes the following functions and responsibilities:

•	To lead the Board of Directors if circumstances arise in which the role of the Chairman of the Board may be, or may be perceived by the independent Lead Director or by the other independent directors to be, in conflict.

•	To preside at all meetings of the Board of Directors at which the Chairman of the Board is not available.

•	To organize, convene and preside over executive sessions of the independent directors and promptly communicate approved messages and directives to the Chairman of the Board and Chief Executive Officer.

•	To act as the principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer.

•	To review and approve all board and committee agendas and approve information sent to the board, providing input to management on the scope and quality of such information.

•	To consult with the Chairman of the Board, Chief Executive Officer and committee chairs regarding the topics and schedules of the meetings of the board and committees and approve such schedules to assure that there is sufficient time for discussion of all agenda items.

•	To call a special meeting of the Board of Directors or the independent directors at any time, at any place and for any purpose.
•	To be available for consultation and direct communication with the company’s major shareholders.

•	To collect and communicate to the Chairman of the Board and Chief Executive Officer the views and recommendations of the independent directors relating to his or her performance, other than with respect to the annual performance review.

•	To consult with the Corporate Governance Committee as part of the committee’s review of director nominations and recommendations of director candidates.

•	Together with the Chair of the Corporate Governance Committee and the Chairman of the Board, to extend the board’s invitation to selected candidates to join or be nominated for election to the board.

•	To consult with directors regarding acceptance of memberships on other boards to assure that multiple board service does not conflict or otherwise interfere with such directors’ service to the company.

•	Led by the Compensation Committee and together with the Chairman of the Board, to report annually to the board on succession planning, including policies and principles for executive officer selection.

•	To perform such other duties as may be assigned from time-to-time by the independent directors.

We conducted an extensive shareholder outreach program in 2019 regarding our board leadership structure and various other matters, in which we contacted shareholders representing approximately 60% of our total outstanding shares of common stock and we engaged with holders of approximately 42% of our outstanding shares of common stock. Most of the shareholders with whom we engaged in this program indicated no preference for an independent Chairman as long as the independent Lead Director has significant duties, as is the case at Sempra Energy, and fewer than one-third of the shareholders with whom we engaged indicated a preference for the Chief Executive Officer and Chairman roles to be separated.

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The Board of Directors believes that its independence and oversight of management and company risks are maintained effectively through this flexible leadership structure, the board’s composition, which currently includes an independent Lead Director with a robust role and 12 additional independent directors, and sound corporate governance policies and practices. In addition, the board believes that our company and our shareholders currently are best served by combining the Chief Executive Officer and Chairman of the Board roles because Mr. Martin’s service as a bridge between management and the board enables enhanced board functionality and more effective implementation by management of the board’s priorities, and his leadership in both roles has produced strong returns to date.

Director Independence

The Board of Directors determines the independence of each of our directors by applying the independence standards established by the NYSE. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with the company. They also identify various relationships that preclude a determination of director independence. Material relationships may include, depending on the circumstances, commercial, industrial, banking, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews and determines the independence of each of the company’s directors and director nominees. In its most recent review, the board considered, with respect to the company’s directors and director nominees other than Jeffrey W. Martin, who is an executive officer of the company, among other things: each director’s affiliations, including directorships, employment or other service, significant ownership or any of the foregoing relationships of a director’s immediate family members, with organizations with which Sempra Energy or any of its subsidiaries or other entities as to which it has majority ownership does business; the absence of any employment relationships between the company and its current directors and nominees and their immediate family members; the absence of any of the other specific relationships that would preclude a determination of independence under NYSE independence standards; the absence of any affiliation of the company’s directors or their respective immediate family members with the company’s independent registered public accounting firm, compensation consultants, legal counsel or investment bankers; the absence of any transactions with directors and members of their families that would require disclosure in this proxy statement under Securities and Exchange Commission (SEC) rules regarding related person transactions; and the modest amount of our discretionary contributions to non-profit organizations with which some of our directors or their immediate family members may be associated. In assessing the materiality of director relationships, the board broadly considers all relevant facts and circumstances both from the standpoint of the director and also from that of persons or organizations with which the director has an affiliation.

Based upon this review, the board has affirmatively determined that each of the following non-employee directors, each of whom is a director nominee standing for re-election at the Annual Shareholders Meeting, is independent.

Alan L. Boeckmann Kathleen L. Brown Andrés Conesa Maria Contreras-Sweet	Pablo A. Ferrero William D. Jones Michael N. Mears Jack T. Taylor	Cynthia L. Walker Cynthia J. Warner James C. Yardley

Based upon its review, the board also has affirmatively determined the independence of William C. Rusnack and Lynn Schenk, each of whom is currently a director but, in keeping with our retirement policy, has not been nominated to stand for re-election as a director in 2020.

Due to her prior service as an executive officer of the company, the board determined that Bethany J. Mayer, who is a non-employee director, is not an independent director under the NYSE independence standards.

Director Share Ownership Guideline

The board has established a director share ownership guideline to further strengthen the link between director and shareholder interests. For non-employee directors, the guideline is ownership of a number of our shares having a value of five times the directors’ annual base retainer of $85,000, resulting in an ownership guideline equal to $425,000. For these purposes, share ownership includes phantom shares into which compensation has been deferred, restricted stock units and the vested portion of certain in-the-money stock options, as well as shares owned directly. The Compensation Committee annually reviews adherence to this guideline, which is expected to be attained within five years of becoming a director. Following its review in 2019, the Compensation Committee determined that all of our non-employee directors who have been on the board for at least five years meet or exceed the guideline.

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The board has also established executive officer share ownership requirements. For information about these requirements, please see “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Requirements.”

Board, Committee and Shareholder Meetings

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding the company’s performance, prospects and plans, as well as significant opportunities and material risks facing the company and other matters the board considers necessary to carry out its responsibilities. At least once a year, the board reviews management’s long-term strategic and financial plans, including an annual detailed and comprehensive strategy discussion. The Chairman of the Board or, in certain circumstances as described in “Leadership Structure” above, the independent Lead Director presides over each board meeting.

The Chairman of the Board proposes the agenda and schedule for each board meeting to the independent Lead Director, who then reviews and modifies or approves it. Committee agendas and schedules are set by or in consultation with the committee chair and with the approval of the independent Lead Director. All directors are encouraged to propose agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at each board and committee meeting, to the extent available, are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meetings.

At executive sessions, the independent directors convene without the presence of any members of management to discuss issues such as succession planning, Chief Executive Officer performance and compensation, executive development, board performance and other matters deemed relevant. An executive session is held at each regular board meeting, and any director may call for an executive session at any board meeting. The independent Lead Director presides over executive sessions.

During 2019, the board held eight meetings and committees of the board collectively held 41 meetings. Directors, on an aggregate basis, attended 96% of the combined number of these meetings. Each incumbent director attended at least 75% of the combined number of meetings of the board and each committee of which the director was a member (in each case during the periods when he or she was a member).

The board expects that each director will attend the Annual Shareholders Meeting in person. Twelve members of the board attended our 2019 Annual Shareholders Meeting.

Evaluation of Board and Director Performance

The Corporate Governance Committee annually reviews and evaluates the performance of the Board of Directors in a number of categories, including board oversight, leadership, composition and independence, conduct of meetings and committees. In this review, the Corporate Governance Committee assesses the board’s performance as a whole and identifies areas in which the board or senior management believes performance could improve. The purpose of the review is to increase the effectiveness of the board, and the results are reviewed with the board and its committees. The results also are considered in connection with board refreshment efforts. In addition, each standing committee, other than the Executive Committee, conducts an annual self-evaluation, in accordance with its charter.

As illustrated below, the board also conducts an annual peer evaluation by which each director is afforded the opportunity to comment anonymously on each other board member’s performance. In order to help ensure the objectivity and integrity of this process, an outside law firm is engaged every year to conduct the peer review portion of this evaluation and compile the results.

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Corporate Governance

Our board annually reviews the individual performance and qualifications of each director who may wish to be considered for nomination for election for an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees to stand for election as directors. Our board appreciates the importance of critically evaluating directors and their contributions to the board in connection with the re-nomination decision, including their collective skills, qualifications and experience, feedback from the annual board evaluation, and individual performance, attendance, participation, independence and outside board and other affiliations.

The Board’s Role in Risk Oversight

Our businesses invest in, develop and operate energy infrastructure, and provide electric and gas services to customers in North America. These businesses include regulated electric and natural gas transmission and distribution utilities as well as businesses that develop LNG liquefaction facilities for the export of LNG worldwide and that construct and operate natural gas and liquefied petroleum gas pipelines in the United States and Mexico and liquid fuels storage terminals in Mexico. Risks are inherent in these businesses, including safety and operational risks, regulatory and compliance risks, cybersecurity risks, climate risks, business and financial risks and reputational risks.

The board, in cooperation with management, has developed an integrated risk management framework to assess, prioritize, manage and monitor risks across the company’s operations. Sempra Energy’s board has ultimate responsibility for risk oversight under this framework. Consistent with this approach, our Corporate Governance Guidelines provide that the specific functions of the Board of Directors include assessing and monitoring risks and risk management strategies.

The board believes that risk stretches far beyond any one committee. As a result, the board has diversified its risk oversight responsibilities across its membership, housing categories of risk oversight within board committees by topic. For example, the responsibilities of the board’s Environmental, Health, Safety and Technology Committee include issues affecting the environment and the committee is regularly briefed on the company’s progress on environmental and sustainability matters. This committee also oversees the company’s overall safety policies, reinforcing our strong commitment to safety. Additionally, this committee oversees cybersecurity and other information technology risks and keeps abreast of technology advancements of importance to our business. In addition, the board may form ad hoc committees to manage and oversee certain risks. Any risk oversight that does not fall within the responsibility of a particular committee remains with the full board. The committee chairs report to the full board regarding their respective committee’s risk oversight role at each board meeting.

The board and its appropriate committees periodically review and evaluate the material risks we face. In addition, a review of Sempra Energy’s major risks and mitigation strategies is presented by senior management to the full board annually. The board also reviews and monitors strategic, financial and operating plans that are intended to support sustainable long-term growth and tolerate what the board believes is an acceptable level of risk. Each of our principal operating units is responsible for identifying and moderating risk in a manner consistent with these goals. The board fulfills its risk oversight function through the review of reports provided both directly to the board and to appropriate board committees, discussions with management, appointment of outside experts, selection of director candidates with diverse experience and qualifications, and staying informed on developments in our industry. Based on the foregoing, the board and its committees establish new, or monitor and, as needed, amend existing, risk oversight and control mechanisms. In addition, the company has a robust internal audit function that reports directly to the Audit Committee.

The board and its committees seek to mitigate risk by establishing policies and practices that apply to various aspects of our business, including:

•	Leverage limitations.

•	Utility investment plans consistent with state policy objectives and regulatory review and approval of significant investments.

•	Non-utility investment policies, including requiring substantial third-party pre-construction contractual commitments to purchase the capacity or output of major non-utility construction projects, subject to exceptions.

•	An employee compensation program that encourages and rewards sustainable growth in our business that is within an acceptable risk profile.
•	Commitment policies that require board review and/or approval above certain dollar thresholds.

•	Reviews of performance on key operating measures, such as safety.

•	With respect to investments in which we do not operate or control the related entity, careful selection of business partners and representation on the entity’s board or equivalent governing body when possible.

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Corporate Governance

Board and Management Approach to Sustainability

The board takes an active role in providing oversight of sustainability through its Environmental, Health, Safety and Technology Committee. This includes reviewing business strategies on safety and reliability, system modernization, and electrification and decarbonization, while overseeing efforts that minimize the impact of company operations on the environment. We rigorously track performance on environmental, social and governance-related topics and issues and incorporate many elements of sustainability into our risk management approach.

Our annual sustainability report includes goals and results in the areas of emissions reductions, renewable energy, energy efficiency, water use, employee and public safety, electric reliability, customer assistance programs, diversity and inclusion, employee engagement and community giving. We also publicly report detailed information annually on our greenhouse gas emissions and climate-related risks and opportunities.

Succession Planning and Management Development

Our Compensation Committee oversees and regularly evaluates leadership succession planning practices and results. The committee reports annually to the Board of Directors on succession planning, including policies and principles for executive officer selection. In connection with this review and Joseph A. Householder’s retirement as President and Chief Operating Officer effective January 1, 2020, the board appointed George W. Bilicic, who served as Group President and Principal Legal Officer from the date he joined the company in June 2019 until he was appointed as President and Chief Legal Officer effective January 1, 2020.

Review of Related Person Transactions

SEC rules require us to disclose certain transactions involving more than $120,000 in which we are a participant and any of our directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The charter of our Corporate Governance Committee requires the committee to review and approve or ratify any such “related person transaction” that is required to be disclosed. When evaluating any such transaction, the Corporate Governance Committee focuses on a variety of factors on a case-by-case basis, including the identity of the related party, the nature and terms of the transaction and the dollar amount involved. There were no transactions requiring such review in 2019 or 2020 through the date of mailing this proxy statement.

Director Orientation and Education Programs

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources. Several directors, at the company’s expense, also attend third-party offered education courses and participate in the National Association of Corporate Directors (NACD), of which the company is a member.

Director Access to Senior Management, Independent Accountant and Counsel

Directors have complete access to our senior management and other employees, as well as to our independent registered public accounting firm. Directors also have complete access to counsel, advisors and experts of their choice to assist the board as needed in discharging its duties.

Retirement Policy

In accordance with our Corporate Governance Guidelines, directors should not be nominated to stand for election after attaining age 75.

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Board Committees

Our standing board committees consist of the Audit Committee, the Compensation Committee, the Corporate Governance Committee, the Environmental, Health, Safety and Technology Committee and the Executive Committee. In addition to these standing board committees, the board may, from time to time, establish ad hoc committees to address particular matters, transactions and projects, three of which are described below.

The following chart sets forth our standing board committees and membership on these committees as of the date of mailing this proxy statement:

Audit Committee

Our Audit Committee currently is, and at all times in 2019 was, entirely composed of independent directors. It is directly responsible and has sole authority for the appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the committee. The committee also prepares the report included in this proxy statement under “Audit Committee Report.” In addition, it assists the Board of Directors in fulfilling oversight responsibilities regarding:

•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.
•	The independent registered public accounting firm’s qualifications and independence.

•	The performance of our internal audit function and independent registered public accounting firm.

The Audit Committee helps ensure the independence of our independent registered public accounting firm by, among other things, assuring the mandated rotation of the lead audit partner in accordance with SEC rules. The Audit Committee and its chair are directly involved in the selection of the independent registered public accounting firm’s lead engagement partner, including by meeting with the lead engagement partner candidate and discussing with the committee members and management. We rotated our lead audit partner in 2019.

The board has determined that each member of the Audit Committee is financially literate. It also has determined that Mr. Taylor, who chairs the committee, is an audit committee financial expert as defined by the rules of the SEC.

During 2019, the Audit Committee held seven meetings.

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Compensation Committee

Our Compensation Committee currently is, and at all times in 2019 was, entirely composed of independent directors. It assists the Board of Directors in the evaluation and compensation of our executives, and it establishes our compensation principles and policies and designs and oversees our executive compensation program. The committee’s responsibilities include:

•	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation.

•	Evaluating our Chief Executive Officer’s performance in light of those goals and objectives and determining and approving (and recommending for ratification by the board acting solely through the independent directors) his or her compensation level based on the committee’s performance evaluation.

•	Determining and approving (and periodically reviewing with the board) other executive officer compensation.

•	Making recommendations to the board with respect to incentive compensation plans and equity-based plans that are subject to board approval.
•	Producing the report included in this proxy statement under “Compensation Committee Report.”

•	Evaluating and overseeing risk in our compensation programs.

•	Together with the Chairman of the Board and independent Lead Director, reporting to the board annually on succession planning, including principles for executive officer selection.

•	Overseeing, as plan administrator, the company’s benefit plans and programs.

During 2019, the Compensation Committee held six meetings.

Corporate Governance Committee

Our Corporate Governance Committee currently is, and at all times in 2019 was, entirely composed of independent directors. The committee’s responsibilities include:

•	Identifying individuals qualified to become directors consistent with criteria approved by the board.

•	Recommending nominees to stand for election as directors and candidates to fill board vacancies.
•	Recommending directors for appointment as members of board committees.

•	Developing and recommending corporate governance guidelines.

•	Overseeing the evaluation of the board and management.

The committee reviews with the board the skills and characteristics required of directors in the context of current board membership and the needs of the board as a whole in light of the company’s long-term business strategy. It seeks a group of individuals who bring to the board a variety of complementary skills and a range of viewpoints, backgrounds, experiences and other individual qualities and attributes that contribute to overall board diversity. It solicits the names of director candidates from a variety of sources, including members of the board and search firms. The committee also considers candidates submitted by shareholders. The committee assesses the effectiveness of its policies as part of its annual review of board composition and board, committee and individual director performance and in its recommendations to the board of nominees to stand for election as directors at the next annual meeting of our shareholders.

The committee reviews biographical data and other relevant information regarding potential board candidates, may request additional information from the candidates or other sources and, if the committee deems it appropriate, may interview candidates and consult references and others who may assist in candidate evaluation. The committee evaluates all candidates in the same manner, whether identified by shareholders or through other sources.

In considering potential director candidates, the committee evaluates each candidate’s character, integrity, independence, judgment, knowledge, experience and other relevant factors to develop an informed opinion of his or her qualifications and ability and dedication to meet the board’s expectations for directors as set forth in our Corporate Governance Guidelines. The committee’s deliberations reflect the board’s requirement that substantially all directors must be independent and that all director nominees must be financially literate or must become financially literate within a reasonable time after becoming a director. They also reflect the board’s view regarding the appropriate number of directors and the composition of the board, including its belief that the membership of the board should reflect diversity.

The committee, in recommending nominees to stand for election as directors at the 2020 Annual Shareholders Meeting, and the board, in approving the nominees, considered the individual experience, qualifications, attributes and skills of each nominee (including his or her prior contributions to the board), with a view toward constituting a board that, as a whole, is well-qualified to oversee our businesses.

On September 18, 2018, the company entered into a cooperation agreement (Cooperation Agreement) with Elliott Associates, L.P. and Elliott International, L.P. (together, Elliott), Bluescape Resources Company LLC (Bluescape) and Cove Key Management, LP (together

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Corporate Governance

with Elliott and Bluescape, each an Investor and collectively, the Investors). As part of the Cooperation Agreement and our ongoing board refreshment process, the company agreed, among other things, to work together with the Investors to mutually agree upon and appoint two new directors to our board. The Investors, the company and a director search firm the committee engaged to assist in identifying and evaluating director candidates collectively identified a list of potential board nominees. As a result of this process, in October 2018 our board appointed Michael N. Mears and Cynthia L. Walker to serve on our board. Prior to their appointment to the board, the committee and other members of the board reviewed Mr. Mears’ and Ms. Walker’s backgrounds and qualifications and conducted interviews with them, on which basis the committee recommended each of them to the board.

In addition, on March 11, 2019, the company announced that, as recommended by the committee, the board intended to appoint Cynthia J. Warner to the board in June 2019. Ms. Warner, who was identified by the director search firm, was recommended for board consideration by the committee due to her considerable management experience in the international oil and natural gas industry, among other reasons. The board also committed to the Investors to nominate Ms. Warner, who is a Qualified Director candidate within the meaning of the Cooperation Agreement, for election to the board at the company’s 2020 Annual Shareholders Meeting, and the Investors consented to such nomination. As a result, and pursuant to the Cooperation Agreement, the Cooperation Period (as defined in the Cooperation Agreement) was extended from December 31, 2019 to September 30, 2020. Ms. Warner was appointed to the board effective June 19, 2019 and is a director nominee named in this proxy statement.

Under the terms of the Cooperation Agreement, and in consideration of the director appointments and commitments described above, each Investor has agreed, during the Cooperation Period which expires on September 30, 2020, to vote all shares of our common stock that it is entitled to vote in favor of the election of all directors nominated by our board and otherwise in accordance with our board’s recommendation.

Bethany J. Mayer, who was recommended for board consideration by an executive search firm in connection with her initial nomination as a director in 2017, was re-appointed to the board in June 2019.

For additional information about the nominees and their qualifications, please see “Proposal 1: Election of Directors.”

During 2019, the Corporate Governance Committee held six meetings.

Environmental, Health, Safety and Technology Committee

Our Environmental, Health, Safety and Technology Committee is responsible for, among other things:

•	Assisting the board in overseeing the company’s risk management programs and performance related to environmental, health, safety, cybersecurity and technology matters.

•	Assisting the board on environmental, health and safety laws, regulations and developments at the global, national, regional and local level and evaluating ways to address these matters as part of the company’s business strategy and operations.
•	Assisting the board on cybersecurity programs and issues, and reviewing and evaluating technology developments that advance the company’s overall business strategy.

•	Reviewing with management and, where appropriate, making recommendations to management and the Board of Directors regarding the company’s policies and practices with respect to environmental, health, safety and cybersecurity matters.

During 2019, the Environmental, Health, Safety and Technology Committee held four meetings.

Executive Committee

Our Executive Committee meets on call by the Chairman of this committee to act on emergency or time-sensitive issues during periods between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board. During 2019, the Executive Committee held one meeting.

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LNG and Business Development Committee

Our LNG and Business Development Committee, whose members are James C. Yardley, Acting Chair, Alan L. Boeckmann, Michael N. Mears, William C. Rusnack and Cynthia L. Walker, is responsible for:

•	Advising the board and management in conducting a comprehensive review of the company’s business.

•	Reviewing and analyzing issues pertaining to such review.
•	Overseeing the management and resolution of issues relating to such review.

•	Reporting the results and formal recommendations of the committee to the board.

During 2019, the LNG and Business Development Committee held three meetings.

Special Matters Committee

Our Special Matters Committee, whose members are William C. Rusnack, Chair, Maria Contreras-Sweet, William D. Jones, Jack T. Taylor and James C. Yardley, meets at the call of its chair or any member of the committee as appropriate and, at the direction of the board, serves as an advisor to the board with respect to special matters that affect the company, reviews and analyzes issues pertaining to special matters, and oversees the management and resolution of issues relating to special matters. The Special Matters Committee is advising the board on the natural gas well leak at the SoCalGas Aliso Canyon natural gas storage facility and related matters. The committee will continue to operate in close coordination with the full board and closely track developments with respect to the SoCalGas Aliso Canyon natural gas storage facility.

During 2019, the Special Matters Committee held three meetings.

Demand Review Committee

Our Demand Review Committee, whose members are Alan L. Boeckmann, Chair, Michael N. Mears and William C. Rusnack, meets on call by the Chairman of this committee to investigate allegations set forth in any demands received from shareholders relating to the natural gas well leak at the SoCalGas Aliso Canyon natural gas storage facility and related matters, and to provide a recommendation to the Board of Directors for any actions that the committee determines are necessary or appropriate in light of its review of the demands.

During 2019, the Demand Review Committee held eight meetings.

Communications with the Board

The board has adopted a policy to facilitate communications with the company’s Board of Directors. Under this policy, shareholders, employees and other interested parties who wish to communicate with the board, non-employee directors as a group, a board committee, the Chair of a board committee or another specific director may do so by mail addressed to the attention of our Corporate Secretary. All such communications regarding executive compensation will be relayed to the Compensation Committee Chair for appropriate evaluation and consideration. All such communications regarding accounting, accounting policies, internal accounting controls and procedures, auditing matters, financial reporting processes or disclosure controls and procedures will be relayed to the Audit Committee Chair.

All other communications are reviewed by the Corporate Secretary and provided to the directors consistent with a screening policy providing that unsolicited items, sales materials and other routine items, obscene, threatening or illegal materials and items unrelated to the duties and responsibilities of the board are not relayed to directors. Any communication that is not relayed is recorded in a log and made available to the directors upon request.

The address to which communications to the Board should be sent is:

Corporate Secretary Sempra Energy 488 8th Avenue San Diego, CA 92101

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Director Compensation

Overview

The Compensation Committee of the Sempra Energy Board of Directors reviews non-employee director compensation on an annual basis. The committee’s independent compensation consultant, Exequity, annually provides the committee with a report that analyzes the competitiveness of Sempra Energy’s director compensation in total and by component. Any changes to director compensation are approved by the Board of Directors.

Directors who also are employees of the company are not additionally compensated for service as a director. Compensation of Jeffrey W. Martin, our Chairman and Chief Executive Officer, is summarized in the 2019 Summary Compensation Table appearing under “Executive Compensation—Compensation Tables.”

Our 2019 director compensation program is summarized in the table below.

2019 Director Compensation Program

Board Retainers:

Annual Base Retainer	$85,000

Lead Director Retainer	$40,000

Committee Chair Retainers:

Audit Committee Chair Retainer	$20,000

Compensation Committee Chair Retainer	$15,000

Other Committee Chair Retainer (A)	$10,000

Committee Member Retainers:

Audit Committee Retainer	$20,000

Other Committee Retainer (B)	$10,000

Equity:

Mandatory Deferred Equity	$50,000

Annual Equity Grant	$90,000

Initial Equity Grant for New Director	$90,000

(A)	Applicable to the Corporate Governance Committee and Environmental, Health, Safety and Technology Committee.

(B)	Applicable to the Compensation Committee, Corporate Governance Committee, Environmental, Health, Safety and Technology Committee and Executive Committee.

Retainers

Directors who are not employees of Sempra Energy received annual retainers as set forth in the table above. Directors may elect to receive their retainer in cash or to defer it into phantom investment funds (including a fund for which interest is credited at the higher of 110% of the Moody’s Corporate Bond Yield Average or the Moody’s Corporate Bond Yield Average plus 1%) or phantom shares of our common stock.

Equity

Each quarter, non-employee directors are credited with a number of vested phantom shares of our common stock having a market value of $12,500, which we refer to as Mandatory Deferred Equity, and are required to hold these phantom shares until retirement or other separation from the board. Following the director’s retirement or other separation from the board, the current market value of the shares credited to the director’s account (together with related reinvested dividend equivalents) is paid to the director in cash. Directors also receive initial or annual equity awards, which are subject to the vesting requirements described below. Directors elect to receive the initial and annual equity awards in the form of restricted stock units or phantom shares of our common stock.

In June 2019, the board approved a change to the initial equity award granted to new directors, reducing its market value from $180,000 to $90,000 and modifying the vesting schedule from a three-year term to a one-year term. Following this change, each newly-appointed non-employee director receives an initial grant of restricted stock units or phantom shares having a market value of $90,000 and vesting (together with related reinvested dividend equivalents) on the first anniversary of the grant date.

18	Sempra Energy 2020 Proxy Statement

Corporate Governance

Thereafter, at each annual shareholders meeting (other than the annual meeting in the same calendar year as the director’s initial appointment to the board), each non-employee director who continues to serve as a director will receive an additional grant of restricted stock units or phantom shares having a market value of $90,000 and vesting on the date of the next annual shareholders meeting.

Unvested restricted stock units or phantom shares immediately vest if the director’s service on the board terminates by reason of death, disability or removal without cause. Upon any other termination event, all unvested units or phantom shares are forfeited.

2019 Director Compensation Table

We summarize below the 2019 compensation of our non-employee directors who served on our board during the year.

	Fees Earned or Paid in Cash	Stock Awards (B)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (C)	All Other Compensation (D)	Total

Alan L. Boeckmann	$ 98,544	$140,000	$ 238	$20,000	$258,782

Kathleen L. Brown	$111,456	$140,000	—	$25,000	$276,456

Andrés Conesa	$115,000	$140,000	$ 2,134	—	$257,134

Maria Contreras-Sweet	$115,000	$140,000	$ 136	$ 3,500	$258,636

Pablo A. Ferrero	$105,000	$140,000	—	—	$245,000

William D. Jones	$150,824	$140,000	$75,744	$10,000	$376,568

Bethany J. Mayer (A)	$ 50,632	$115,000	—	—	$165,632

Michael N. Mears	$ 97,912	$ 59,239	$ 552	$17,300	$175,003

William G. Ouchi (A)	$ 41,071	$ 17,857	$39,835	$25,000	$123,763

William C. Rusnack	$144,176	$140,000	$51,580	$20,000	$355,756

Lynn Schenk	$125,000	$140,000	—	$25,000	$290,000

Jack T. Taylor	$145,000	$140,000	$10,204	$14,000	$309,204

Cynthia L. Walker	$ 97,912	$ 59,239	—	$21,701	$178,852

Cynthia J. Warner (A)	$ 55,962	$115,000	—	$20,080	$191,042

James C. Yardley	$115,000	$140,000	—	$25,000	$280,000

(A)

Ms. Mayer rejoined the board effective June 19, 2019 after serving on the company’s management team as Executive Vice President — Corporate Development and Technology from November 2018 through January 2019. Dr. Ouchi was not nominated to stand for re-election and retired from the board effective May 9, 2019. Ms. Warner joined the board effective June 19, 2019.

(B)

Represents the grant date fair value of the equity grants of restricted stock units and phantom shares of our common stock granted during the year. These amounts represent our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with accounting principles generally accepted in the United States of America (GAAP) for financial reporting purposes based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. These awards were valued at the fair market value of our shares at the crediting date without reduction for non-transferability. The amounts set forth in this column are equal to the number of shares subject to 2019 awards multiplied by the grant date closing price of Sempra Energy’s common stock. The restricted stock units will be settled in shares of Sempra Energy common stock upon vesting. The phantom shares are paid in cash in accordance with the director’s payout election under the terms of the company’s nonqualified deferred compensation plan following the director’s retirement or other separation from the board.

Sempra Energy 2020 Proxy Statement	19

Corporate Governance

The following table reflects the components of the stock awards granted to each non-employee director in 2019:

		Equity Grant(2)

2019 Director Equity Grants	Mandatory Deferred Equity(1)	Phantom Shares	Restricted Stock Units	Total

Alan L. Boeckmann	$50,000	$90,000	—	$140,000

Kathleen L. Brown	$50,000	$90,000	—	$140,000

Andrés Conesa	$50,000	—	$90,000	$140,000

Maria Contreras-Sweet	$50,000	—	$90,000	$140,000

Pablo A. Ferrero	$50,000	—	$90,000	$140,000

William D. Jones	$50,000	$90,000	—	$140,000

Bethany J. Mayer	$25,000	—	$90,000	$115,000

Michael N. Mears	$59,239	—	—	$59,239

William G. Ouchi	$17,857	—	—	$17,857

William C. Rusnack	$50,000	$90,000	—	$140,000

Lynn Schenk	$50,000	$90,000	—	$140,000

Jack T. Taylor	$50,000	$90,000	—	$140,000

Cynthia L. Walker	$59,239	—	—	$59,239

Cynthia J. Warner	$25,000	$90,000	—	$115,000

James C. Yardley	$50,000	$90,000	—	$140,000

(1)

In January 2019, Mr. Mears and Ms. Walker each were credited with 204 phantom shares valued at $21,739, which includes pro rata mandatory deferred equity of $9,239 for the fourth quarter of 2018 plus $12,500 for the first quarter of 2019. These amounts are reported as 2019 equity awards and were not included in the amounts reported for 2018. Mandatory deferred equity was prorated for Dr. Ouchi, who retired effective May 9, 2019 and for Mss. Mayer and Warner, who joined the board effective June 19, 2019.

(2)	Mr. Mears and Ms. Walker received equity grants valued at $180,000 when they joined the board in 2018 and were not eligible to receive a 2019 annual equity award.

The following table summarizes outstanding equity balances for each non-employee director at December 31, 2019:

Director Equity Balances as of December 31, 2019	Phantom Shares	Restricted Stock Units	Total

Alan L. Boeckmann	20,336	—	20,336

Kathleen L. Brown	9,528	—	9,528

Andrés Conesa	1,258	1,326	2,584

Maria Contreras-Sweet	1,232	1,300	2,532

Pablo A. Ferrero	3,138	724	3,862

William D. Jones	31,535	—	31,535

Bethany J. Mayer	178	663	841

Michael N. Mears	2,097	—	2,097

William G. Ouchi	589	—	589

William C. Rusnack	30,327	—	30,327

Lynn Schenk	17,291	—	17,291

Jack T. Taylor	10,659	—	10,659

Cynthia L. Walker	486	1,074	1,560

Cynthia J. Warner	841	—	841

James C. Yardley	10,419	—	10,419

20	Sempra Energy 2020 Proxy Statement

Corporate Governance

(C)

Consists of (i) the aggregate change in the actuarial value of accumulated benefits under defined benefit pension plans and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on deferred compensation. The 2019 amounts are:

2019 Change in Pension Value and Above-Market Interest	Change in Accumulated Benefits	Above-Market Interest	Total

Alan L. Boeckmann	—	$238	$238

Kathleen L. Brown	—	—	—

Andrés Conesa	—	$2,134	$2,134

Maria Contreras-Sweet	—	$136	$136

Pablo A. Ferrero	—	—	—

William D. Jones	$74,043	$1,701	$75,744

Bethany J. Mayer	—	—	—

Michael N. Mears	—	$552	$552

William G. Ouchi	$39,835	—	$39,835

William C. Rusnack	—	$51,580	$51,580

Lynn Schenk	—	—	—

Jack T. Taylor	—	$10,204	$10,204

Cynthia L. Walker	—	—	—

Cynthia J. Warner	—	—	—

James C. Yardley	—	—	—

Only Mr. Jones and Dr. Ouchi are entitled to receive grandfathered pension benefits and both have attained the maximum years of service credit. Dr. Ouchi’s benefit payments commenced following his retirement from the board. The annual benefit is based on the annual board retainer at the date the benefit is paid. It commences upon the latter of the conclusion of board service or attaining age 65 and continues for a period not to exceed the director’s years of service as a director of predecessor companies plus up to 10 years of service as a director of the company. The actuarial equivalent of the total retirement benefit is paid to the retiring director in a single lump sum upon the conclusion of board service, unless the director has elected to receive the annual benefit.

(D)

Consists of our contributions to charitable, educational and other non-profit organizations to match those of directors on a dollar-for-dollar basis up to an annual maximum match of $25,000 for each director.

In addition to the compensation for non-employee directors set forth above, Sempra Energy has agreements with these directors that provide for indemnification for monetary damages to the fullest extent permissible under California law, which are intended to mitigate undue concern about personal liability in connection with their service for the company.

Sempra Energy 2020 Proxy Statement	21

Audit Committee Report

The Audit Committee of the Board of Directors is composed of the six directors named below, all of whom have been determined by the board to be independent directors. The board also has determined that all members of the committee are financially literate and that Mr. Taylor, the Chair of the committee, is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. The committee’s charter, adopted by the board, is posted on the company’s website at www.sempra.com under the “Investors” and “Governance” tabs.

The committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm and assisting the board in providing oversight of the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal control and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal control over financial reporting, disclosure controls and procedures, and risk management. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting and reviewing the company’s quarterly financial statements.

The committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, which require the independent registered public accounting firm to communicate information to the committee regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant unusual transactions or audit adjustments, any disagreements with management and any difficulties encountered in performing the audit and other such matters required to be discussed with the committee by those standards.

The committee also has received from Deloitte & Touche LLP a report providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Deloitte & Touche LLP also has discussed its independence with the committee and confirmed in the report that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the company and its affiliates is compatible with its independence.

The committee also has reviewed and discussed with the company’s senior management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, and management’s reports on the financial statements and internal control over financial reporting. Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and that management has maintained an effective system of internal control over financial reporting. Deloitte & Touche LLP has expressed its professional opinions that the financial statements conform with accounting principles generally accepted in the United States of America and that management has maintained an effective system of internal control over financial reporting. In addition, the company’s Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each will file with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Audit Committee

Jack T. Taylor, Chair

Andrés Conesa

Maria Contreras-Sweet

Michael N. Mears

Cynthia L. Walker

James C. Yardley

22	Sempra Energy 2020 Proxy Statement

Share Ownership

The following table shows the number of shares of our common stock beneficially owned at March 2, 2020, by each of our directors, by each of our executive officers named in the executive compensation tables in this proxy statement (named executive officers), and by all of our directors and executive officers as a group. The shares of common stock beneficially owned by our directors and executive officers as a group total less than 1% of our outstanding shares of common stock. In calculating these percentages, shares under the heading “Phantom Shares” are not included because these phantom shares cannot be voted and these shares may be settled only for cash. In addition, in calculating these percentages we used the 292,383,645 shares of our common stock that were outstanding as of March 2, 2020.

Name	Current Beneficial Holdings (C)(D)	Shares Subject to Exercisable Options (E)	Total Without Phantom Shares	Phantom Shares (F)	Total Including Phantom Shares
Dennis V. Arriola	40,928	5,099	46,027	—	46,027
George W. Bilicic	95	—	95	—	95
Alan L. Boeckmann	6,000	—	6,000	19,949	25,949
Kathleen L. Brown	—	—	—	8,945	8,945
Andrés Conesa	4,029	—	4,029	1,350	5,379
Maria Contreras-Sweet	2,570	—	2,570	1,324	3,894
Pablo A. Ferrero	3,545	—	3,545	3,242	6,787
Joseph A. Householder (A)	51,277	25,335	76,612	5,549	82,161
William D. Jones	4,091	—	4,091	31,118	35,209
Jeffrey W. Martin	30,052	45,455	75,507	18,015	93,522
Bethany J. Mayer	—	—	—	263	263
Michael N. Mears	—	—	—	1,113	1,113
Trevor I. Mihalik	19,160	5,171	24,331	1,460	25,791
William C. Rusnack (B)	—	—	—	29,876	29,876
Lynn Schenk (B)	11,306	—	11,306	16,757	28,063
Jack T. Taylor	131	—	131	10,083	10,214
Cynthia L. Walker	537	—	537	573	1,110
Cynthia J. Warner	—	—	—	275	275
James C. Yardley	—	—	—	9,842	9,842
Directors and Executive Officers as a Group (20 persons)	174,613	81,060	255,673	159,734	415,407

(A)	Mr. Householder, who retired as President and Chief Operating Officer of the company effective January 1, 2020, shares with his spouse the power to vote and dispose of 16,872 shares.

(B)	In keeping with our retirement policy, Mr. Rusnack and Ms. Schenk were not nominated to stand for re-election at the Annual Shareholders Meeting and will retire on May 5, 2020.

(C)

None of our directors or executive officers beneficially owned shares of our 6% Mandatory Convertible Preferred Stock, Series A, or our 6.75% Mandatory Convertible Preferred Stock, Series B, at March 2, 2020; therefore, no such shares are shown in this table.

(D)

Includes unvested restricted stock units that will be settled in shares of our common stock and that vest within 60 days after March 2, 2020. These total 606 unvested restricted stock units for Dr. Conesa, 580 unvested restricted stock units for Ms. Contreras-Sweet, 12,718 unvested restricted stock units for Mr. Martin and 3,166 unvested restricted stock units for Mr. Mihalik.

(E)	Shares which may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days after March 2, 2020.

(F)

The phantom shares represent deferred compensation deemed invested in shares of our common stock. These phantom shares track the performance of our common stock but cannot be voted and may only be settled for cash. Phantom shares are either fully vested or will vest within 60 days after March 2, 2020.

For information regarding share ownership guidelines applicable to our directors, please see “Corporate Governance—Board of Directors—Director Share Ownership Guidelines,” and for information regarding share ownership requirements applicable to our executive officers, please see “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Requirements.”

Sempra Energy 2020 Proxy Statement	23

Share Ownership

Based on a review of filings made under Section 13(g) of the Securities Exchange Act of 1934, as amended (Exchange Act), as of December 31, 2019, the persons or entities known by us to be a beneficial owner of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of Sempra Energy Common Stock	Percent of Class (F)
T. Rowe Price Associates, Inc. (A) 100 E. Pratt Street Baltimore, MD 21202	34,393,592	11.8%
The Vanguard Group (B) 100 Vanguard Blvd Malvern, PA 19355	24,253,146	8.3%
BlackRock, Inc. (C) 55 East 52nd Street New York, NY 10055	24,106,920	8.2%
Capital International Investors, division of Capital Research and Management Company (D) 11100 Santa Monica Boulevard, 16th Floor Los Angeles, CA 90025	17,092,112	5.8%
State Street Corporation (E) State Street Financial Center One Lincoln Street Boston, MA 02111	15,721,478	5.4%

(A)

The information regarding T. Rowe Price Associates, Inc. is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2020 reflecting shares of our common stock beneficially owned as of December 31, 2019 (the TRP 13G/A). According to the TRP 13G/A, includes sole voting power with respect to 14,582,512 shares and sole dispositive power with respect to 34,363,942 shares.

(B)

The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020 reflecting shares of our common stock beneficially owned as of December 31, 2019 (the Vanguard 13G/A). According to the Vanguard 13G/A, includes sole voting power with respect to 491,073 shares, sole dispositive power with respect to 23,706,310 shares, shared voting power with respect to 156,004 shares and shared dispositive power with respect to 546,836 shares.

(C)

The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2020 reflecting shares of our common stock beneficially owned as of December 31, 2019 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 20,948,521 shares and sole dispositive power with respect to 24,106,920 shares.

(D)

The information regarding Capital International Investors, a division of Capital Research and Management Company (Capital), is based solely on a Schedule 13G/A filed by Capital with the SEC on February 14, 2020 reflecting shares of our common stock beneficially owned as of December 31, 2019 (the Capital 13G/A). According to the Capital 13G/A, includes 2,468,257 shares of common stock resulting from the assumed conversion of 2,641,259 shares of our 6% Mandatory Convertible Preferred Stock Series A (as computed under Rule 13d-3(d)(1)(i)), sole voting power with respect to 16,982,944 shares and sole dispositive power with respect to 17,092,112 shares.

(E)

The information regarding State Street Corporation is based solely on a Schedule 13G filed by State Street Corporation with the SEC on February 14, 2020 reflecting shares of our common stock beneficially owned as of December 31, 2019 (the State Street 13G). According to the State Street 13G, includes shared voting power with respect to 13,618,322 shares and shared dispositive power with respect to 15,454,977 shares.

(F)

The percentages are calculated based on (i) the number of shares of our common stock reflected as being beneficially owned by each beneficial owner in its filing made under Section 13(g) of the Exchange Act as identified in the other footnotes to this table, and (ii) 292,383,645 shares of our common stock outstanding as of March 2, 2020.

24	Sempra Energy 2020 Proxy Statement

Proposals to be Voted On

Board of Directors Proposals

Proposals 1, 2 and 3 have been included in this proxy statement at the direction of the Board of Directors. The board recommends that you vote “FOR” each director nominee in Proposal 1 and “FOR” each of Proposals 2 and 3.

Proposal 1: Election of Directors

Directors are elected at each Annual Shareholders Meeting for terms expiring at the next Annual Shareholders Meeting.

The Board of Directors has nominated the following 13 individuals to stand for election as directors, all of whom are currently directors:

Alan L. Boeckmann Kathleen L. Brown Andrés Conesa Maria Contreras-Sweet Pablo A. Ferrero	William D. Jones Jeffrey W. Martin Bethany J. Mayer Michael N. Mears	Jack T. Taylor Cynthia L. Walker Cynthia J. Warner James C. Yardley

Properly executed proxies will be voted for these 13 nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board, or the board may reduce the authorized number of directors. In no event may the proxies be voted for more than 13 nominees.

In keeping with our retirement policy, William C. Rusnack and Lynn Schenk were not nominated to stand for re-election and, immediately following this year’s Annual Shareholders Meeting, as adjourned or postponed, Mr. Rusnack and Ms. Schenk will no longer serve as directors of the company.

We have not received notice of any additional candidates to be nominated to stand for election as directors at the 2020 Annual Shareholders Meeting and the deadline for notice of the nomination of additional candidates has passed. Consequently, the election of directors will be an uncontested election and our bylaw providing for majority voting in uncontested elections will apply. Under this bylaw, to be elected as a director, a nominee must receive votes “FOR” his or her election constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be re-elected, the director will cease to be a director not later than 90 days following the certification of the election results, and the resulting vacancy on the board may be filled by the remaining directors. If a nominee receives sufficient “FOR” votes, he or she will be re-elected to serve for approximately a one-year term until our next Annual Shareholders Meeting or until his or her earlier resignation or removal.

The board has determined that each non-employee nominee other than Ms. Mayer is an independent director. Information about director independence is contained under “Corporate Governance—Board of Directors—Director Independence.”

Sempra Energy 2020 Proxy Statement	25

Proposals to be Voted On

Our board possesses a valuable breadth and depth of experience and qualifications to oversee the company’s multiple businesses and global operations. The following chart sets forth the experience and qualifications of the director nominees in the aggregate in areas of particular importance to our businesses:

The charts below summarize the diversity, tenure and independence of our directors nominated to stand for election at the Annual Shareholders Meeting: 62% of our director nominees are women and/or people of color; 54% of our director nominees have served less than five years, with an average tenure of 5.5 years; and 85% of our director nominees are independent.

Biographical information regarding each director nominee and his or her qualifications to serve as a director is set forth on the succeeding pages. In each biography below, unless otherwise indicated, the year shown as the beginning of each director’s tenure on the board is the year that the director was first elected or appointed as a director of Sempra Energy, and the age shown for each director is as of the date of mailing this proxy statement.

The Board of Directors recommends that on Proposal 1 you vote “FOR” each of its nominees for election to the board.

26	Sempra Energy 2020 Proxy Statement

Proposals to be Voted On

Alan L. Boeckmann, 71, has been a director since 2011. He has been the Executive Chairman and a director of Fluor Corporation, a leading engineering, procurement, construction and maintenance services company, since May 2019. In 2012, he retired as the Non-Executive Chairman of Fluor. From 2002 to early 2011, Mr. Boeckmann was the Chairman and Chief Executive Officer of Fluor. Prior to that, he held a number of senior management and operating positions at Fluor. He is a former director of Archer-Daniels-Midland Company, BHP Billiton, BP p.l.c., Burlington Northern Santa Fe Corporation and the National Petroleum Council.

Mr. Boeckmann has been an outspoken business leader in promoting international standards for business ethics and was instrumental in the formation of the World Economic Forum’s Partnering Against Corruption Initiative in 2004. His extensive board, executive management and infrastructure construction experience, coupled with his commitment to ethical conduct in international business activities, makes him a valuable member of our board.

Kathleen L. Brown, 74, has been a director since 2013. She is a partner of the law firm Manatt, Phelps & Phillips, LLP and serves as a director of Stifel Financial Corp. and Five Point Holdings, LLC and on the advisory board of Meridiam SAS. Prior to joining Manatt in September 2013, she worked in various leadership positions at Goldman Sachs Group, Inc., a global investment banking and securities firm. From 2011 to 2013, Ms. Brown served as the Chairman of Investment Banking for Goldman’s Midwest division in Chicago and was Managing Director and head of the firm’s Los Angeles-based Western Region Public Sector and Infrastructure Group from 2003 to 2011. From 1995 to 2000, Ms. Brown was a senior executive at Bank of America where she served in various positions, including President of the Private Bank. She served as California state treasurer from 1991 to 1995. Ms. Brown currently serves on the board of directors of the Mayor’s Fund-Los Angeles and on the Investment Committee for the Annenberg Foundation and is a former director of Forestar Group, Inc. and Renew Financial. She is on the Advisory Boards of the Stanford Center on Longevity and the University of California Los Angeles (UCLA) Medical Center.

Ms. Brown has extensive experience in both the public and private financial sectors, as well as in-depth knowledge of California government processes. Her knowledge of the law and experience as a partner at Manatt give her insight into the effects of laws and regulations on our businesses. This combination of public and private financial experience, legal experience and public service in the State of California makes her a valuable member of our board.

Andrés Conesa, Ph.D., 50, has been a director since 2017. He has been the Chief Executive Officer and a director of Grupo Aeroméxico, S.A.B. de C.V., an air transportation services company, since 2005. Previously, Dr. Conesa held several positions in the Mexico Federal Government: from 2003 to 2005, he was Chairman of the Board of Directors of CINTRA (the holding company of Aeroméxico and Mexicana), and from 1991 to 2004, he served in various capacities at the Mexican Ministry of Finance, most recently as Deputy Undersecretary of Public Credit. He was a member of the Board of Governors of the International Air Transport Association from 2008 until June 2018 and served as its Chairman during the 2015 term. Dr. Conesa is a former director of IEnova, Genomma Lab International and the Mexican Stock Exchange.

Dr. Conesa’s extensive experience and knowledge of transnational business activities and the Mexican regulatory and financial sectors make him a valuable member of the board, particularly as we look to expand our operations in Mexico.

Maria Contreras-Sweet, 64, has been a director since 2017. She became the Managing Partner of both Contreras-Sweet Enterprises, a marketing and research solutions company, and Rockway Equity Partners, a private-equity firm that invests in technology, manufacturing and infrastructure-related companies, in October 2017. From April 7, 2014 through January 20, 2017, she served as the 24th Administrator of the U.S. Small Business Administration and as a member of President Obama’s cabinet. Ms. Contreras-Sweet was a founder of ProAmerica Bank where she served as Executive Chairwoman from 2006 to 2014. She was Co-Founder and Managing Partner of Fortius Holdings from 2003 to 2006. Prior to that, she served as the California cabinet Secretary of the Business, Transportation and Housing Agency from 1999 to 2003. She was appointed chair to the finance committee of CA-ISO (California Independent System Operator) to help solve the state’s 2000-2001 energy crisis. Ms. Contreras-Sweet served as a senior executive for Westinghouse Electric Company’s 7-Up/RC Bottling Company, where she became an equity partner. She is a director of Regional Management Corp. and the Bipartisan Policy Center and is a distinguished fellow of the Larta Institute.

Ms. Contreras-Sweet possesses extensive knowledge and executive experience in both the public and private sectors. She brings a strong understanding of financial markets, infrastructure, supply chains, and global innovation, as well as Latin-American governments, and experience with small and medium-sized businesses, which makes her a valuable contributor to the board.

Sempra Energy 2020 Proxy Statement	27

Proposals to be Voted On

Pablo A. Ferrero, 57, has been a director since 2013. He is an independent energy consultant. From 2006 to 2011, Mr. Ferrero served as Executive Vice President for the Southern Cone at AEI Energy, a power generation and distribution and gas transmission and distribution company. From 2004 to 2006, he was the Chief Executive Officer of Transportadora de Gas del Sur S.A. He is a former executive director at MSU Energy S.A. and a former director of Metrogas, Pampa Energía, RDA Renting, S.A., TGS, Transener Edesur, Petrobras Energía, Emdersa, EDESA Holding, EDEN, Emgasud, Servicios Petroleros Argentina, Refinor, Oldelval, Termap, Chilquinta Energía (Chile), Luz del Sur (Peru), Petrolera Andina (Bolivia) and Promigas (Colombia).

Mr. Ferrero has a deep understanding of the energy industry and in particular energy operations in Latin America. This understanding of international energy operations along with his extensive executive and board experience make him a valuable member of our board.

William D. Jones, 64, has been a director since Sempra Energy’s inception in 1998. He has been the President and Chief Executive Officer and a director of CityLink Investment Corporation, a commercial real estate investment and development services firm, since 1994. From 2001 through 2018, Mr. Jones was the President, Chief Executive Officer and a director of City Scene Management Company, a real estate management company. From 1989 to 1993, Mr. Jones served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Previously, he served as a San Diego City Council member and as Deputy Mayor of San Diego. Mr. Jones is a director and, in some cases, Board Chair of certain funds under management by the Capital Group and Capital Group Private Client Services. He is a member of the NACD and the University of California San Diego Real Estate Advisory Council. Mr. Jones is a former director of The Price Real Estate Investment Trust, Southwest Water Company, the Federal Reserve Bank of San Francisco and the San Diego Padres baseball team and is a former Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco, the former Chairman of the Board of Trustees of the Francis Parker School and former Board Trustee of the University of San Diego. Mr. Jones has extensive experience as a real estate developer in San Diego, where he built the City Heights Urban Village, an award-winning redevelopment project.

Mr. Jones’ background in the public and financial arenas, along with his real estate expertise, has been helpful to our board as it considers the development of large infrastructure projects, which require extensive amounts of land and an understanding of the construction and real estate industries. He is also an experienced director of board governance matters and has earned the NACD board leadership fellow designation. His expertise in these areas makes him a vital member of our board.

Jeffrey W. Martin, 58, has been a director since 2018. Mr. Martin is the Chairman and Chief Executive Officer of the company. Previously, Mr. Martin served as Executive Vice President and Chief Financial Officer of the company since January 2017. Prior to that, he served at SDG&E as the Chief Executive Officer and a director beginning in January 2014. Continuing in those roles, he also was appointed as President in October 2015 and as Chairman in November 2015, serving in each of these offices through December 2016. From 2010 to 2013, Mr. Martin served as the President and Chief Executive Officer of Sempra U.S. Gas & Power (USGP), a business unit of the company, and USGP’s predecessor organization, Sempra Generation. Before that, he served as the company’s Vice President — Investor Relations. Prior to joining Sempra Energy in December 2004, Mr. Martin was chief financial officer of NewEnergy, Inc. He also formerly served as corporate counsel at UniSource Energy Corporation and was an attorney at the law firm of Snell & Wilmer, LLP. Mr. Martin currently serves as a director of Oncor, of which Sempra Energy indirectly owns 80.25%. Mr. Martin is on the Business Roundtable and the board of trustees of the University of San Diego. He previously served on the boards of directors of the Edison Electric Institute, California Chamber of Commerce and National Association of Manufacturers.

Mr. Martin, in his position as Chairman and Chief Executive Officer of Sempra Energy, oversees the management of all aspects of our business. His performance and leadership in previous senior executive positions at Sempra Energy, his experience as an employee of the company and its subsidiaries for more than 15 years, and his broad understanding of the energy industry, make Mr. Martin a valuable member of our board.

28	Sempra Energy 2020 Proxy Statement

Proposals to be Voted On

Bethany J. Mayer, 58, has been a director since June 2019. She previously served as a director from February 2017 until October 2018 when she was appointed Executive Vice President — Corporate Development and Technology of the company effective November 26, 2018, a position from which she resigned in January 2019. In January 2018, she became an Executive Partner with Siris Capital Group LLC, a private equity firm that invests in technology companies. From April to December 2017, she was the Senior Vice President of Keysight Technologies, an electronics testing and measurement equipment and software manufacturing company, and President of its Ixia Solutions Group. From 2014 until its acquisition by Keysight Technologies in 2017 she was the President and Chief Executive Officer and a director of Ixia, a provider of testing, visibility and security solutions for physical and virtual networks. Prior to joining Ixia, Ms. Mayer held several key executive roles at HP since 2010, including as Senior Vice President and General Manager of HP’s Network Business Unit. Prior to joining HP, Ms. Mayer served as Senior Vice President, Worldwide Marketing and Corporate Development at Blue Coat Systems and, before that, she held roles at Cisco Systems, Apple Computer and Lockheed Martin. Ms. Mayer is a director of Electronics for Imaging, Inc., LAM Research Corporation and Marvell Technology Group Ltd and a former director of Delphi Automotive plc.

Ms. Mayer’s extensive technology background and deep understanding of network security, together with her executive and public company board experience, make her a valuable addition to our board.

Michael N. Mears, 57, has been a director since 2018. He has been Chairman, President and Chief Executive Officer of Magellan Midstream Partners, L.P., which transports, stores and distributes petroleum and petroleum products, since 2011. From 2008 through 2011, he served as Chief Operating Officer of Magellan. Mr. Mears was a Senior Vice President of Magellan GP, LLC, general partner of Magellan, from 2007 through 2008 and a Vice President from 2004 to 2007. Prior to joining Magellan in 2004, he served as a Vice President of Subsidiaries of The Williams Companies, Inc. from 1996 to 2004. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985. He is a member of the board of directors of the Association of Oil Pipelines and is a director of the Tulsa Regional Chamber and Tulsa Area United Way.

Mr. Mears’ extensive knowledge of the energy industry, as well as his executive, commercial and operational experience, make him a valuable member of our board.

Jack T. Taylor, 68, has been a director since 2013. He was the Chief Operating Officer — Americas and Executive Vice Chair of U.S. Operations for KPMG LLP from 2005 to 2010. From 2001 to 2005, he served as the Vice Chairman of U.S. Audit and Risk Advisory Services for KPMG. Mr. Taylor is an NACD Board Leadership Fellow and a member of the NACD Audit Committee Chair Advisory Council. He is a director of Genesis Energy LP and Murphy USA Inc.

Mr. Taylor has extensive experience with financial and public accounting issues as well as a deep knowledge of the energy industry. He spent over 35 years as a public accountant at KPMG LLP, many of which he worked in a leadership capacity. This experience with financial and public accounting issues, together with his executive experience and knowledge of the energy industry, makes him a valuable member of the board.

Cynthia L. Walker, 43, has been a director since 2018. She served as Senior Vice President, Midstream and Marketing, for Occidental Petroleum Corporation, an integrated oil and gas exploration and production company, from 2016 until October 2019. From 2014 to 2016, she was Occidental’s Senior Vice President, Strategy and Development. She joined Occidental in 2012 as Executive Vice President and Chief Financial Officer. Prior to that, Ms. Walker was a managing director at Goldman Sachs & Co. where she worked for 12 years providing strategic advice in high-profile energy industry transactions as a senior member of the Global Natural Resources Group and Mergers and Acquisitions Group. She is a director of the Houston Zoo and the Children’s Museum of Houston.

Ms. Walker’s extensive knowledge and executive experience in the natural gas and energy industries, as well as her prior experience in finance and mergers and acquisitions, make her a valuable member of our board.

Sempra Energy 2020 Proxy Statement	29

Proposals to be Voted On

Cynthia J. Warner, 61, has been a director since June 2019. She has served as President and Chief Executive Officer and a director of Renewable Energy Group, Inc., an advanced biofuel producer, since January 2019. Ms. Warner served as Executive Vice President of Operations for Andeavor (formerly Tesoro Corporation), a refiner and marketer of petroleum products, from August 2016 until October 2018, when Andeavor was acquired by Marathon Petroleum Corp. Prior to that, she served as Andeavor’s Executive Vice President of Strategy and Business Development from October 2014 to August 2016. Ms. Warner previously served as Chairman and Chief Executive Officer of Sapphire Energy, Inc. after a 25-year career at BP and Amoco, Inc. (prior to its acquisition by BP). Ms. Warner is a director of IDEX Corporation and is a member of the National Petroleum Council and Board of Visitors of Vanderbilt University School of Engineering.

Ms. Warner’s extensive experience in the global energy industry, particularly with respect to clean and renewable energy, makes her a valuable addition to our board.

James C. Yardley, 68, has been a director since 2013. He was Executive Vice President of El Paso Corporation, a natural gas pipeline company and oil and gas producer, and President of its Pipeline Group from 2006 through 2012. Mr. Yardley was also the President and Chief Executive Officer of El Paso Pipeline GP Company LLC, the general partner of El Paso Pipeline Partners, L.P., a master limited partnership that owned and operated interstate natural gas transportation pipelines, storage and other midstream assets, from 2007 through 2012. From 1998 through 2006, he was the President of Southern Natural Gas Company, previously a unit of El Paso Corporation and now a unit held jointly by Kinder Morgan Inc. and The Southern Company. Mr. Yardley is a former director of El Paso Pipeline GP Company LLC, and Scorpion Offshore Ltd.

Mr. Yardley has extensive experience in the natural gas industry and in particular the midstream portion of that industry. He has spent over 34 years in the energy sector, many of which he worked in a leadership capacity, and has public company board experience. This specialized energy industry experience, together with Mr. Yardley’s executive and public company board experience, makes him a valuable member of our board.

30	Sempra Energy 2020 Proxy Statement

Proposals to be Voted On

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has retained Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting for 2020. Deloitte & Touche LLP has served as our independent public accounting firm continuously since our inception in 1998. Deloitte & Touche LLP or its predecessors have continuously served as the independent public accounting firm of SDG&E and SoCalGas or their parent companies since 1935 and 1937, respectively. Representatives of Deloitte & Touche LLP are expected to attend the Annual Shareholders Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

The following table shows fees paid to Deloitte & Touche LLP for services provided to Sempra Energy for 2019 and 2018.

	2019		2018

Dollars in Thousands	Fees	% of Total	Fees	% of Total
Audit Fees
Sempra Energy Consolidated Financial Statements, Internal Controls and Subsidiary Audits	$10,568		$10,842
Regulatory Filings and Related Services	466		598
Total Audit Fees	11,034	87%	11,440	89%
Audit-Related Fees
Employee Benefit Plan Audits	517		460
Other Audit-Related Services (1)	883		900
Total Audit-Related Fees	1,400	11%	1,360	10%
Tax Fees (2)	74	1%	97	1%
All Other Fees (3)	74	1%	20	—
Total Fees	$12,582		$12,917

(1)	Other Audit-Related Services primarily relate to statutory audits and agreed upon procedures.

(2)	Tax Fees relate to tax consulting services.

(3)	All Other Fees relate to training and conferences.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, including the oversight of the audit fee negotiations. Except where pre-approval is not required by SEC rules, the committee pre-approves all audit, audit-related and permissible non-audit services provided by Deloitte & Touche LLP for Sempra Energy and its subsidiaries, including all services provided by Deloitte & Touche LLP to Sempra Energy for 2019 and 2018. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

The Audit Committee regularly meets in executive session with only committee members present and with Deloitte & Touche LLP’s lead engagement partner without members of management present. This provides an opportunity for the Audit Committee to assess Deloitte & Touche LLP’s effectiveness and independence for determining reappointment as well as consideration of rotating audit firms. The Audit Committee considers various factors in determining whether to reappoint Deloitte & Touche LLP, including: the firm’s level of service, quality, professional integrity and objectivity in executing audits; professional qualifications; understanding of our businesses and industry and capability and expertise in handling the breadth and complexity of our businesses; independence policies and processes for maintaining independence; and external data such as peer reviews and recent Public Company Accounting Oversight Board reports on the firm. The Audit Committee also considers the firm’s tenure in serving as our independent registered public accounting firm. While the Public Company Accounting Oversight Board has acknowledged that there is no conclusive linkage between tenure and audit quality, auditor tenure may be one data point. Deloitte & Touche LLP’s tenure as our independent public accounting firm has allowed it to gain institutional knowledge and a deep understanding of our businesses, accounting policies, and internal control over financial reporting, which the Audit Committee considers beneficial. In addition, in conjunction with mandated five-year rotation of the audit firm’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of the new lead engagement partner.

Sempra Energy 2020 Proxy Statement	31

Proposals to be Voted On

We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020. Ratification would be advisory only, but the Audit Committee would reconsider the appointment if it were not ratified. The members of the Audit Committee and the Board of Directors believe the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the company and our shareholders. Ratification requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares.

The Board of Directors recommends that you vote “FOR” Proposal 2.

32	Sempra Energy 2020 Proxy Statement

Proposals to be Voted On

Proposal 3: Advisory Approval of Our Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to approve an advisory resolution on the compensation of the named executive officers, as reported in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our 2019 executive compensation program. We currently provide our shareholders the opportunity to vote on a say-on-pay proposal every year, and as a result, the next vote on a say-on-pay proposal following the Annual Shareholders Meeting will occur at our 2021 Annual Shareholders Meeting.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that, as an advisory matter, the shareholders of Sempra Energy approve the compensation paid to the company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K promulgated by the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Approval requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares.

Even though the say-on-pay vote is advisory and will not be binding on the company, the Compensation Committee and the Board of Directors value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors recommends that you vote “FOR” Proposal 3.

Sempra Energy 2020 Proxy Statement	33

Proposals to be Voted On

Shareholder Proposal

Proposal 4 was submitted for inclusion in this proxy statement at the direction of a shareholder of the company and will be submitted to a vote at the Annual Shareholders Meeting if properly presented at the meeting. The board recommends that you vote “AGAINST” Proposal 4. In accordance with SEC rules, the proposal and its supporting statement are being reprinted as they were submitted to Sempra Energy by the proponent and Sempra Energy takes no responsibility for them. As a result, the proposal and its supporting statement may contain assertions about the company or other statements that we do not endorse or that we believe are incorrect. Although the board has not attempted to refute all of these assertions, the board has considered the proposal and its supporting statement and has made a voting recommendation based on the specific reasons described in the board’s statement opposing the proposal set forth below. We have put a box around the material provided by the proponent so that readers can easily distinguish between material provided by the proponent and material provided by the company.

Proposal 4: Shareholder Proposal Requiring an Independent Board Chairman

Proposal 4 was submitted by Mr. John Chevedden, who has advised us that he or a representative intends to introduce the resolution included below at the Annual Shareholders Meeting. Sempra Energy has been advised that Mr. Chevedden is the owner of no fewer than 40 shares of Sempra Energy common stock. The company will furnish the address of Mr. Chevedden promptly upon a shareholder’s oral or written request.

The Proposal

Proposal 4 — Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require that the Chairman of the Board be an independent member of the Board whenever possible. Although it would be better to have an immediate transition to an independent Board Chairman, the Board would have the discretion to phase in this policy for the next Chief Executive Officer transition — which may now be needed on an expedited basis.

If the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived in the unlikely event that no independent director is available and willing to serve as Chairman.

This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. These 5 majority votes would have been still higher if more shareholders had access to independent proxy voting advice.

An independent Chairman is best positioned to build up the oversight capabilities of our directors while our CEO addresses the challenging day-to-day issues facing the company. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent.

This proposal topic received 42% support at our 2019 annual meeting. The 42%-vote equaled a near majority of shares that had access to independent proxy voting advice. This proposal topic also would have received majority support at our 2019 annual meeting if our management had simply allowed shareholders to make up their own minds.

Jeffrey Martin, our combined Chairman/CEO received the highest negative votes of any director in 2019. Plus we do not have a strong Lead Director in William Rusnack. Mr. Rusnack received the second highest negative votes in 2019. Plus Mr. Rusnack would be challenged to be independent with his 18-years of long-tenure and he does not serve on any other board that would give him valuable current experience.

Please vote to enhance the performance of our CEO:

Independent Board Chairman — Proposal 4

The Board of Directors recommends that you vote “AGAINST” Proposal 4.

34	Sempra Energy 2020 Proxy Statement

Proposals to be Voted On

Board of Directors’ Statement Opposing the Shareholder Proposal Requiring an Independent Board Chairman

The Board of Directors recommends a vote AGAINST this proposal because it believes that our company and our shareholders are best served by retaining the board’s flexibility to determine, from time to time on an ongoing basis, whether an independent director should serve as Chairman of the Board.

Overview of Board Structure

The board believes its decisions related to board leadership structure should take into consideration then-prevailing circumstances, including business needs, shareholder interests and individual skills and/or experiences that may increase the effectiveness of the Chairman of the Board at any particular time. As a result, and pursuant to our Corporate Governance Guidelines, the board maintains a flexible policy with respect to board leadership structure. Under this policy, the board determines, from time to time on an ongoing basis, whether an independent director should serve as Chairman of the Board and whether the position of Chairman and Chief Executive Officer should be combined or separated. This determination has been made, and is expected to continue to be made, on an annual basis following our independent directors’ evaluation and consideration of the then-existing board composition and leadership structure.

The board’s annual deliberations regarding its leadership structure comprise a robust process, including extensive shareholder engagement, a comprehensive review of the company’s performance and the board’s effectiveness during the prior year, as well as thoughtful consideration of potential alternatives to the then-existing leadership structure. In all cases, these and other factors deemed to be relevant are considered by the board as a whole and by the independent directors meeting separately.

Our Corporate Governance Guidelines require that, during periods in which the Chairman of the Board is not independent, the board appoint an independent Lead Director. If an independent Lead Director is appointed, the role has broad powers and responsibilities that are similar to those of an independent Chairman.

The board believes its existing leadership structure is responsive to the overall desires of a majority of our shareholders. The board also believes its flexible leadership structure provides sufficient safeguards to help ensure the independent functioning of the board and oversight of management, while enabling the board to adapt to then-existing circumstances to optimize its effectiveness. Adopting an inflexible independent chairman policy, as the proponent requests, would unduly impair the board’s ability to select the leadership structure it believes is best-suited to meet the needs of Sempra Energy and our shareholders at any given point in time.

A Flexible Board Structure is in the Best Interests of Sempra Energy and Our Shareholders

The board’s flexible leadership structure enables it to re-evaluate the needs of our company from time to time and make determinations regarding board leadership based upon then-existing conditions and the best interests of our company and our shareholders. The following summarizes the factors the board has considered in making these leadership determinations in the recent past:

•

From 2012 until her retirement on December 1, 2018, the board considered and determined annually that it was in the best interests of Sempra Energy to elect our then Chief Executive Officer, Debra L. Reed, as Chairman of the Board while she also served as Chief Executive Officer. The independent directors believed this combined structure best served Sempra Energy and our shareholders at that time, given Ms. Reed’s substantial industry experience and deep knowledge of the Sempra Energy family of companies, having served as an employee for more than 40 years.

•

After Ms. Reed announced her retirement as President and Chief Executive Officer, effective May 1, 2018, and Chairman, effective December 1, 2018, the board undertook an extended period of deliberation which led to the appointment of Jeffrey W. Martin as Sempra Energy’s Chief Executive Officer effective May 1, 2018 and as Chairman effective December 1, 2018. The independent directors determined that Mr. Martin is exceptionally qualified to serve as Chairman of the Board and believed that combining the Chief Executive Officer and Chairman of the Board roles was in the best interests of Sempra Energy and our shareholders. The independent directors also believed that Mr. Martin’s significant experience in the energy industry, including working with and adhering to the rules established by the CPUC, and as a 14-year employee of the Sempra Energy family of companies, with an outstanding career of achievement, provided the foundation necessary for him to lead the company as Chief Executive Officer and to serve as Chairman of the Board.

•

In its deliberations in 2019 regarding the board’s leadership structure, the independent directors considered Mr. Martin’s skills and qualifications described above and various other factors, including feedback from our shareholders obtained in our 2019 shareholder outreach program, described below, Mr. Martin’s contributions as a director and performance as Chairman during the prior year, and the company’s performance throughout Mr. Martin’s tenure holding both the Chief Executive Officer and Chairman roles. During his time on the board, Mr. Martin has contributed additional and valuable perspectives on, among other topics, business development, mergers and acquisitions, investor relations, succession planning and regulated utilities. He has also accumulated valuable experience serving in these roles, with over 15 months of service in both roles and nearly two years of service as our Chief Executive Officer as of the date of mailing this proxy statement. Additionally, during the 15-month period (through the end of February 2020) when he has served as Chairman and Chief Executive Officer, our stock price rose by 21.3%. Moreover, and as discussed in “Corporate Governance—Board of Directors—Leadership Structure” above, the board believes that Mr. Martin’s service as a bridge between management and the board enables enhanced board functionality and more effective implementation by management of the board’s priorities. In light of these and other factors, the independent directors believe combining these roles continues to best serve the interests of Sempra Energy and our shareholders.

Sempra Energy 2020 Proxy Statement	35

Proposals to be Voted On

As summarized above, the board carefully considers a variety of factors in its annual evaluation of its leadership structure, and has relied upon the flexibility of its existing policy to establish each year the board leadership that it believes best serves our company and our shareholders in light of then-existing circumstances. The Board of Directors believes it is in the best interests of our shareholders for the board to retain the flexibility to determine, from time to time on an ongoing basis, whether the Chairman of the Board should be an independent director or whether board function would be improved by having a non-independent Chairman and an independent Lead Director. The permanent independent chair structure proposed by this Proposal 4 forces the board to retain the same leadership structure regardless of the prevailing conditions, thus depriving the board of the flexibility to structure its leadership in the manner it believes most effectively serves shareholder interests.

Lead Director and Committee Composition Provide Strong Independent Leadership

Our Corporate Governance Guidelines prescribe certain functions and responsibilities of the independent Lead Director role during periods in which we do not have an independent Chairman. These functions and responsibilities are described in “Corporate Governance—Board of Directors—Leadership Structure.” In addition to these fixed responsibilities, the independent directors may assign to the independent Lead Director, from time to time, any additional duties they deem appropriate.

In addition, except for Bethany J. Mayer, who is a non-employee director, and Mr. Martin, all members of our board are independent directors, and our Audit Committee, Compensation Committee and Corporate Governance Committee consist solely of independent directors. Further, our independent directors meet in executive sessions, which the independent Lead Director chairs, at every regular board meeting, and any director may call for an executive session at any board meeting. The members of the Audit Committee, Compensation Committee and Corporate Governance Committee also routinely meet in executive sessions. Further, our Chairman and Chief Executive Officer’s performance is evaluated annually by the Corporate Governance Committee and the Compensation Committee, respectively, which are composed entirely of independent directors.

Strong Track Record of Board Refreshment

The proponent suggests that the company has a board refreshment problem. Our board regularly reviews board and committee composition to help ensure that the full board and each committee has the right balance of experience, competencies and backgrounds to fulfill their oversight obligations for the company and our shareholders. As part of that process, the Corporate Governance Committee and the board consider current board and committee tenure. Our board has added a significant number of new independent directors over the last several years, with five of our 11 current independent director nominees having joined our board since 2017. In addition, rather than focusing simply on long-tenured directors, we believe the average tenure of the entire board and the range of the directors’ tenures are more relevant. The average tenure of our independent directors who are nominated to stand for re-election is 6.2 years and the average tenure of all of our director nominees is 5.5 years, both of which are well below the eight-year average tenure of S&P 500 boards that was reported in 2019. In addition, of our 11 independent director nominees, five have served fewer than five years, five have served between six and 10 years and only one has served longer than 10 years. We believe that shareholders are best served by a board composed of a select group of longer-tenured directors who can share their wealth of experience with the full board and serve on particular committees where their expertise may be most valuable, mixed with some shorter-tenured directors who can offer new and fresh ideas and perspectives to the discourse of the board and its committees. Our board is dedicated to attaining this balance of tenure and refreshment in the composition of the board as a whole and each of our standing board committees.

We Believe Our Board Structure Is Consistent with Best Practices and Shareholder Preferences

We believe our board structure is responsive to the overall desires of a majority of our shareholders. In response to an independent chair policy proposal at our 2019 Annual Shareholders Meeting, we undertook a robust engagement effort with holders of approximately 42% of our outstanding shares of common stock with a focus on obtaining their views on our board leadership structure. Most of the shareholders with whom we engaged in this effort indicated no preference for an independent Chairman as long as the independent Lead Director has significant duties, as is the case at Sempra Energy, and fewer than one-third of the shareholders with whom we engaged indicated a preference for the Chief Executive Officer and Chairman roles to be separated. Based upon this feedback and various other factors, including proxy voting guidelines we reviewed, the board believes its existing flexible structure, pursuant to which it retains the authority to combine or separate the Chief Executive Officer and Chairman roles but must appoint an independent Lead Director with robust duties if a non-independent board member serves as Chairman, is consistent with best governance practices and the preferences of a majority of our shareholders.

Summary

The board believes that it should retain the flexibility to select the leadership structure that is best-suited to meet the needs of Sempra Energy and our shareholders in light of prevailing circumstances. In addition, our board believes that the adoption of an independent chair policy as suggested by the proponent would unduly impair the board’s ability to select the individual it considers to be best-suited to serve as the Chairman of the Board at any particular time, and that the adoption is unnecessary due to Sempra Energy’s strong governance practices, including our robust independent Lead Director role, independent membership of key board committees and consistently strong history of board independence and refreshment.

The Board of Directors recommends that you vote “AGAINST” Proposal 4.

36	Sempra Energy 2020 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and program goals.

•	Discuss how the Compensation Committee determines executive pay.

•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.

•	Describe the rationale for each element of executive pay in the context of our compensation philosophy and program goals.

Table 1

This Compensation Discussion and Analysis focuses on the compensation of the following individuals, who we collectively refer to as our named executive officers:

Named Executive Officer	Title
Jeffrey W. Martin	Chairman and Chief Executive Officer
Joseph A. Householder(1)	Former President and Chief Operating Officer
George W. Bilicic(2)	President and Chief Legal Officer
Trevor I. Mihalik	Executive Vice President and Chief Financial Officer
Dennis V. Arriola	Executive Vice President and Group President

Table 2

(1)	Mr. Householder retired effective January 1, 2020.

(2)	Mr. Bilicic was hired effective June 17, 2019 as Group President and was appointed President and Chief Legal Officer effective January 1, 2020.

Sempra Energy 2020 Proxy Statement	37

Executive Compensation

Business Overview and Strategy

Sempra Energy’s management team has set a clear mission to be North America’s premier energy infrastructure company. In alignment with this, we:

•	Simplified our business model and sharpened our focus on what we believe are the most attractive markets in North America;

•	Narrowed our focus within the energy value chain to electric and natural gas infrastructure where we believe there is an optimal risk/reward profile for our owners; and

•

Positioned our business to better serve important markets. By investing in North America’s LNG infrastructure, we believe we are poised to unlock lower-carbon and more reliable energy for tens of millions of consumers in Europe, Asia and the Middle East.

Our investments are focused on long-term opportunities that we believe should deliver higher returns than our utility peers with a commensurate risk profile.

Our operations extend beyond those of a typical utility and we have growing non-utility infrastructure operations. We therefore evaluate our performance against the broader market as well as against the S&P 500 Utilities Index. Our labor market for senior management talent also extends beyond the utility industry, as discussed under “Labor Market Benchmarking.” Some significant achievements over the past 10 years include:

•	Developing and investing in large infrastructure projects in the United States, including five strategically located LNG development opportunities in North America.

•	Building a strong and diverse energy infrastructure business in Mexico and completing a secondary public offering of that business at more than twice the price of the initial public offering.

•

Advancing major infrastructure projects at our California utilities, such as the deployment of advanced meter infrastructure and investments in grid resiliency and the reduction of climate-related vulnerabilities, including wildfires.

•	Acquiring an 80.25% indirect interest in Oncor, a regulated electric distribution and transmission business that operates the largest distribution and transmission system in Texas.

We intend to deliver balanced, solid growth across our portfolio of businesses, which would provide us with a broad spectrum of opportunities to deploy capital at attractive terms. Our current five-year (2020-2024) capital plan for Sempra Energy, its subsidiaries and its equity method investments includes new investment opportunities in utility operations and infrastructure projects that we believe should yield attractive returns consistent with our strategy.

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Executive Compensation

Performance Highlights

Financial Performance

GAAP EPS for 2019 was $7.29, compared to GAAP EPS for 2018 of $3.42. We achieved 2019 adjusted EPS of $6.78, compared to 2018 adjusted EPS of $5.57.(1) The gain on the sale of our U.S. wind assets and tax impacts related to the planned sale of our South American businesses accounted for the difference between 2019 GAAP EPS and 2019 adjusted EPS. Financial impacts related to the divestitures of renewable and midstream assets as part of our strategic review and capital rotation accounted for the primary difference between 2018 GAAP EPS and 2018 adjusted EPS.

We have experienced robust long-term growth and our market capitalization more than tripled over the past 10 years. Our stock has provided investors with strong short-term and long-term returns, outperforming both the S&P 500 Utilities Index and the S&P 500 Index over the past one-, three- and 10-year periods ended December 31, 2019. Our GAAP EPS was $4.52 in 2009, $4.63 in 2014 and $7.29 in 2019. On an adjusted basis, EPS increased from $4.52 in 2009 to $4.71 in 2014 and to $6.78 in 2019.(1)

We also have continued to grow our common stock dividend. The CAGR of our common stock dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past one, three, five and ten years. From 2009 to 2019, we increased our annual dividend from $1.56 to $3.87 per common share. On February 25, 2020, the Board of Directors approved an additional increase of approximately 8% in our dividend to $4.18 per common share on an annualized basis.

Figures 1 and 2

(1)

Adjusted EPS is a non-GAAP financial measure. For a reconciliation of GAAP earnings and EPS to adjusted earnings and EPS, please see Appendix A to this proxy statement. There were no adjustments to GAAP EPS in 2009.

(2)	As of or for the years ended December 31, 2009, 2014 and 2019.
(3)	Dollars in billions.
(4)	For periods ended December 31, 2019.

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Executive Compensation

Strategic Performance

2019 and Recent Strategic Performance Highlights

Business Achievements

•  Sempra Energy executed on portfolio optimization and cost savings as part of its ongoing strategic review

•  Sempra Energy completed the divestiture of its U.S. renewables business and non-utility natural gas storage assets, which generated approximately $2.5 billion in total cash proceeds since December 2018

•  Sempra Energy entered into an agreement to sell its equity interests in its Peruvian businesses for approximately $3.59 billion(1)

•  Sempra Energy entered into an agreement to sell its equity interests in its Chilean businesses for approximately $2.23 billion(1)

•  Oncor(2) completed the acquisition of InfraREIT, Inc. and Sempra Energy completed its acquisition of an indirect 50% interest in Sharyland Utilities, L.L.C.

•  Sempra Energy was named to Forbes’ list of “America’s Best Employers for Diversity 2019” and to the 2019 Bloomberg Gender-Equality Index

•  Sempra Energy was added to the Dow Jones Utility Average

•  Sempra Energy was the only North American utility holding company to be named to the Dow Jones Sustainability World Index

Sempra Utilities

•  SDG&E elected to participate in the wildfire fund created by AB 1054 and AB 111, designed to help improve the operating environment for California’s electric utilities

•  SDG&E continued its commitment to wildfire safety by developing a comprehensive 2019 Wildfire Mitigation Plan designed to help prevent electric equipment-related fires, improve the resiliency of the regional power grid against extreme weather conditions and support the company’s highest priority: keeping customers and the communities it serves safe

•  SDG&E and SoCalGas reached a constructive final decision for their General Rate Cases, with a focus on safety and reliability

•  SoCalGas announced a plan to replace 20% of its traditional natural gas supply with renewable natural gas by 2030

•  SDG&E submitted an offer of settlement with the FERC in its Cost of Capital proceeding for a ROE of 10.6%

•  SDG&E and SoCalGas received CPUC Cost of Capital decision approving a 10.2% ROE for SDG&E and a 10.05% ROE for SoCalGas

•  Oncor announced a new five-year capital plan of approximately $11.9 billion, largely driven by transmission and distribution growth needs in and around its service territory

Sempra North American Infrastructure

•  We made progress on development projects with the goal of building up to 45 Mtpa of LNG export capacity to serve global markets:

•  Cameron Phase 1:(3) Cameron LNG JV achieved commercial operations of Train 1 and Train 2 in August 2019 and February 2020, respectively; continued construction of Train 3; completed refinancing of $3 billion of the project loan

•  Cameron Phase 2:(3) Sempra LNG signed a MOU with Mitsui & Co. in October 2019 for up to one-third of available capacity on proposed Cameron Phase 2(4)

•  ECA Phase 1:(3)(5) Received U.S. Non-FTA approval for liquefaction export for proposed ECA Phases 1 and 2; project continued to progress toward final investment decision

•  ECA Phase 2:(3)(5) Signed an MOU with Mitsui & Co. in October 2019 for offtake of approximately 1 Mtpa from ECA and potential equity participation in the proposed project(4)

•  Port Arthur:(3) Received Non-FTA approval; signed a Heads of Agreement with Aramco Services Company for 5 Mtpa and a potential 25% equity ownership in the proposed project(4)

•  IEnova placed into service three solar plants, progressed the company’s storage terminal projects that are in various stages of development or under construction and placed into service the Sur de Texas-Tuxpan marine pipeline(6)

(1)	Subject to adjustments and satisfaction of closing conditions.

(2)	Sempra Energy owns an indirect 80.25% interest in Oncor at December 31, 2019.

(3)

The successful development and ultimate construction of Sempra Energy’s LNG projects are subject to a number of risks and uncertainties and there can be no assurance that any of the projects will be completed.

(4)	These arrangements provide a framework for cooperation, but do not obligate the parties to enter into a definitive agreement or participate in the applicable project.

(5)	Phase 2 of the project will require additional U.S. Department of Energy approval in order to export its full capacity.

(6)	The marine pipeline is a joint venture with TC Energy Corporation; IEnova owns 40% of the project.

40	Sempra Energy 2020 Proxy Statement

Executive Compensation

Shareholder Engagement

Incorporating shareholder feedback into the decision-making process is a critical component of our corporate governance philosophy. Our board and management have a long-standing commitment to engaging our shareholders and listening to their perspectives on key performance, governance and compensation matters. With respect to compensation matters, we engage extensively with shareholders to gather feedback on our current compensation program and any potential changes to the program the Compensation Committee is considering. Our independent Lead Director participates in these shareholder engagement efforts, including attending many of the meetings with our shareholders, to strengthen the communication of shareholder feedback directly to the board.

During our shareholder engagement campaign in 2019, which was in addition to our normal investor relations outreach, we contacted shareholders representing approximately 60% of our total outstanding shares of common stock and held in-person and telephonic meetings with shareholders representing approximately 42% of our total outstanding shares of common stock (approximately half of our institutional share ownership). During these meetings, we reviewed our executive compensation program and a variety of other topics and learned about shareholder views and priorities with respect to these matters.

Our shareholders presently have the opportunity to cast an advisory vote on our executive compensation, or a “say-on-pay” vote, once every year at our annual shareholders meetings. At our 2019 Annual Shareholders Meeting, the “say-on-pay” vote received more than 95% approval. The Compensation Committee believes this high level of approval affirms our shareholders’ support for our approach to executive compensation, and therefore the committee did not seek to significantly alter our compensation policies or practices for 2019.

2019 Compensation Program Overview

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. The three components of total direct compensation delivered in our program are 1) Base Salary; 2) Performance-Based Annual Bonus; and 3) Long-Term Equity-Based Incentives. We place an emphasis on variable performance-based pay, with each component designed to promote value creation and alignment of our management team’s compensation with our long-term strategic objectives.

	Component	Form	Key Characteristics

Fixed	Base Salary	Cash	• Base salary is benchmarked to the median of comparably-sized general industry peers (excluding financial services companies)

Variable	Performance-Based Annual Bonus	Cash

•  Based on ABP Earnings (weighted at 85%) and safety and customer service measures (weighted at 15%)

•  No bonus payment unless company exceeds threshold performance level for year and maximum payouts are capped

	Long-Term Equity-Based Incentives(2)	Equity

•  Performance-Based Restricted Stock Units (weighted at 70%)

•  Relative Total Shareholder Return (TSR) Performance-Based Restricted Stock Units (50%): 3-year Relative TSR

– (35%): Relative TSR measured vs. S&P 500 Utilities Index(1); maximum payout requires performance at 90th percentile of S&P 500 Utilities Index peers

– (15%): Relative TSR measured vs. S&P 500 Index; maximum payout requires performance at 90th percentile of S&P 500 Index peers

•  EPS Growth Performance-Based Restricted Stock Units (20%): 3-year EPS CAGR, with payout scale set based on forward consensus estimates of EPS CAGR of S&P 500 Utilities Index peers; maximum payout requires performance at the 90th percentile of estimates for S&P 500 Utilities Index peers

•  3-year performance period for each performance measure

•  For each measure, performance at threshold results in zero payout

•  Stock Options(3): Vest ratably over three years

•  Service-Based Restricted Stock Units(4): Vest ratably over three years

Table 3

(1)

For purposes of long-term equity-based incentive awards and labor market benchmarking, all references to the S&P 500 Utilities Index or our S&P 500 Utilities Index peers refer to the companies constituting the S&P 500 Utilities Index, excluding water companies.

(2)	“Long-Term Equity-Based Incentives” refers to the annual long-term incentive plan (LTIP) award granted on January 2, 2019 and does not include any new-hire, promotional or recognition awards.

(3)	Stock options were weighted at 30% for Messrs. Martin and Householder and at 15% for Messrs. Arriola and Mihalik.

(4)

Service-based restricted stock units were weighted at 15% for Messrs. Arriola and Mihalik. The 2019 annual LTIP award for Messrs. Martin and Householder did not include service-based restricted stock units.

Note: Based on 2019 annual base salary, 2019 target annual performance-based bonus and the grant date value of Long-Term Equity-Based Incentives. Mr. Bilicic, who was hired in June 2019, did not receive a 2019 annual long-term incentive plan award.

Sempra Energy 2020 Proxy Statement	41

Executive Compensation

The relative value of Mr. Martin’s 2019 total pay opportunity for each of the three components of total direct compensation at target company performance is shown below in Figure 3.

Figure 3

Note: Based on 2019 annual base salary, 2019 target annual performance-based bonus and the target grant date value of the 2019 annual long-term incentive plan award, excluding any new-hire, promotional and recognition awards.

Our pay mix is designed to align our executives’ interests with our shareholders’ interests by providing a much greater proportion of target annual compensation through performance-based annual and long-term incentives rather than base salary. This means that most pay is variable and will increase or decrease based on company performance. As shown in Figure 3, over two-thirds of Mr. Martin’s total target pay opportunity was in the form of performance-based equity incentives and over 85% was in the form of variable incentive pay.

Actual pay mix may vary substantially from target pay mix. This may occur as a result of company performance, which greatly affects annual bonuses, and stock performance, which significantly impacts the ultimate value realized for stock-based awards. Figure 4 shows the percentage of each component of the total 2019 pay opportunity at target company performance for each of our named executive officers.

Figure 4

Note: Based on 2019 annual base salary, 2019 target performance-based annual bonus and the target grant date value of the annual long-term incentive plan award, excluding any new-hire, promotional or recognition awards. Mr. Bilicic, who was hired in June 2019, did not receive a 2019 annual long-term incentive plan award.

42	Sempra Energy 2020 Proxy Statement

Executive Compensation

Chief Executive Officer Target Compensation Summary

The table below summarizes Mr. Martin’s 2019 base salary, the target value of his 2019 performance-based annual bonus, and the target value of his 2019 annual LTIP award.

Base Salary	Target Value of Performance- Based Annual Bonus	Target 2019 LTIP Award Value	Target 2019 Total Direct Compensation

$1,200,000	$1,560,000	$6,000,000	$8,760,000

Table 4

Pay-for-Performance Alignment

The Compensation Committee believes that pay should be structured to align executive compensation with company performance and with the interests of our shareholders. As a result, our incentive plans deliver payouts that are aligned with company performance. This is demonstrated by comparing the performance outcomes of our recent LTIP payouts for our TSR-based annual LTIP awards, which comprised 80% of our annual LTIP grant date award value of the 2014-2017, 2015-2017, 2016-2018 and 2017-2019 awards and 100% of our annual LTIP grant date award value for our 2013-2016 awards. Such awards directly tie payouts to our stock price performance.

TSR-Based LTIP Awards	TSR Performance Result	Payout

2013 – 2016	40th Percentile vs. S&P 500 Utilities Index	38% of Target

2014 – 2017	Below Threshold Performance	No Payout

2015 – 2017	Below Threshold Performance	No Payout

2016 – 2018	Below Threshold Performance	No Payout

2017 – 2019	59.8th Percentile vs. S&P 500 Utilities Index 66.2nd Percentile vs. S&P 500 Index	125% of Target 138% of Target 169% of Target Combined Payout

Table 5

Note: The 2013-2016, 2014-2017, 2015-2017 and 2016-2018 awards considered performance against both the S&P 500 Utilities Index and the S&P 500 Index in a combined design. The 2017-2019 award design measured TSR performance against the S&P 500 Utilities Index and the S&P 500 Index in separate awards and the award related to the S&P 500 Index included a modifier based on Sempra Energy’s absolute total shareholder return that increased the award payout by 20%. For additional information, see “Results for the 2017-2019 Award Cycle” and “Compensation Tables—Option Exercises and Stock Vested” following this Compensation Discussion and Analysis.

Rigor of Incentive Targets

At the start of each year, our Compensation Committee aims to set challenging yet achievable incentive targets, designed to motivate our team to drive strong performance and sustained value creation.

Performance-Based Annual Bonus Plan

For 2019, the Compensation Committee selected earnings (85% weighting) and employee and public safety and customer service (15% weighting) for the measurement of annual corporate performance under the performance-based annual bonus plan. The committee utilizes earnings as the basis of the primary annual bonus metric because it believes the measure provides an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties clearly understand. The committee makes certain predefined adjustments to GAAP earnings as described in Appendix D to this proxy statement to calculate ABP Earnings. For 2019, the committee set a challenging ABP Earnings target of $1,700 million based on the company’s financial plan. The 2019 target reflected an increase of $213 million, or 14%, over our 2018 target ABP Earnings of $1,487 million, and an increase of $124 million, or 8%, over our 2018 actual ABP Earnings.

Our 2019 GAAP earnings were $2,055 million. ABP Earnings for 2019 were $75 million lower, or $1,980 million. Adjustments were predefined at the time the Compensation Committee determined the 2019 annual bonus plan goals. For a reconciliation of GAAP earnings to ABP Earnings, see “Reconciliation of 2019 GAAP Earnings to ABP Earnings” on page 50. For detailed information about the component measurements of annual corporate performance under the performance-based annual bonus plan, please see Appendix D to this proxy statement.

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Executive Compensation

Long-Term Equity-Based Incentives

Based on shareholder feedback received during our shareholder outreach, beginning with the 2017 annual LTIP awards the Compensation Committee moved from an integrated award design that measured performance against both the S&P 500 Utilities Index and the S&P 500 Index within one award to a bifurcated award design that measures relative total shareholder return performance against these two indices independently under separate award components.

The 2019 annual award design for Messrs. Martin and Householder is 100% performance based, with 70% in performance-based restricted stock units and 30% in nonqualified stock options, which the Compensation Committee views as performance-based because their value depends on our stock price increasing over time. The 2019 annual LTIP award design for the other named executive officers (excluding Mr. Bilicic, who was hired in June 2019 and did not receive a 2019 annual LTIP award) is 70% performance-based restricted stock units, 15% nonqualified stock options and 15% service-based restricted stock units. The 2019 performance measures and weightings for the 2019 annual long-term incentive plan awards are:

Figures 5 and 6

The 2019 annual long-term incentive plan awards include two performance measures — relative total shareholder return (50% total weighting with 35% based on performance against the S&P 500 Utilities Index and 15% based on performance against the S&P 500 Index) and EPS growth (20% weighting). The Compensation Committee measures performance against challenging targets in order to drive long-term growth and closely align executives’ interests with those of our shareholders.

In the event that Sempra Energy’s total shareholder return does not exceed the 25th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index), participants will receive zero shares for that portion of the award. In addition, to achieve the maximum payout, performance at or above the 90th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index) is required. For the EPS CAGR portion of the annual LTIP award, zero payout is made if our EPS CAGR is at or below the 25th percentile of consensus expectations for our S&P 500 Utilities Index peers. To achieve maximum payout, performance at or above the 90th percentile of consensus expectations for S&P 500 Utilities Index peers is required. We believe that the structure of our payouts is particularly rigorous relative to the LTIP equity-based incentive designs of many of our S&P 500 Utilities Index peers, where in many cases:

•	peer company payouts at threshold, or minimum, performance are often either 25% or 50% of the award’s target value, versus a zero payout at threshold performance for Sempra Energy; and

•	peer company maximum payout often requires 75th percentile performance, versus performance at the 90th percentile for Sempra Energy.

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Executive Compensation

Compensation Governance

We believe our compensation governance and policies, summarized below, conform to best practices:

(1)	See “Severance and Change in Control Arrangements” for additional information.

(2)	Long-term incentive plan awards are granted from a shareholder-approved plan that prohibits stock option repricing and cash buyouts without shareholder approval.

Compensation Philosophy and Program Goals

Compensation Philosophy

The Compensation Committee of our Board of Directors sets the company’s executive pay philosophy, which emphasizes four key areas:

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

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Executive Compensation

Compensation Program Goals

Our compensation program goals include:

•	Aligning compensation with company performance and shareholders’ interests.

•	Strongly linking executive compensation to both annual and long-term corporate, business and individual performance.

•	Motivating executives to achieve superior performance.

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics.

Labor Market Benchmarking

Labor Market

The Compensation Committee uses external pay data to help align executive compensation levels with the labor market. The committee views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries, and the committee recognizes that this labor market varies by position. The committee’s use of both general industry and utilities benchmarking data reflects the competitive labor market from which we recruit executives.

Sempra Energy’s 18 corporate officers as of December 31, 2019 were hired from a broad range of industries, including accounting, consulting, banking, renewable energy and law.

Figure 7

Target Market Alignment

The Compensation Committee targets alignment of compensation with the 50th percentile of the general industry benchmarking data. This applies to target compensation in total and by component (base salaries, target performance-based annual bonuses and target long-term equity-based incentives). Positioning relative to the 50th percentile may vary based on factors such as time in position, performance, and the comparability of market benchmark positions to the scope and structure of our positions. This is particularly significant for roles such as Messrs. Householder’s, Arriola’s and Bilicic’s, which vary in scope and structure from the market benchmark positions.

Total target compensation for Messrs. Martin and Mihalik, who were promoted to their current roles in 2018, was significantly below the 50th percentile of general industry benchmarking data. Our compensation philosophy generally favors setting initial compensation opportunities conservatively with the intent to align with the market median over time. Total target compensation for Messrs. Householder and Arriola was above the 50th percentile, which, as discussed above, is related to how we have structured their roles compared to market benchmark roles. Mr. Bilicic, who was hired into a newly created role in June 2019, was not included in the November 2018 benchmarking analysis that the Compensation Committee considered in determining 2019 pay.

Actual compensation may be higher or lower than target compensation, as it reflects actual performance and payouts under our performance-based annual bonus plan and our long-term incentive plan.

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Executive Compensation

General Industry Benchmarking

When benchmarking executive pay, the Compensation Committee first reviews general industry market pay data from the Aon Hewitt Total Compensation Management (TCM) Database for non-financial services Fortune 500 companies with revenues between $5.5 billion and $22.75 billion. The November 2018 benchmarking review consisted of 130 companies, which are listed on Appendix B to this proxy statement, and are referred to in this Compensation Discussion and Analysis as our “general industry peer group.”

The Compensation Committee uses the general industry peer group as the primary benchmarking data source because it believes it best represents the market from which we recruit executive talent. This peer group is not constrained by industry affiliation, but companies in the utilities and energy sector make up approximately 15% of the general industry peer group. This peer group focuses on companies comparable in size to Sempra Energy.

Table 6 summarizes the general industry peer group market capitalization, earnings, and revenue compared to Sempra Energy.

SUMMARY OF GENERAL INDUSTRY COMPANIES INCLUDED IN NOVEMBER 2018 REVIEW OF COMPANIES IN AON HEWITT’S TCM DATABASE WITH REVENUES OF $5.5 BILLION TO $22.75 BILLION

(Dollars in Millions)	Market Capitalization(1)		Earnings(2)		Revenue(2)
Sempra Energy	$42,702		$2,055		$10,829
Sempra Percentile Rank	77	th	84	th	45	th
75th Percentile	$37,993		$1,550		$16,678
Median	$18,235		$ 849		$11,474
25th Percentile	$ 7,821		$ 418		$ 8,304

Table 6

(1)

Market capitalization used for benchmarking purposes is calculated using the closing price of the common stock on December 31, 2019 and the number of outstanding shares of common stock based on publicly reported information available as of December 31, 2019. Sempra Energy’s market capitalization as of December 31, 2019 was $44.2 billion.

(2)	Earnings and revenue for the general industry peer group companies are for fiscal year 2019 unless otherwise noted in Appendix B to this proxy statement.

Utilities Industry Benchmarking

The Compensation Committee also reviews pay and performance data in proxy statements and other public filings of energy and utility companies. This peer group is composed of the 26 companies that make up the S&P 500 Utilities Index, excluding water companies. These companies are listed in Appendix C to this proxy statement and are referred to in this Compensation Discussion and Analysis as our “utilities peer group” or our “S&P 500 Utilities Index peers.” We used the companies in the utilities peer group as comparators for the EPS growth and one of the two relative TSR components of the 2019 annual LTIP award.

Table 7 summarizes the utilities peer group market capitalization, earnings, and revenue compared to Sempra Energy.

SUMMARY OF UTILITIES INDUSTRY COMPANIES INCLUDED IN NOVEMBER 2018 REVIEW OF S&P 500 UTILITIES INDEX COMPANIES

(Dollars in Millions)	Market Capitalization(1)		Earnings(2)		Revenue(2)
Sempra Energy	$42,702		$2,055		$10,829
Sempra Percentile Rank	79	th	81	st	48	th
75th Percentile	$32,489		$1,733		$14,838
Median	$26,101		$1,205		$10,861
25th Percentile	$13,790		$ 800		$ 7,585

Table 7

(1)

Market capitalization used for benchmarking purposes is calculated using the closing price of the common stock on December 31, 2019 and the number of outstanding shares of common stock based on publicly reported information available as of December 31, 2019. Sempra Energy’s market capitalization as of December 31, 2019 was $44.2 billion.

(2)	Earnings and revenue for the utilities peer group companies are for fiscal year 2019.

Role of Internal Equity in Determining Pay

The Compensation Committee uses internal pay equity principles to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance, especially where precise external data is not available.

Sempra Energy 2020 Proxy Statement	47

Executive Compensation

Compensation Components

Primary Components of Executive Compensation Program

The primary components of our executive compensation program are:

•	Base salaries

•	Performance-based annual bonuses

•	Long-term equity-based incentives

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our named executive officers generally participate in the same compensation program. However, compensation levels for named executive officers vary substantially based on the roles and responsibilities of the individual officers.

1.	Base Salaries

Our executive compensation program emphasizes performance-based pay. This includes annual cash bonuses and long-term equity-based incentive awards. However, base salaries remain a necessary and typical element of compensation for attracting and retaining outstanding employees at all levels.

The Compensation Committee annually reviews base salaries for executive officers. The committee considers the following factors in its review:

2019 Adjustments to Base Salaries

Messrs. Martin and Mihalik were promoted to their current roles in May 2018. Their 2019 annual salary planning increases reflect the Compensation Committee’s philosophy of generally setting initial compensation conservatively when an executive is promoted to a new role and increasing compensation over time. Messrs. Martin and Mihalik received 2019 salary increases of 9.1% and 8.3%, respectively, in order to bring their salaries closer to the median salary of our general industry peer group. For additional information, see “Target Market Alignment” above.

Messrs. Householder and Arriola each received 2019 salary increases of 2.9%. Mr. Bilicic, who was hired in June 2019, did not receive a 2019 salary increase.

2.	Performance-Based Annual Bonuses

Performance Guidelines

Each year the Compensation Committee establishes performance measures and dollar guidelines for performance-based cash bonus payments. The committee uses financial and operational performance measures that are linked to both our business strategy and shareholder interests.

Consistent with our pay-for-performance philosophy, the performance measures do not provide for any bonus payment unless the company surpasses the threshold (minimum) performance level for the year. Bonus opportunities increase from zero for performance at the threshold level to 200% of target for performance at maximum.

The committee may apply discretion in determining awards, including determining the results of performance measures and taking into consideration the contributions of each named executive officer or other factors it deems relevant.

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Executive Compensation

Bonus Opportunities for Named Executive Officers

Potential bonus opportunities at threshold, target and maximum company performance are expressed as a percentage of each named executive officer’s base salary below.

BONUS THRESHOLDS, TARGETS AND MAXIMUMS AS OF DECEMBER 31, 2019, AS A PERCENTAGE OF BASE SALARY

Named Executive Officer	Threshold	Target	Maximum
Jeffrey W. Martin	0%	130%	260%
Joseph A. Householder	0%	100%	200%
George W. Bilicic(1)	0%	95%	190%
Trevor I. Mihalik	0%	80%	160%
Dennis V. Arriola	0%	80%	160%

Table 8

(1)	Mr. Bilicic’s 2019 performance-based annual bonus was prorated based on his date of hire.

Annual Bonus Performance Measures

For 2019, the Compensation Committee selected earnings, employee and public safety, and customer service for the measurement of annual corporate performance. The earnings performance measure was weighted at 85% and the safety and customer service measures were collectively weighted at 15%. For annual bonus plan purposes, ABP Earnings are Sempra Energy’s GAAP net income, excluding earnings attributable to noncontrolling interests and preferred stock dividends and subject to certain predefined adjustments. ABP Earnings may be higher or lower than earnings reported in our financial statements due to the predefined adjustments. These adjustments are described in “Reconciliation of GAAP Earnings to ABP Earnings” below and in Appendix D to this proxy statement. The specific components of the safety and customer service performance measures are also described in detail in Appendix D to this proxy statement.

Rationale for Selection of Performance Measures

The Compensation Committee selected earnings as the basis of the primary annual bonus plan metric for 2019 because it believes this measure provides an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties clearly understand.

The committee included employee and public safety and customer service measures in the 2019 annual bonus plan because it believes that strong safety and customer service performance are critical in an infrastructure-intensive company with a large customer base.

During our shareholder engagement meetings, we solicit shareholders’ input on the performance measures and other aspects of our incentive plans. Some shareholders expressed a preference for the use of multiple performance measures in annual bonus plans, including a financial performance measure (there was not a clear preference for earnings vs. EPS), and for the use of different performance measures in the annual and long-term incentive plans. Shareholder feedback related to our annual bonus plan performance measures and structure generally has been positive.

ABP Earnings Goal Determination

Table 9 shows the ABP Earnings criteria for 2019 performance-based annual bonuses:

2019 ABP EARNINGS GOALS

Financial Performance Measure (Dollars in Millions)	Threshold	Target	Maximum
ABP Earnings (Attributable to Common Shares)	$1,632	$1,700	$1,768

Table 9

The Compensation Committee set 2019 earnings goals, with the target of $1,700 million in ABP Earnings, based on the company’s financial plan with certain adjustments for annual bonus plan purposes. The financial plan takes into account anticipated earnings for each of our businesses, planned purchases or sales of assets, major capital projects and other significant issues that may impact the company’s earnings. The financial plan also is used to develop the company’s public earnings guidance. The 2019 ABP Earnings target of $1,700 million represents an increase of $124 million, or 8%, over our 2018 actual ABP Earnings.

Consistent with the approach taken in prior years, the Compensation Committee also determined when earnings goals were set that the earnings calculation for bonus purposes would be adjusted by excluding the impact of major changes in accounting rules, certain items related to acquisitions and divestitures and other adjustments as described in Appendix D to this proxy statement.

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Executive Compensation

Reconciliation of GAAP Earnings to ABP Earnings

A reconciliation of 2019 GAAP earnings to ABP Earnings is provided in Table 10. For more information about the adjustments to GAAP earnings to calculate ABP Earnings, please see Appendix D to this proxy statement.

(Dollars in Millions)	Reconciliation
GAAP Earnings	$2,055
Predefined Adjustments:
Exclude pro forma impacts of acquisitions and divestitures, gains on sales and other costs related to capital rotation and corporate optimization efforts	(106)
Exclude variance to plan of foreign exchange earnings or losses at Mexico	57
Exclude unplanned rabbi trust investment returns (related to nonqualified pension and deferred compensation) in excess of specified limits	(26)
ABP Earnings	$1,980

Table 10

Annual Bonus Performance Results

Overall company performance on the 2019 annual bonus plan performance measures was at 194% of target performance. A summary of the plan metrics and results is provided in Table 11 below, with additional detail in Appendix D to this proxy statement:

2019 Performance Measures		Goals				Percent of
	Target Weight	Threshold	Target	Maximum	Actual	Target Achieved
Financial:
ABP Earnings (Dollars in Millions)	85%	$1,632	$1,700	$1,768	$1,980	170	%(1)
Safety:
Employee and Public Safety	12%	See Appendix D for Detail				20	%(2)
Customer Service & Stakeholders:
SDG&E and SoCalGas Customer Service/Stakeholders	3%					4%
TOTAL	100%					194%

Table 11

(1)

ABP Earnings exceeded the maximum goal, resulting in achievement of 200% of target performance that corresponds to a weighted percent of target achievement of 170%. Overall performance for the safety and customer service measures resulted in achievement of 160% of target performance that corresponds to a weighted percent of target achievement of 24%.

(2)	The Compensation Committee exercised negative discretion with respect to one of the predefined safety performance measures. See Appendix D for more information.

2019 Bonus Payouts

Based on overall performance and its consideration of the contributions of each named executive officer, the Compensation Committee approved the payment of the annual bonuses shown in Table 12.

BONUSES PAID TO NAMED EXECUTIVE OFFICERS FOR 2019 PERFORMANCE

Named Executive Officer	Base Salary at Year-End 2019	x	Bonus Target	x	Performance Score(2)	=	Bonus(3)
Jeffrey W. Martin	$1,200,000		130%		194%		$3,027,100
Joseph A. Householder	$1,029,000		100%		194%		$1,996,700
George W. Bilicic(1)	$433,973		95%		194%		$800,000
Trevor I. Mihalik	$650,000		80%		194%		$1,009,100
Dennis V. Arriola	$640,900		80%		194%		$994,900

Table 12

(1)	Salary shown for Mr. Bilicic is prorated based on date of hire.

(2)	The actual performance score of 194.04% is rounded in Table 12.

(3)	Bonus payouts are rounded up to the nearest hundred.

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3.	Long-Term Equity-Based Incentives

Long-term equity-based incentives are the largest single component of each named executive officer’s total target compensation package (except for Mr. Bilicic, who was hired in June 2019 and did not receive a 2019 annual LTIP award). See Figure 4 for these percentages. In accordance with our pay-for-performance philosophy, the performance-based restricted stock units constitute the majority of the 2019 annual long-term incentive plan awards. The key features of our awards and their alignment with shareholder interests are summarized below.

Rationale for 2019 Annual LTIP Award Design

The Compensation Committee has implemented a balanced award design that is based 50% on relative total shareholder return, 20% on EPS growth and 30% on nonqualified stock options (or a combination of nonqualified stock options and service-based restricted stock units). The committee believes this design creates a strong alignment with shareholder interests and with our growth strategy. The committee approved this equity award structure after considering many variables, including alignment with shareholder interests, retention, plan expense, share usage, market trends and feedback from our shareholder outreach.

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Executive Compensation

In determining the design of the performance-based components of our 2019 annual LTIP awards, the Compensation Committee sought a direct link to long-term performance in comparison to indices and peers. To achieve this result, the committee used performance-based restricted stock units based on relative total shareholder return (constituting 50% of the target grant date award value, with 35% based on performance relative to the S&P 500 Utilities Index and 15% based on performance relative to the S&P 500 Index). The link between pay and long-term earnings performance is further strengthened by the use of a second performance measure based on long-term EPS growth (constituting 20% of the target grant date award value). Stock options (weighted at 30% for Messrs. Martin and Householder and 15% for Messrs. Mihalik and Arriola) also are aligned with the company’s strategic focus on long-term growth and service-based restricted stock units (weighted at 15% for Messrs. Mihalik and Arriola) promote retention.

Figures 8 and 9

Determining Individual Equity Award Grants

In granting the annual awards, the Compensation Committee:

•	Specified a target dollar value (based on a percentage of base salary) and other terms for each executive officer’s award.

•

Based the number of shares underlying the awards on a specified target dollar value, as opposed to a fixed number of shares for each executive officer. This approach allows maintenance of a pay mix the committee believes to be optimal.

On the grant date, we calculated the precise number of shares to be granted to each named executive officer by dividing the total target value of each named executive officer’s award by the grant date closing stock price of Sempra Energy common stock for the performance-based and service-based restricted stock units and by the Black-Scholes value for nonqualified stock options.

These values are presented below under “Target Value of Long-Term Equity-Based Incentives” and differ from the value reported in “Compensation Tables—Summary Compensation Table” and “Compensation Tables—Grants of Plan-Based Awards” with respect to awards based on relative total shareholder return, which are reported in those compensation tables based on a Monte Carlo valuation that is used to reflect the probable outcome of performance conditions and calculate the grant date fair value.

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Target Value of Long-Term Equity-Based Incentives

The target grant values for the 2019 annual long-term incentive plan awards are summarized below in Table 13.

TARGET GRANT VALUES FOR 2019

Target Value of 2019 Annual LTIP Award
Jeffrey W. Martin	$6,000,000
Joseph A. Householder	$3,344,250
George W. Bilicic(1)	n/a
Trevor I. Mihalik	$1,365,000
Dennis V. Arriola	$1,345,890

Table 13

(1)	Mr. Bilicic, who was hired in June 2019, did not receive an annual LTIP award.

The actual amounts realized by equity award recipients will depend on future stock price performance and our EPS performance and the degree to which these performance measures are achieved. The amounts ultimately realized will not necessarily track with the target grant values.

Performance Goals for the 2019 Performance-Based Restricted Stock Units

The 2019 annual long-term incentive plan awards included two performance measures — relative total shareholder return and EPS growth. Based on feedback from our shareholders, beginning in 2017 we moved from an award design that integrated total shareholder return performance against both S&P indices within one award to a simpler design with performance against each index measured in separate award components. Fifty percent of the total target award value is linked to relative total shareholder return, with 35% based on total shareholder return relative to the S&P 500 Utilities Index and 15% based on total shareholder return relative to the S&P 500 Index. Twenty percent of the total target award value is linked to EPS growth.

1.	Relative Total Shareholder Return

Each performance-based restricted stock unit represents the right to receive between zero and two shares of Sempra Energy common stock based on the company’s three-year cumulative total shareholder return compared with the S&P 500 Utilities Index or the S&P 500 Index, as applicable. We measure our total shareholder return against both the S&P 500 Utilities Index and the S&P 500 Index because our operations extend beyond those of a typical utility and we have significant international and non-utility infrastructure operations.

If the company’s performance is at target (the 50th percentile of the applicable index), participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit. Participants earn a partial share for performance between the 25th and 50th percentiles of the applicable index, as shown below.

Cumulative Total Shareholder Return Percentile Rank vs. S&P 500 Utilities Index or S&P 500 Index (Measured Independently in Separate Award Components)	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit(1)
90th Percentile or higher	2.0
70th Percentile	1.5
50th Percentile	1.0
40th Percentile	0.7
30th Percentile	0.4
25th Percentile or below	0.0

Table 14

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 14, the payout is calculated using linear interpolation. As discussed below under “Managing Risk in Compensation Plans,” our payout scale begins at zero for threshold performance.

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2.	Earnings Per Share Growth

The 2019 annual long-term incentive plan awards also included a performance-based restricted stock unit award linked to relative EPS growth. The award measures the CAGR of our EPS for the three-year period ending on December 31, 2021. The payout scale is based on the December 31, 2018 analyst consensus three-year EPS growth estimates for the S&P 500 Utilities Index peer companies. The target payout level is based on the 50th percentile of the analyst consensus estimates and the maximum payout level is based on the 90th percentile.

During our 2016-2017 shareholder engagement meetings, some shareholders expressed concern about the potential effect of stock buybacks on incentive plans with performance measures based on EPS. The Compensation Committee took this feedback into consideration by including a provision in the 2017 and subsequent years’ awards that excludes the impact of stock buybacks not contemplated in our financial plans publicly communicated prior to the grant date of such awards.

The Compensation Committee bases the payout scale for our EPS growth-based awards on analyst consensus estimates for the S&P 500 Utilities Index peer companies because:

•	Our strategic goal is to deliver higher growth than our utility peers while maintaining a commensurate risk profile.

•

Our 2019 annual LTIP award design aligns with this strategic goal by measuring our three-year EPS CAGR against a payout scale that is based on analyst consensus estimates, compiled by an independent third party, for our S&P 500 Utilities Index peer companies.

•

The earnings growth in the financial plan is not linear from year to year. This year-to-year variability in earnings growth is due, in part, to our investment in large-scale, capital-intensive development projects that take multiple years to construct and multiple years for earnings to be generated.

If the company’s EPS CAGR is at the 50th percentile of the analyst consensus estimates for the S&P 500 Utilities Index, participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit for performance above the 50th percentile. Participants earn a partial share for performance between the 25th and 50th percentiles of the analyst consensus estimates, as shown below.

Percentile of Analyst Consensus Estimates for S&P 500 Utilities Index EPS CAGR	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit(1)
90th Percentile or higher (7.8% or higher)	2.0
75th Percentile (6.3%)	1.5
50th Percentile (5.4%)	1.0
25th Percentile (3.7%)	0.0

Table 15

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 15, the payout is calculated using linear interpolation. As discussed below under “Managing Risk in Compensation Plans,” our payout scale begins at zero for threshold performance.

For purposes of the 2019 annual long-term incentive award, the calculation of EPS may, at the Compensation Committee’s discretion, include the same types of potential adjustments made to ABP Earnings, as described in Appendix D to this proxy statement, as well as adjustments related to, among other things, other unusual or non-operating items.

Results for the 2017-2019 Award Cycle

The performance period of our 2017-2019 award cycle concluded on January 2, 2020 (for the TSR-based awards, which collectively were weighted at 80% of the award) and December 31, 2019 (for the EPS-based awards, which were weighted at 20% of the award) and were scheduled to vest in 2020.

Our 2017-2019 relative total shareholder return was at the 59.8th percentile of the S&P 500 Utilities Index, resulting in vesting at 124.5% of target for the S&P 500 Utilities-based award component. Our relative total shareholder return was at the 66.2nd percentile of the S&P 500 Index. This award component also included a modifier that would increase the award by 20% if Sempra Energy’s total shareholder return for the performance period equaled or exceeded 34% and would decrease the award by 20% if total shareholder return was at or below -11% (this modifier feature was discontinued and is not included in the 2019-2021 award cycle). Sempra Energy’s total shareholder return for the performance period was 61.7%, triggering the modifier and resulting in a payout of 168.6% of target for these awards based on total shareholder return compared to the S&P 500 Index.

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The 2017-2019 awards based on EPS growth vested at 200% of target based on EPS growth (as adjusted for LTIP purposes) of 17.3%. Table 16 below shows the predefined adjustments to GAAP earnings used to calculate EPS growth for purposes of the 2017 annual LTIP award. For additional information see “Compensation Tables—Outstanding Equity Awards at Year-End” and “Compensation Tables—Option Exercises and Stock Vested.”

Earnings Per Share Growth (Diluted) for 2017-2019 Award	2016	2019
GAAP EPS	$5.46	$7.29
Predefined Adjustments:
Acquisitions and divestitures (other than Oncor): gains and losses on sales, related impairments, and related earnings impacts	(1.20)	(0.63)
Effect of changes in tax laws, changes in regulatory treatment of tax repairs allowance and foreign exchange gains or losses at Mexico	(0.17)	0.04
Costs related to corporate optimization efforts	0.05	0.02
Certain unplanned items related to nonqualified pension and deferred compensation	(0.03)	(0.09)
EPS for 2017-2019 LTIP Award Purposes	$4.11	$6.63
EPS Growth for 2017-2019 LTIP Award Purposes		17.3%

Table 16

Recognition and New-Hire Awards Granted to Named Executive Officers in 2019

Special equity awards also may be granted with the Compensation Committee’s approval upon the hiring or promotion of named executive officers or, in limited instances, to reward extraordinary performance or promote retention. For their leadership in connection with the $9.45 billion acquisition of a majority stake in Oncor, the largest regulated electric transmission and distribution provider in Texas serving a population of approximately 10 million, which was a transformative transaction for the company, Messrs. Martin, Householder and Arriola received January 2, 2019 awards of service-based restricted stock units with grant date values of $1.5 million for Mr. Martin, $1.25 million for Mr. Householder and $1.15 million for Mr. Arriola which vested on the first anniversary of the grant date. Mr. Bilicic received a June 17, 2019 new-hire award of service-based restricted stock units with a grant date value of $4.25 million, which vests ratably over five years.

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4.	Benefit Plans

Our named executive officers also participate in certain benefit plans including: (1) health, life insurance and disability plans and other executive benefits; and (2) retirement and savings plans.

1.	Health, Life Insurance and Disability Plans and Other Benefits

Plan Type	Plan	Description

Health & Welfare	Basic Group Plans	Our named executive officers participate in life, disability, medical, dental and vision insurance group plans that are generally available to all employees. These are common benefits that we believe are essential to attracting a high-quality workforce.
Other Health & Welfare Benefits

Messrs. Martin and Householder participate in the following plans in addition to the basic group health and welfare plans:

•  A medical insurance plan that provides up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents. This plan was closed to new participants in 2012 and terminated effective December 31, 2019.

•  A life insurance plan providing additional life insurance death benefits (target death benefit is two times base salary and bonus for active employees and 1.5 times base salary and bonus for retired employees). The company funds the post-retirement benefit in the year following a qualified retirement under the plan (retirement at age 62 or older with five or more years of service). This plan was closed to new participants in 2012.

All of our named executive officers participate in a long-term disability plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

Other Benefits

We provide certain other benefits to our named executive officers. The Compensation Committee reviews the level and types of these benefits each year. The committee believes that these benefits are appropriate and important in attracting and retaining executive talent. These benefits include financial planning services, excess personal liability insurance, and a program that matches up to $25,000 of charitable contributions by the named executive officer. The Chief Executive Officer has an executive security specialist for personal and business driving in the context of an overall security plan.

Messrs. Bilicic, Mihalik and Arriola receive an annual executive benefit program allowance of $30,000 that may be used to cover out of pocket costs for health and welfare benefits as well as the cost of the financial planning services and excess personal liability insurance discussed above. Any unused allowance is paid out at year-end.

None of the benefits described above includes a tax gross-up provision.

In addition, in 2019 Messrs. Bilicic and Arriola received certain relocation benefits in connection with their hire (for Mr. Bilicic) or transfer (for Mr. Arriola). Mr. Bilicic also received a cash bonus of $500,000 upon his hire in June 2019. See “Compensation Tables—Summary Compensation Table” below for more information.

Table 17

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2.	Retirement and Savings Plans

Our named executive officers participate in our broad-based, tax-qualified 401(k) Savings Plan, our Cash Balance Plan and a Supplemental Executive Retirement Plan. Officers and certain other key management employees may also elect to participate in a deferred compensation plan. These plans are described in Tables 18 and 19 below.

Plan Type	Plan	Description

Pension	Cash Balance Plan	The Cash Balance Plan is a tax-qualified pension plan generally available to all U.S.-based company employees.
Supplemental Executive Retirement Plan

The Compensation Committee believes that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan, in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

Our Supplemental Executive Retirement Plan, or SERP, provides named executive officers with retirement benefits based on the executive’s:

•  Final average pay(1)

•  Actual years of service

•  Age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

Both the Cash Balance Plan and the SERP use only base salary and performance-based annual bonuses in calculating benefits. The value of long-term incentive plan awards is not included.

Table 18

(1)

Final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement.

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Plan Type	Plan	Description

Savings Plans	401(k) Savings Plan

Employees may contribute a portion of their eligible pay to a tax-qualified 401(k) savings plan. Contributions to the plan may be invested on a tax-deferred or after-tax basis (including a Roth option). The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

Employees may receive company contributions of up to 4% of eligible pay. Eligible pay generally includes base salary and performance-based annual bonus, net of any amounts contributed under the deferred compensation plan. The basic company matching contribution is equal to one-half of the first 6% of the employee’s contributions. In addition, employees receive a “stretch match” equal to one-fifth of the next 5% of the employee’s contributions.

All employee contributions and related investment earnings in the 401(k) Savings Plan vest immediately. Employees are eligible to participate in the plan and receive company matching contributions upon hire. Company matching contributions (including related earnings) vest after one year of service.

Deferred Compensation Plan

Our executive officers and other key management employees also may defer up to 85% of their base salary and performance-based annual bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

Participants can direct these deferrals into:

•  Funds that mirror the investments available under our 401(k) Savings Plan, including a Sempra Energy phantom stock account.

•  A fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or the Moody’s Corporate Bond Yield plus 1%.

Deferrals of performance-based restricted stock unit awards must be directed into the Sempra Energy phantom stock account and cannot be transferred into other investments and are paid out in shares of common stock in accordance with the participant’s payout elections.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

Table 19

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5.	Severance and Change in Control Arrangements

None of our U.S. officers has an employment agreement, but our named executive officers have severance pay agreements that include change-in-control features.

Rationale for Providing Severance Agreements

The Compensation Committee believes that severance agreements, which are a prevalent market practice, are effective in:

•	Attracting executives who are leaving an existing employer

•	Mitigating legal issues upon an employment separation

•	Retaining talent during uncertain times

By mitigating the effect of potential job loss, severance agreements reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations. Payments are not required when terminations are for cause.

Severance Agreement Benefits

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	The company terminates an executive’s employment for reasons other than cause; or

•	When the executive resigns for “good reason.”

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control, changes in employment location. These provisions are intended to provide safeguards against arbitrary actions that may effectively force an executive to resign.

The agreements provide for additional benefits if the termination of employment were to occur within two years following a change in control of the company.

The agreements do not contain any excise tax gross-up provisions. In addition, in order to receive some of the benefits provided for in the agreement, the executive must, upon termination, enter into a general release in favor of the company, provide consulting services for the company for two years following the date of termination, and agree to abide by certain contractual confidentiality and non-solicitation obligations.

Outstanding Equity Award Treatment Upon Certain Terminations or a Change in Control

Awards granted under our shareholder-approved 2013 and 2019 Long-Term Incentive Plans are subject to the double trigger change in control vesting provisions in these plans. This means that awards do not automatically vest upon a change in control. Rather, except under limited circumstances, vesting is only accelerated upon a termination of employment that meets certain conditions following a change in control. In the event of a termination of employment other than in connection with a change in control, equity awards are generally forfeited to the extent they are not vested at the time of termination, subject to accelerated vesting or non-forfeiture upon termination in certain specific circumstances. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information.

The Compensation Committee determined to utilize double trigger vesting provisions in connection with a change in control because it believes double-trigger vesting more accurately reflects current market practices while still providing appropriate benefits to executives in the event of a termination in connection with a change in control, and is thus in the best interests of our company and our shareholders.

Compensation Committee Roles and Responsibilities

Overview

The Compensation Committee’s primary role is to establish our compensation principles and policies and design and oversee our executive compensation program. The Compensation Committee reviews, determines and approves the compensation level, including base salary and performance standards and level of awards under annual and long-term incentive plans, for our Chief Executive Officer and other executive officers.

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The Compensation Committee typically holds three regularly scheduled meetings each year and additional meetings when required. The committee’s Chair approves the agenda prior to each meeting. Five directors currently sit on the committee. Each member of the committee is required to be:

•	An independent director under NYSE’s independence standards.

•	A non-employee director under Rule 16b-3 under the Exchange Act.

•	An outside director under Section 162(m) of the Internal Revenue Code (for purposes of certifying results for awards granted prior to the enactment of the Tax Cuts and Jobs Act of 2017 (TCJA)).

The Compensation Committee:

•	Sets its regular meeting dates and standing agenda items annually.

•	Considers standing agenda items and other topics at each meeting.

•	Holds an executive session without management present at each regular meeting.

•	Retains its own independent compensation advisor.

•	Recommends changes to its charter for approval by the board as needed.

•	Conducts an annual self-assessment of its effectiveness in compliance with its charter.

The Compensation Committee’s charter is available on our website at www.sempra.com under the “Investors” and “Governance” tabs. The Compensation Committee’s major responsibilities are discussed under “Corporate Governance—Board Committees—Compensation Committee.”

Tally Sheets

The Compensation Committee uses tally sheets to review and evaluate our total executive compensation and benefit programs. These tally sheets, along with information prepared annually for the proxy statement, are used to consider:

•	Information for analyzing the design, operation and effectiveness of our executive compensation program.

•	The total dollar value of executives’ accumulated compensation and benefits, including holdings of our common stock and realized and unrealized gains under equity-based compensation awards.

•	Estimated pension benefits, life insurance benefits and deferred compensation balances.

•	Information on change in control scenarios.

The committee does not rely on tally sheets to establish specific pay levels. Instead, pay levels are based primarily on external market data and other considerations described under “Labor Market Benchmarking.”

In addition, board members receive a Compensation Program Summary. The summary provides an overview of our executive compensation philosophy, information on each executive compensation plan and officer and employee demographic data.

The Compensation Committee’s Advisors

The Compensation Committee retains an independent advisor to assist it with executive compensation matters. The committee has the sole authority to select, compensate and terminate its external advisors.

In 2019, the committee retained Exequity as its independent compensation consultant. The committee has assessed Exequity’s independence pursuant to SEC rules and concluded that there are no conflicts of interest. Exequity is a nationally recognized independent provider of executive compensation advisory services. They are not affiliated with any other service provider.

An Exequity representative attended and met in executive session with committee members at all of the regular 2019 meetings.

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Exequity supported the committee by:

Exequity and its affiliates do not perform any work for the company outside of their advisory role to the Compensation Committee. The total amount paid to Exequity in 2019 was $187,722.

Management’s Role

Our Chief Executive Officer and/or chief human resources officer attend the non-executive session of each Compensation Committee meeting. Our human resources department assists the committee by preparing tally sheets and other compensation information and analyses for its consideration.

Our accounting, finance and law departments also support the committee with respect to compensation-related matters, including issues related to broad-based benefit plans and regulatory reporting and compliance. The committee members and the independent compensation consultant receive presentation materials in advance of committee meetings.

None of our executive officers determine or approve any element or component of their own compensation, nor are they present during the committee’s deliberation regarding their own compensation. This includes base salary, performance-based annual bonus, long-term equity-based incentives and all other aspects of compensation. Our Chief Executive Officer does not meet separately with the committee’s independent compensation consultant.

The Compensation Committee seeks our Chief Executive Officer’s views on the performance of our other executive officers, and he makes pay recommendations for these officers. In addition, the committee frequently requests input from the Chief Executive Officer on what programs and goals he believes might be most appropriate given the company’s strategic direction. The committee considers this input in addition to input received from its independent compensation consultant in setting goals, pay levels and program design.

Managing Risk in Compensation Plans

Managing Risk

The Compensation Committee seeks to mitigate risk in our executive compensation program through the following policies and features:

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Risk Mitigation Features in our Incentive Plan Design and Performance Measure Selection

Our 2019 annual long-term incentive plan awards include the following risk mitigation features:

•	Using a payout scale that begins at zero for threshold performance. In contrast, many of our peers pay 25% or 50% for threshold performance.

•

Avoiding “cliffs” in the payout scale. This eliminates the risk of pressure points. An example of a cliff is a scale that pays 50% for threshold performance and zero for performance immediately below threshold.

•

Using multiple types of awards and performance measures, consisting of a market-based performance measure (relative total shareholder return), a financial performance measure (long-term EPS growth), a service-based measure (service-based restricted stock units), and stock options.

•

Measuring our total shareholder return against the S&P 500 Index and the S&P 500 Utilities Index rather than against peer groups selected by the company. Using these indices ensures less subjectivity in the determination of our peer groups.

Our 2019 performance-based annual bonus plan includes the following features:

•	Using a payout scale that begins at zero for threshold performance. In contrast, many of our peers pay 25% or 50% for threshold performance.

•

Using a corporate financial performance measure that is based on the earnings reported in our financial statements, with certain predefined adjustments. These adjustments are limited and made only after thoughtful consideration by the Compensation Committee.

•	Incorporating performance measures important to our businesses, including employee and public safety and customer service, in addition to the corporate financial performance measure.

•	Providing the committee with discretion over certain incentive plan payouts.

Independent Third-Party Risk Assessment

The Compensation Committee’s independent consultant, Exequity, conducted a risk assessment of our 2019 compensation programs. Exequity’s findings concluded that our compensation programs do not create risks that are likely to have a material adverse impact on the company. The committee concurs with these findings. Specific examples of safeguards and risk-mitigating features found in our executive compensation programs are listed above.

Clawback Policy

Our clawback policy applies to both short-term and long-term incentive plans. It is included in both executive and non-executive award agreements.

The policy requires the forfeiture, recovery or reimbursement of awards or compensation under the applicable plans as:

•	Required by applicable law, or

•

Required under any policy implemented or maintained by the company pursuant to any applicable rules or requirements of a national securities exchange or national securities association on which any securities of the company are listed.

The company also reserves the right to recoup compensation paid if it determines that the results on which compensation was paid were not actually achieved.

In addition, the Compensation Committee may, in its sole discretion, require the recovery or reimbursement of incentive compensation awards from any employee whose fraudulent or intentional misconduct materially affects the operations or financial results of the company or its subsidiaries.

Anti-Hedging and Pledging Policies

Pursuant to the company’s Insider Trading and Information Confidentiality Policy, all employees, including all officers, of Sempra Energy and any subsidiary or other entity as to which Sempra Energy has majority ownership and control and all directors are prohibited from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any equity security of Sempra Energy or any such subsidiary or other entity, and are also prohibited from selling “short” any securities of those companies. These prohibitions also apply to family members living in the same household as any such employee, officer or director, as well as entities directly or indirectly controlled by the employee, officer or director.

Officers and directors also are prohibited from pledging shares of company common stock.

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Share Ownership Requirements

Our Board of Directors has established share ownership requirements for officers to further strengthen the link between executive and shareholder interests. The requirements set minimum levels of share ownership that our officers must achieve and maintain.

For officers, the requirements are:

Based on Exequity’s review of competitive benchmark data, we believe our share ownership requirements are robust compared to prevalent market practices.

For purposes of the requirements, we include shares owned directly and through our 401(k) Savings Plan. We also include phantom shares of our common stock into which compensation has been deferred, deferred restricted stock units that have vested, unvested service-based restricted stock units, and the vested portion of certain in-the-money stock options.

We expect officers to meet these requirements within five years of hire or promotion to an officer-level position and within three years after promotion to a role with a higher share ownership requirement. Until such time as the share ownership requirements are met, executive officers are expected to retain (and not sell) a number of shares equal to at least 50% of the net after-tax shares acquired through equity compensation awards.

All named executive officers are in compliance with these requirements or have additional time within which to comply with any higher level applicable to them as a result of a promotion or as a result of a new hire.

Impact of Regulatory Requirements

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees.” Prior to the TCJA, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the TCJA, the ability to rely on this exemption was eliminated, with limited exceptions for certain outstanding awards, incentive plans, benefits and other arrangements in place on November 2, 2017. In addition, the definition of covered employees was expanded to generally include all named executive officers.

The Compensation Committee believes that tax deductibility is one important factor in designing and evaluating a compensation program. Although we historically maintained certain performance-based incentive plans that originally were intended to permit the payment of compensation deductible under Section 162(m), subject to the limited transition relief rules in the TCJA, we will no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

Providing salary levels and other compensation that is not fully tax deductible may be required by competitive or other circumstances and may be in the best interests of our shareholders. Accordingly, the Compensation Committee may exercise judgment to provide compensation that may not be fully tax deductible by the company.

Other Tax, Accounting and Regulatory Considerations

Many other Internal Revenue Code provisions, SEC regulations and accounting rules affect the design of executive pay. They are taken into consideration to create and maintain plans that are intended to comply with these requirements and that our Compensation Committee believes are effective and in the best interests of our company and our shareholders.

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Compensation Committee Report

The Compensation Committee of Sempra Energy’s Board of Directors has reviewed and discussed with the company’s management the Compensation Discussion and Analysis included in this proxy statement and, based upon that review and discussion, recommended to the board that it be so included.

Compensation Committee

William C. Rusnack, Chair

Maria Contreras-Sweet

William D. Jones

Jack T. Taylor

Cynthia J. Warner

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Compensation Tables

Summary Compensation Table

2019 SUMMARY COMPENSATION TABLE

In the table below, we summarize the compensation for the past three years for our named executive officers.

				Stock Awards (E)	Option Awards (E)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (F)
	Year	Salary (C)	Bonus (D)	Restricted stock units	Service- based options	Performance- based annual cash bonus	Pension accruals and above- market interest on non- qualified deferred compensation	All Other Compensation (G)	Total
Jeffrey W. Martin Chairman and Chief Executive Officer	2019	$1,200,000	$—	$5,927,197	$1,800,005	$3,027,100	$7,630,712	$221,332	$19,806,346
	2018	$968,493	$—	$4,450,221	$—	$2,267,300	$1,337,441	$301,036	$9,324,491
	2017	$600,000	$—	$1,379,367	$—	$942,600	$1,135,070	$98,608	$4,155,645
Joseph A. Householder (A) Former President and Chief Operating Officer	2019	$1,120,027	$—	$3,717,524	$1,003,279	$1,996,700	$4,800,698	$125,360	$12,763,588
	2018	$917,808	$—	$4,375,332	$—	$1,896,000	$1,771,228	$141,192	$9,101,560
	2017	$700,000	$—	$1,915,381	$—	$1,099,700	$2,027,236	$131,052	$5,873,369
George W. Bilicic (B) President and Chief Legal Officer	2019	$433,973	$500,000	$4,250,102	$—	$800,000	$227,611	$138,643	$6,350,329

Trevor I. Mihalik Executive Vice President and Chief Financial Officer	2019	$650,000	$—	$1,211,982	$204,758	$1,009,100	$2,051,189	$112,278	$5,239,307
	2018	$534,247	$—	$1,880,243	$—	$863,700	$433,632	$72,396	$3,784,218

Dennis V. Arriola Executive Vice President and Group President	2019	$640,900	$—	$2,345,280	$201,894	$994,900	$3,231,239	$140,077	$7,554,290
	2018	$614,718	$—	$1,145,826	$—	$966,900	$377,927	$145,154	$3,250,525

(A)	Mr. Householder retired from the company effective January 1, 2020.

(B)	Mr. Bilicic joined the company as Group President effective June 17, 2019 and was appointed President and Chief Legal Officer effective January 1, 2020.

(C)	The salary reported for Mr. Householder includes $91,027 for the payout of accrued paid time off balances.

(D)	Represents an employment bonus paid upon hire to Mr. Bilicic.

(E)

Represents the grant date fair value of stock and option awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.

Stock awards consist of performance-based and service-based restricted stock units. For the performance-based restricted stock units with a performance measure based on total shareholder return, a Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate grant date fair value. For the 2019 performance-based restricted stock units with a performance measure based on EPS growth, the maximum values, assuming the highest level of performance conditions were achieved, would be $2,400,178 for Mr. Martin; $1,337,702 for Mr. Householder; $0 for Mr. Bilicic, $546,184 for Mr. Mihalik; and $538,498 for Mr. Arriola.

Option awards consist solely of service-based nonqualified stock options. A Black-Scholes valuation model is used to calculate their grant date fair value.

The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

For additional information regarding stock and option awards, please see the discussions in “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End” below.

(F)

Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2019 amounts are:

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2019 CHANGE IN PENSION VALUE AND ABOVE-MARKET INTEREST

	Change in Accumulated Benefits(1)	Above-Market Interest	Total
Jeffrey W. Martin	$7,585,681	$45,031	$7,630,712
Joseph A. Householder	$4,718,351	$82,347	$4,800,698
George W. Bilicic	$ 227,611	$—	$ 227,611
Trevor I. Mihalik	$2,036,734	$14,455	$2,051,189
Dennis V. Arriola	$3,210,117	$21,122	$3,231,239

(1)

The changes in the actuarial value of pension benefits are due to changes in pay, performance-based annual bonus plan performance (impacts calculation of final average earnings under the SERP as described in “Pension Benefits” below), the accrual of additional age and service and changes in actuarial assumptions such as mortality and interest rates. For Mr. Martin’s pension benefit, approximately 64% of the increase is related to the impact of incorporating Chief Executive Officer-level pay into the calculation of the defined benefit and approximately 36% of the increase is due to changes in interest rates, additional accrued service and other actuarial assumptions.

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation.”

(G)	All Other Compensation amounts for 2019 are:

2019 ALL OTHER COMPENSATION

	Company 401(k) and Deferred Compensation Plan Contributions	Insurance Premiums(1)	Other(2)	Total
Jeffrey W. Martin	$133,712	$37,774	$49,846	$221,332
Joseph A. Householder	$44,330	$66,315	$14,715	$125,360
George W. Bilicic	$—	$215	$138,428	$138,643
Trevor I. Mihalik	$59,659	$9,658	$42,961	$112,278
Dennis V. Arriola	$65,240	$10,702	$64,135	$140,077

(1)

Amounts include premiums for supplemental disability benefits, supplemental medical benefits (for Messrs. Martin and Householder) and for, Messrs. Martin and Householder, life insurance premiums of $15,100 and $42,624, respectively. Information on these programs is provided under “Compensation Discussion and Analysis—Benefit Plans—Health, Life Insurance and Disability Plans and Other Benefits.”

(2)

Amounts shown in the “Other” column consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis up to an annual maximum match of $25,000 for each named executive officer; financial and estate planning services; a $30,000 executive benefit program allowance (for Messrs. Bilicic, Mihalik and Arriola); the incremental cost to the company (the hourly rate of drivers, plus fuel, vehicle maintenance and depreciation expense) of commuting and other personal use of company cars and drivers (for Mr. Martin); the cost of a residential security assessment for Mr. Martin; $41,065 in relocation benefits provided to Mr. Bilicic in connection with his hire; $42,363 in relocation-related tax gross-ups provided to Mr. Bilicic; and $10,135 in relocation-related tax gross-ups provided to Mr. Arriola in connection with his transfer from Los Angeles to San Diego (the relocation benefits provided to Mr. Arriola were consistent with the relocation benefits provided to salaried employees who relocate at the company’s request). Amounts shown do not include parking at company offices and the occasional personal use by executive officers of company property and services (including entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use. On rare occasions, family members and guests of named executive officers travel on non-commercial aircraft when the aircraft is already going to a specific destination for a business purpose. This use has a nominal incremental cost to the company and, if calculable, this nominal amount is included in All Other Compensation above.

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SUMMARY OF 2019 BASE SALARY, BONUS, STOCK AWARDS, OPTION AWARDS AND NON-EQUITY INCENTIVE PLAN COMPENSATION

The table below presents an alternative version of the 2019 Summary Compensation Table that excludes the change in actuarial value of pension, nonqualified deferred compensation earnings and All Other Compensation. The purpose of this table is to provide readers with a view of the elements of compensation that are reviewed and determined annually by the Compensation Committee. This table is not a substitute for the 2019 Summary Compensation Table and related footnotes shown above.

				Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation
	Year	Salary	Bonus	Restricted stock units	Service- based options	Performance- based annual cash bonus	Total
Jeffrey W. Martin Chairman and Chief Executive Officer	2019	$1,200,000	$—	$5,927,197	$1,800,005	$3,027,100	$11,954,302
	2018	$968,493	$—	$4,450,221	$—	$2,267,300	$7,686,014
	2017	$600,000	$—	$1,379,367	$—	$942,600	$2,921,967
Joseph A. Householder Former President and Chief Operating Officer	2019	$1,120,027	$—	$3,717,524	$1,003,279	$1,996,700	$7,837,530
	2018	$917,808	$—	$4,375,332	$—	$1,896,000	$7,189,140
	2017	$700,000	$—	$1,915,381	$—	$1,099,700	$3,715,081
George W. Bilicic President and Chief Legal Officer	2019	$433,973	$500,000	$4,250,102	$—	$800,000	$5,984,075

Trevor I. Mihalik Executive Vice President and Chief Financial Officer	2019	$650,000	$—	$1,211,982	$204,758	$1,009,100	$3,075,840
	2018	$534,247	$—	$1,880,243	$—	$863,700	$3,278,190

Dennis V. Arriola Executive Vice President and Group President	2019	$640,900	$—	$2,345,280	$201,894	$994,900	$4,182,974
	2018	$614,718	$—	$1,145,826	$—	$966,900	$2,727,444

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Grants of Plan-Based Awards

Our named executive officers participated in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Performance-based annual cash bonuses were provided under our annual bonus plan. Long-term incentive awards were provided under our 2013 Long-Term Incentive Plan and our 2019 Long-Term Incentive Plan.

We summarize below our 2019 grants of plan-based awards for our executive officers named in the 2019 Summary Compensation Table.

2019 GRANTS OF PLAN-BASED AWARDS

	Grant Date (A)	Autho- rization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)(E)			All Other Stock Awards (D)(E) Number of Shares	Option Awards (Service-based Stock Options) (F)		Grant Date Fair Value of Stock and Option Awards (G)
			Threshold	Target	Maximum	Threshold	Target	Maximum		Number of Shares	Exercise Price per Share

Jeffrey W. Martin
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/19	12/17/18				—	19,671	39,342				$2,211,079
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/19	12/17/18				—	8,431	16,862				$1,015,944
Performance-based Restricted Stock Units based on EPS growth	1/02/19	12/17/18				—	11,241	22,482				$1,200,089
Service-based Restricted Stock Units–Special	1/02/19	12/17/18							14,051			$1,500,085
Nonqualified Stock Options	1/02/19	12/17/18								136,364	$106.76	$1,800,005
Performance-Based Annual Bonus			$—	$1,560,000	$3,120,000
Joseph A. Householder
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/19	12/17/18				—	10,964	21,928				$1,232,386
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/19	12/17/18				—	4,699	9,398				$566,234
Performance-based Restricted Stock Units based on EPS growth	1/02/19	12/17/18				—	6,265	12,530				$668,851
Service-based Restricted Stock Units–Special	1/02/19	12/17/18							11,709			$1,250,053
Nonqualified Stock Options	1/02/19	12/17/18								76,006	$106.76	$1,003,279
Performance-Based Annual Bonus			$—	$1,029,000	$2,058,000
George W. Bilicic
Service-based Restricted Stock Units–New Hire	6/17/19	5/06/19							30,809			$4,250,102
Performance-Based Annual Bonus			$—	$412,300	$824,600

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	Grant Date (A)	Autho- rization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)(E)			All Other Stock Awards (D)(E) Number of Shares	Option Awards (Service-based Stock Options) (F)		Grant Date Fair Value of Stock and Option Awards (G)
			Threshold	Target	Maximum	Threshold	Target	Maximum		Number of Shares	Exercise Price per Share
Trevor I. Mihalik
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/19	12/17/18				—	4,475	8,950				$503,003
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/19	12/17/18				—	1,918	3,836				$231,121
Performance-based Restricted Stock Units based on EPS growth	1/02/19	12/17/18				—	2,558	5,116				$273,092
Service-based Restricted Stock Units	1/02/19	12/17/18							1,918			$204,766
Nonqualified Stock Options	1/02/19	12/17/18								15,512	$106.76	$204,758
Performance-Based Annual Bonus			$—	$520,000	$1,040,000
Dennis V. Arriola
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Utilities Index	1/02/19	12/17/18				—	4,413	8,826				$496,034
Performance-based Restricted Stock Units based on TSR vs. S&P 500 Index	1/02/19	12/17/18				—	1,892	3,784				$227,988
Performance-based Restricted Stock Units based on EPS growth	1/02/19	12/17/18				—	2,522	5,044				$269,249
Service-based Restricted Stock Units	1/02/19	12/17/18							1,892			$201,990
Service-based Restricted Stock Units —Special	1/02/19	12/17/18							10,772			$1,150,019
Nonqualified Stock Options	1/02/19	12/17/18								15,295	$106.76	$201,894
Performance-Based Annual Bonus			$—	$512,800	$1,025,600

(A)

Grant and authorization dates are applicable to equity incentive awards, which consist of performance-based and service-based restricted stock units and nonqualified stock options. The Compensation Committee authorizes these awards as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The committee approves a dollar value and the other terms for the awards to be granted to each executive officer. Special equity awards also may be granted at other times, including upon the hiring or promotion of executive officers, for outstanding performance, or to promote retention. In accordance with the terms approved by the committee, on the grant date, the precise number of shares to be granted to each executive officer was calculated using the closing price for shares of our common stock on that date (for the nonqualified stock options, a Black-Scholes valuation was used).

(B)

Non-equity incentive plan awards consisted of performance-based annual bonuses payable under our annual bonus plan. Amounts reported in the table represent estimates at the beginning of 2019 of bonuses expected to be paid under financial and operational performance measures established by the Compensation Committee. Outstanding corporate or individual performance may result in the payment of bonuses that exceed the target amounts. In no event will actual payouts exceed the maximum bonuses established under the plan for each executive.

Performance measures for 2019 were based on an ABP Earnings target of $1,700 million and operational measures of employee and public safety and customer service. For information about the predefined adjustments to earnings for annual bonus plan purposes, please refer to Appendix D to this proxy statement. No bonuses were payable for ABP Earnings of less than $1,632 million and maximum bonuses were payable for ABP Earnings of $1,768 million or more. Target bonuses were set at levels ranging from 130% of base salary for Mr. Martin to 80% of base salary for Messrs. Mihalik and Arriola, with maximum bonuses ranging from 260% to 160% of base salary, respectively. Per the terms of his offer letter, Mr. Bilicic’s award under the annual bonus plan was prorated based on his date of hire and would have paid out at target performance had actual performance been below target. ABP Earnings for 2019 were $1,980 million and performance for the safety and customer service performance measures exceeded target performance as set forth in

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Appendix D to this proxy statement. Accordingly, in February 2020, the Compensation Committee authorized the payment of bonuses to the named executive officers in the amounts reported in the 2019 Summary Compensation Table as non-equity incentive plan compensation earned in 2019.

(C)

Equity incentive plan awards consisted of performance-based restricted stock units. Shares subject to the performance-based restricted stock units generally will vest or be forfeited in early 2022 based on our total shareholder return and EPS growth for 2019-2021. For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

For the two components of performance-based restricted stock units with a total shareholder return performance measure, the target number of shares will vest if we have achieved a cumulative three-year total shareholder return that places us among the top 50% of the companies in the S&P 500 Utilities Index or S&P 500 Index, as applicable, with additional shares vesting ratably for performance above the 50th percentile of the applicable index to the maximum number (200% of the target number) for performance at or above the 90th percentile of that index. If our performance does not place us among the top 50%, but is above the 25th percentile of the companies in the applicable index, the number of shares that vest will decline from the target number of shares at the 50th percentile to zero shares at the 25th percentile.

For the performance-based restricted stock units with an EPS growth performance measure, the target number of shares will vest, subject to the Compensation Committee’s discretion (to make adjustments to earnings), if we have achieved a CAGR of 5.4%. If performance is at 6.3%, 150% of the target number of shares will vest, and if performance is at 7.8% or higher, the maximum number (200% of the target number) of shares will vest. If our EPS CAGR is less than 5.4%, shares will vest for performance above 3.7% declining from the target number of shares at 5.4% to zero shares at 3.7%.

(D)

Generally, the awards granted on January 2, 2019 represent service-based restricted stock units that vest ratably over three years. The special awards granted to Messrs. Martin and Mihalik on January 2, 2019 vested on January 2, 2020 and the award granted to Mr. Householder on January 2, 2019 vested on November 30, 2019 in connection with Mr. Householder’s anticipated retirement. The award granted to Mr. Bilicic on June 17, 2019 vests ratably over five years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

(E)

During the performance or service periods, dividends paid or that would have been paid on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and vesting conditions (including performance criteria, if applicable) as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

Unless the named executive officer instructs otherwise, the company will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

(F)

Stock options are nonqualified, service-based options to purchase shares of common stock granted under our 2013 Long-Term Incentive Plan. They were granted at an exercise price equal to the grant date closing stock price of our common stock and for a ten-year term, subject to earlier expiration following termination of employment. They generally vest and become exercisable ratably over three years. For information about the treatment of stock options in the event of a termination of employment before the end of the vesting period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

(G)

These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock and option awards will depend on the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

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Outstanding Equity Awards at Year-End

We summarize below our grants of equity awards that were outstanding at December 31, 2019, for our executive officers named in the 2019 Summary Compensation Table. These awards consist of nonqualified stock options and restricted stock units.

2019 OUTSTANDING EQUITY AWARDS AT YEAR-END

		Option Awards (Service-Based Stock Options) (A)					Stock Awards
							Equity Incentive Plan Awards (Performance–Based Restricted Stock Units) (B)			Other Stock Awards (Service–Based Restricted Stock Units) (C)

		Number of Shares Underlying Unexercised Options					Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares
	Grant Date	Exercisable	Unexercisable	Exercise Price		Expiration Date
Jeffrey W. Martin	01/02/19	—	136,364	$106.76		01/01/29
	01/02/19						40,127	$6,078,473
	01/02/19						13,087	1,982,458
	01/02/19						11,480	1,738,947
	01/02/19									14,349	$2,173,645	(H)
	05/01/18									12,638	1,914,453
	01/02/18						10,340	1,566,358
	01/02/18						5,271	798,433
	01/02/18						3,502	530,426
	01/02/18									5,252	795,559
	01/03/17						9,450	1,431,492	(F)
	01/03/17						5,509	834,477	(F)
	01/03/17						5,426	821,983	(G)

		—	136,364	$106.76	(E)		104,192	$15,783,047		32,239	$4,883,657
Joseph A. Householder	01/02/19	—	76,006	$106.76		01/01/29
	01/02/19						22,366	$3,387,951
	01/02/19						7,294	1,104,919
	01/02/19						6,398	969,175
	01/02/18						11,080	1,678,452
	01/02/18						5,648	855,578
	01/02/18						3,751	568,257
	01/03/17						13,133	1,989,322	(F)
	01/03/17						7,639	1,157,142	(F)
	01/03/17						7,532	1,140,913	(G)

		—	76,006	$106.76	(E)		84,841	$12,851,709		—	$—
George W. Bilicic	06/17/19									31,229	4,730,597

		—	—	—			—	$—		31,229	$4,730,597

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		Option Awards (Service-Based Stock Options) (A)					Stock Awards
							Equity Incentive Plan Awards (Performance–Based Restricted Stock Units) (B)			Other Stock Awards (Service–Based Restricted Stock Units) (C)

		Number of Shares Underlying Unexercised Options					Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares
	Grant Date	Exercisable	Unexercisable	Exercise Price		Expiration Date
Trevor I. Mihalik	01/02/19	—	15,512	$106.76		01/01/29
	01/02/19						9,129	$1,382,806
	01/02/19						2,977	450,997
	01/02/19						2,612	395,714
	01/02/19									1,959	$296,708	(I)
	05/01/18									1,938	293,581
	03/09/18									1,208	182,928	(J)
	02/21/18									379	57,464	(J)
	01/02/18						3,783	573,071
	01/02/18						1,928	292,110
	01/02/18						1,280	193,942
	01/02/18									1,921	290,992
	01/02/18									2,501	378,785	(J)
	01/03/17						4,535	687,034	(F)
	01/03/17						2,644	400,549	(F)
	01/03/17						2,605	394,552	(G)

		—	15,512	$106.76	(E)		31,493	$4,770,775		9,906	$1,500,458
Dennis V. Arriola	01/02/19	—	15,295	$106.76		01/01/29
	01/02/19						9,002	$1,363,647
	01/02/19						2,937	444,883
	01/02/19						2,576	390,145
	01/02/19									1,932	$292,686	(I)
	01/02/19									11,001	1,666,394	(H)
	01/02/18						6,770	1,025,467
	01/02/18						3,452	522,924
	01/02/18						2,292	347,179
	01/02/18									3,438	520,849
	01/03/17						7,907	1,197,695	(F)
	01/03/17						4,609	698,179	(F)
	01/03/17						4,536	687,178	(G)

		—	15,295	$106.76	(E)		44,081	$6,677,297		16,371	$2,479,929

(A)

Stock options generally vest and become exercisable ratably over three years and they remain exercisable until they expire at the end of the ten-year term, subject to earlier expiration following termination of employment. For information about the treatment of stock options in the event of a termination of employment before the end of the vesting period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

(B)

Performance-based restricted stock units generally will vest or will be forfeited in whole or in part at the end of a three-year performance period based upon our total shareholder return compared to market and peer group indices and our EPS growth. For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or in the event of a change in control, see “Severance and Change in Control Benefits” below. Because Mr. Householder had met the retirement eligibility criteria at the time of his retirement, he remains eligible to vest in his performance-based awards following his retirement. Vesting of the awards remains subject to achievement of the applicable company performance measures.

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For total shareholder return-based awards, we have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2019 had the applicable performance and service periods ended at that date. As of December 31, 2019, the performance for these awards as a percentage of target was:

Total Shareholder Return-Based Awards	Performance as of December 31, 2019
01/02/19 Award (TSR vs. S&P 500 Utilities Index)	200%
01/02/19 Award (TSR vs. S&P 500 Index)	152%
01/02/18 Award (TSR vs. S&P 500 Utilities Index)	168%
01/02/18 Award (TSR vs. S&P 500 Index)	200%
01/03/17 Award (TSR vs. S&P 500 Utilities Index)	125%
01/03/17 Award (TSR vs. S&P 500 Index)	169%

The EPS growth-based awards granted on January 2, 2018 and January 2, 2019 (together with related reinvested dividend equivalents) are reported based on target performance, as the performance period has not yet ended and the EPS for the final year(s) of the performance period has not yet been determined. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period and may be fewer or greater than the number reported in the table.

On February 25, 2020, the January 3, 2017 awards based on EPS growth (as adjusted for LTIP purposes) with a performance period that ended on December 31, 2019 vested at 200% of target, or maximum performance. These awards are reported based on the final performance result of 200% of target. For additional detail, see Note B to the “2019 Option Exercises and Stock Vested” table below.

On January 16, 2020, the January 3, 2017 awards based on total shareholder return compared to the S&P 500 Utilities Index vested at 125% of target and the awards based on total shareholder return compared to the S&P 500 Index vested at 169% of target.

(C)

Generally, awards granted on January 2, 2019 represent service-based restricted stock units that vest ratably over three years on the first NYSE trading day of 2020, 2021 and 2022. The special awards granted on January 2, 2019 to Messrs. Martin and Arriola vested on January 2, 2020. Awards granted on January 2, 2018 generally represent service-based restricted stock units that vest at the end of three years. The special awards granted to Mr. Mihalik on February 21, 2018, and March 9, 2018 and to Messrs. Martin and Mihalik on May 1, 2018 vest ratably over two years and the special award granted to Mr. Mihalik on January 2, 2018 vests over three years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

(D)

Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate. Does not include reinvested dividends and dividend equivalents with a record date of December 30, 2019, that were paid on January 15, 2020.

(E)	The weighted average exercise price of all outstanding options and for all unexercisable options was $106.76. There were no exercisable options as of December 31, 2019.

(F)

These awards vested on January 16, 2020, upon the Compensation Committee’s determination and certification of the total shareholder return results. The value realized upon the vesting of these shares is set forth in Note B to the “2019 Option Exercises and Stock Vested” table below.

(G)

These awards vested on February 25, 2020, upon the Compensation Committee’s determination and certification of the EPS growth results. The value realized upon the vesting of these shares is set forth in Note B to the “2019 Option Exercises and Stock Vested” table below.

(H)	These awards vested in full on January 2, 2020.

(I)	The first of three annual installments of these awards vested on January 2, 2020.

(J)

The second of three installments of Mr. Mihalik’s special January 2, 2018 award and the second and final installment of his special February 21, 2018 award vested on January 2, 2020. The second and final installment of his special March 9, 2018 award vested on March 9, 2020.

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Executive Compensation

Option Exercises and Stock Vested

We summarize below the restricted stock units that vested during 2019 for our executive officers named in the 2019 Summary Compensation Table. No named executive officers exercised stock options in 2019.

2019 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (A)(B)
Jeffrey W. Martin	17,214	$2,131,971
Joseph A. Householder	75,716	$10,461,228
George W. Bilicic	—	$—
Trevor I. Mihalik	9,786	$1,129,819
Dennis V. Arriola	4,701	$553,199

(A)	Market value of vesting stock (including reinvested dividends) at the vesting date. Also includes the dividend equivalent with a record date of December 31, 2018, that was paid on January 15, 2019.

(B)

The total shareholder return-based restricted stock unit awards granted in January 2016 that were scheduled to vest in January 2019 were below threshold performance and, therefore, did not vest and were forfeited. The amounts shown in the table above relate to the EPS growth-based restricted stock unit awards granted in January 2016, which vested at 200% of target performance on February 21, 2019. In addition, the amounts shown for Messrs. Martin and Householder include the first of two installments of their May 1, 2018 service-based restricted stock unit awards that vested on May 1, 2019; the amounts shown for Mr. Householder include a performance-based restricted stock unit award granted to Mr. Householder on January 2, 2015 that vested in connection with Cameron LNG Train 1 reaching commercial operations, and service-based restricted stock unit awards granted to Mr. Householder on January 2, 2018, January 2, 2019 and May 1, 2018 that vested on November 30, 2019 in connection with his planned retirement; and the amounts shown for Mr. Mihalik include service-based restricted stock unit awards granted to Mr. Mihalik on January 4, 2016 that vested on January 2, 2019, service-based restricted stock unit awards granted to Mr. Mihalik on January 2, 2018 and February 21, 2018 that vested on January 2, 2019 (the first of three installments of the January 2, 2018 award and the first of two installments of the February 21, 2018 award), and the first of two installments of service-based restricted stock unit awards granted to Mr. Mihalik on March 9, 2018 that vested on March 9, 2019.

Performance-based restricted stock unit awards granted in January 2017 that measured total shareholder return performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 16, 2020 at 124.5% of target performance and 168.6% of target performance, respectively. The 2017 performance-based restricted stock unit awards based on EPS growth (as adjusted for LTIP purposes) vested on February 25, 2020 at 200% of target performance. In addition, the first of three installments of the service-based restricted stock unit awards granted to Messrs. Mihalik and Arriola on January 2, 2019 vested on January 2, 2020; service-based restricted stock unit awards granted to Messrs. Martin and Arriola on January 2, 2019 vested on January 2, 2020; service-based restricted stock unit awards granted to Mr. Mihalik on January 2, 2018 and February 21, 2018 vested on January 2, 2020 (the second of three installments of the January 2, 2018 award and the second and final installment of the February 21, 2018 award); and the second and final installment of a service-based restricted stock unit award granted to Mr. Mihalik on March 9, 2018 vested on March 9, 2020. The number of those units that vested and their market value (including the units and the value of the dividend equivalent with a record date of December 30, 2019, that was paid on January 15, 2020), none of which are reflected in this table due to vesting of the applicable awards after December 31, 2019, were 34,915 units and $5,300,386 for Mr. Martin; 28,428 units and $4,368,990 for Mr. Householder; zero units and $0 for Mr. Bilicic; 13,341 units and $2,008,363 for Mr. Mihalik; and 28,846 units and $4,380,019 for Mr. Arriola.

Pension Benefits

Our named executive officers participate in our Cash Balance Plan, a broad-based tax-qualified retirement plan that is subject to certain limits under the Internal Revenue Code. Under the plan, we annually credit to a notional account for each participant an amount equal to 7.5% of the participant’s salary and performance-based annual bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, our named executive officers participate in a Supplemental Executive Retirement Plan, a nonqualified pension plan designed to recruit and retain executive talent. Under the plan, benefits are calculated using a defined benefit

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formula based on final average earnings (average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement), years of service and age at retirement of the executive officer and, for Mr. Householder, the officer’s spouse.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after 10 years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55) are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

We summarize below the present value of accumulated benefits under our various retirement plans at December 31, 2019, for our executive officers named in the 2019 Summary Compensation Table.

PENSION BENEFITS AT YEAR-END

	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)(B)
Jeffrey W. Martin	Cash Balance Plan	15	$331,340
	Supplemental Executive Retirement Plan	15	15,876,295
	Total		$16,207,635
Joseph A. Householder	Cash Balance Plan	18	$467,707
	Supplemental Executive Retirement Plan	18	19,770,252
	Total		$20,237,959
George W. Bilicic	Cash Balance Plan	1	$20,267
	Supplemental Executive Retirement Plan	1	207,344
	Total		$227,611
Trevor I. Mihalik	Cash Balance Plan	7	$159,414
	Supplemental Executive Retirement Plan	7	3,969,503
	Total		$4,128,917
Dennis V. Arriola	Cash Balance Plan	22	$708,594
	Supplemental Executive Retirement Plan	22	10,497,525
	Total		$11,206,119

(A)

Amounts are based on the assumptions used for financial reporting purposes set forth in Note 9 of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders, except that retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)

All of the named executive officers, except Messrs. Mihalik and Bilicic, are eligible for early retirement benefits under the defined benefit formula of the Supplemental Executive Retirement Plan. Messrs. Bilicic and Mihalik are not yet vested in a benefit under the defined benefit formula. However, Mr. Mihalik would be entitled to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. At December 31, 2019, Mr. Martin was age 57, Mr. Householder was age 64, Mr. Bilicic was age 56, Mr. Mihalik was age 53, and Mr. Arriola was age 59. Had they retired at December 31, 2019 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $16,931,065 for Mr. Martin; $20,237,959 for Mr. Householder; $0 for Mr. Bilicic, $536,937 for Mr. Mihalik; and $11,756,757 for Mr. Arriola.

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Executive Compensation

Nonqualified Deferred Compensation

Our nonqualified Employee and Director Savings Plan permits executives to elect on a year-by-year basis to defer the receipt of up to 85% of their annual salary and performance-based annual bonus for payment in installments or in a lump sum at a future date in connection with an executive’s separation from service or on a fixed in-service distribution date. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

The timing and form of distribution are selected by the executive at the time of the deferral election, and subsequent changes are limited. In the event of a change in control, participant accounts are distributed in a lump sum immediately prior to the date of the change in control. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Corporate Bond Yield Average Rate plus 1% (5.3% for 2019) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under our tax-qualified 401(k) Savings Plans in which all employees may participate. Deferrals of performance-based restricted stock unit awards cannot be transferred into other investments and are paid out in shares of common stock in accordance with the officer’s payout elections.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related investment earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

We summarize below information regarding the participation by our named executive officers in our nonqualified deferred compensation plans.

	Executive Contributions in 2019 (A)	Company Contributions in 2019 (B)	Aggregate Earnings in 2019 (C)	Aggregate Distributions in 2019 (D)	Aggregate Balance at 12/31/19 (E)
Jeffrey W. Martin	$406,095	$124,100	$962,808	$—	$5,407,006
Joseph A. Householder	$113,055	$34,110	$520,763	$—	$5,626,415
George W. Bilicic	$—	$—	$—	$—	$—
Trevor I. Mihalik	$215,947	$49,034	$169,801	$(307,928)	$1,321,772
Dennis V. Arriola	$578,800	$55,041	$955,447	$—	$5,182,738

(A)

Executive contributions consist of deferrals of salary and performance-based annual bonus that also are reported as compensation in the 2019 Summary Compensation Table. Timing differences between reporting bonus compensation in the 2019 Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in this table than the amounts that have been reported as compensation for the same year in the 2019 Summary Compensation Table. Executive contributions in 2019 that are also included as 2019 salary reported in the 2019 Summary Compensation Table total $179,365 for Mr. Martin; $113,055 for Mr. Householder; $0 for Mr. Bilicic; $129,577 for Mr. Mihalik; and $192,040 for Mr. Arriola. Deferrals of the 2019 bonus that was paid on March 12, 2020 are not included in the table above.

(B)

Company contributions are equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) matching contributions.

(C)

Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings consisting of above-market interest are also reported in the 2019 Summary Compensation Table. Excluding above-market interest, earnings (or losses) for 2019 were $917,777 for Mr. Martin; $438,416 for Mr. Householder; $0 for Mr. Bilicic; $155,345 for Mr. Mihalik; and $934,325 for Mr. Arriola. These earnings are not reported in the 2019 Summary Compensation Table.

(D)	Mr. Mihalik received an in-service payment of nonqualified deferred compensation in the amount of $307,928 during the year ending December 31, 2019.

(E)

Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the 2019 Summary Compensation Table for 2019 or prior years. Such aggregate amounts (other than the 2016 bonus paid in 2017) reported in the 2019 Summary Compensation Table for fiscal years 2017, 2018 and 2019 are $1,506,735 for Mr. Martin; $2,619,308 for Mr. Householder; $0 for Mr. Bilicic; $529,770 for Mr. Mihalik; and $1,277,545 for Mr. Arriola. These amounts do not include the portion of the 2019 performance-based annual bonus deferred in 2020 but do include the portion of the 2016 performance-based annual bonus deferred in 2017.

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Severance and Change in Control Benefits

We have a severance pay agreement with each of our named executive officers. Each agreement is for a three-year term and is automatically extended for an additional year upon each agreement’s anniversary unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the agreement’s term for reasons other than “cause”, death or disability, or the executive were to do so for “good reason.” The nature and amount of the severance benefits vary depending on the executive’s position, and increased benefits are provided if, upon termination, the executive enters into an agreement with the company to provide consulting services for two years and agrees to abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits also are provided if the termination of employment were to occur within two years following a “change in control” of the company.

The definitions of “cause” and “good reason” vary depending on whether the termination of employment occurs after a change in control of the company or otherwise. However, “cause” is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and “good reason” is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities and, following a change in control, certain changes in employment location. A “change in control” is defined in the agreements to generally include events resulting in a change in the effective control of the company or a change in the ownership of a substantial portion of the company’s assets.

Awards granted under the 2013 Long-Term Incentive Plan and our 2019 Long-Term Incentive Plan include a “double trigger” provision for vesting of equity in connection with a change in control. Restricted stock unit and stock option awards issued to date under the 2013 Long-Term Incentive Plan and 2019 Long-Term Incentive Plan provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Article 16 of the 2013 Long-Term Incentive Plan and Article 14 of the 2019 Long-Term Incentive Plan. If awards are not assumed or replaced, or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon the change in control. If such awards are subject to performance-based vesting, such awards vest at the greater of target performance level or the actual performance level had the performance period ended on the last day of the calendar year immediately preceding the date of the change in control (or, for awards based on total shareholder return, had the performance period ended on the date of the change in control). Messrs. Martin, Householder and Arriola have attained age 55 and completed at least five years of service. Service-based awards that are not assumed or replaced will vest in full immediately preceding the date of the change in control. Also, any outstanding awards would immediately vest upon an executive’s involuntary termination other than for cause, termination for “good reason”, death, disability, or retirement during the three-year period following a change in control. Service-based awards also vest upon an executive’s death.

With respect to performance-based awards and stock options, if an executive’s employment is terminated after the executive has attained age 55 and completed five years of service (and the termination is other than for cause), and the termination occurs after completion of one year of the applicable performance or service period (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment. Performance-based awards continue to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable performance period. Stock options remain exercisable (subject to the award’s vesting conditions) until the earlier of the third anniversary of the executive’s termination date (fifth anniversary if the executive has attained age 62) or the end of its ten-year term.

If an executive’s employment is terminated and the executive has not met the retirement eligibility criteria specified in the award agreement or the termination is for cause, performance-based awards and unvested options are forfeited. Vested options expire on the 90th day following termination of employment. If an executive’s employment is terminated by reason of death, the option shall remain exercisable until the earlier of the third anniversary of the executive’s death or the end of its ten-year term.

With respect to service-based awards, if an executive’s employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra Energy, the death of the executive, at the discretion of the Compensation Committee or as otherwise provided in connection with the grant of the award.

We summarize below the benefits each of our named executive officers reported in the 2019 Summary Compensation Table would have been entitled to receive had we terminated his or her employment (other than for cause, death or disability) at December 31, 2019, or had the executive done so for “good reason” on that date, and the benefits each executive would have been entitled to receive had such termination occurred within two years following a change in control of the company (or within three years for purposes of certain equity award acceleration). These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance. We also show the benefits that each executive would have been entitled to receive in the event of his death or disability on December 31, 2019. In addition, we show the benefits that each executive would have been entitled to receive (accelerated vesting of restricted stock units and stock options) had a change in control of the company occurred on December 31, 2019, whether or not accompanied or followed by a termination of the executive’s employment.

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Executive Compensation

SEVERANCE AND CHANGE IN CONTROL BENEFITS

	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason or Death				Change in Control Only

	Unrelated to a Change in Control	Change in Control	Resulting from Death		(Without Termination of Employment)
Jeffrey W. Martin
Lump Sum Cash Payment (A)	$5,520,000	$8,280,000
Acceleration of Existing Equity Awards (B)		26,764,902	4,883,657		26,764,902
Enhanced Retirement Benefits (C)
Health & Welfare Benefits (D)	69,319	137,940	(D	)
Financial Planning (E)	50,000	75,000
Outplacement	50,000	50,000
Total	$5,689,319	$35,307,842	$4,883,657		$26,764,902
Joseph A. Householder
Lump Sum Cash Payment (A)	$4,641,400	$6,962,100
Acceleration of Existing Equity Awards (B)		16,250,696			16,250,696
Enhanced Retirement Benefits (C)
Health & Welfare Benefits (D)	51,732	114,613	(D	)
Financial Planning (E)	50,000	75,000
Outplacement	50,000	50,000
Total	$4,793,132	$23,452,409			$16,250,696
Total After Severance Reduction (F)	$4,793,132	$19,397,877			$16,250,696
George W. Bilicic
Lump Sum Cash Payment (A)	$3,120,000	$4,680,000
Acceleration of Existing Equity Awards (B)	4,730,597	4,730,597	4,730,597		—
Enhanced Retirement Benefits (C)		228,331	241,482
Health & Welfare Benefits (D)	52,948	118,613
Financial Planning (E)	50,000	75,000
Outplacement	50,000	50,000
Total	$8,003,545	$9,882,541	$4,972,079		$—
Total After Severance Reduction (F)	$8,003,545	$8,728,045	$4,972,079		$—
Trevor I. Mihalik
Lump Sum Cash Payment (A)	$2,395,400	$3,593,100
Acceleration of Existing Equity Awards (B)		5,244,691	1,500,458		—
Enhanced Retirement Benefits (C)		3,714,795	4,083,824
Health & Welfare Benefits (D)	52,948	113,161
Financial Planning (E)	50,000	75,000
Outplacement	50,000	50,000
Total	$2,548,348	$12,790,747	$5,584,282		$—
Dennis V. Arriola
Lump Sum Cash Payment (A)	$2,865,933	$4,298,900
Acceleration of Existing Equity Awards (B)		9,841,220	2,479,929		9,841,220
Enhanced Retirement Benefits (C)
Health & Welfare Benefits (D)	35,201	89,674
Financial Planning (E)	50,000	75,000
Outplacement	50,000	50,000
Total	$3,001,134	$14,354,794	$2,479,929		$9,841,220

(A)

For Messrs. Martin, Householder, Bilicic and Mihalik, the severance payment is equal to one times (two times following a change in control) the sum of i) annual base salary and ii) the higher of the average of the last three incentive bonuses or his target bonus. For Mr. Arriola, the severance payment is equal to one times (two times following a change in control) the higher of (i) 170% of base salary or (ii) the sum of annual base salary and the average of the last three incentive bonuses. For all of the named executive officers, an additional one times the sum of annual base salary and the higher of the average of the last three incentive bonuses or target bonus (or, for Mr. Arriola, 70% of base salary) is conditioned upon the executive’s agreement to provide post-termination consulting services and abide by restrictive covenants related to non-solicitation and confidentiality. In addition, in the event of a termination within two years following a change in control, or in the event of an executive’s death or disability, an executive will also receive a prorated

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bonus for the year of termination equal to the greater of the average of the last three incentive bonuses or the target bonus in effect at the time of termination (or, for Mr. Arriola 70% of base salary). If the executive receives a bonus under the annual bonus plan for the year of termination, such bonus is offset by the prorated bonus provided under the severance pay agreement. For each of the named executive officers, the amount shown in the table above excludes payment of bonus earned in the year of termination because the actual 2019 bonus under the annual bonus plan exceeds the 2019 bonus payable under the severance agreement.

(B)

Fair market value at December 31, 2019, of shares subject to stock options and performance-based and service-based restricted stock units for which forfeiture restrictions would terminate. Includes the value of the 2017 performance-based restricted stock unit awards that vested in early 2020. The value realized upon the vesting of these awards is discussed in Note B to the “2019 Option Exercises and Stock Vested” table above. Any outstanding awards would immediately vest upon an executive’s involuntary termination (other than for cause), termination for “good reason”, death, disability or retirement during the three-year period following a change in control for those amounts listed under the “Change in Control” column and upon these events for amounts listed under the “Unrelated to a Change in Control” column. Service-based awards would vest upon an executive’s death.

(C)

For Messrs. Bilicic and Mihalik, the amounts shown for termination accompanied by a change in control are the incremental actuarial value assuming that they had attained age 62, but reduced for applicable early retirement factors. For termination resulting from death, the $241,482 shown for Mr. Bilicic and the $4,083,824 shown for Mr. Mihalik is the difference between the death benefit under the plan and the benefit that would have been payable in connection with a voluntary termination on December 31, 2019. For the other named executive officers, there is no difference between the death benefit and the benefit payable in connection with a voluntary termination.

(D)

Estimated value associated with continuation of health benefits for two years for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for three years for termination in connection with a change in control. In addition, Messrs. Martin and Householder are eligible to receive the life insurance benefit payable upon death described under “Compensation Discussion and Analysis—Benefit Plans—Health, Life Insurance and Disability Plans and Other Benefits,” which in the event their death had occurred on December 31, 2019 would have been $5,025,467 for Mr. Martin and $4,711,467 for Mr. Householder.

(E)

Estimated value associated with continuation of financial planning services for two years for termination unrelated to a change in control, and three years for termination accompanied by a change in control.

(F)

Under the severance pay agreements, the change in control severance payments may be reduced to ensure that the total benefit falls below the Section 280G excise tax threshold. Such reduction will not apply if the executive’s net after-tax unreduced benefit would equal or exceed 105% of the net after-tax reduced benefit.

Executive officers who voluntarily terminate their employment (other than for “good reason”) or whose employment is terminated by the company for cause are not entitled to enhanced benefits. Our executives may also be eligible for certain payments under our retirement or deferred compensation plans as described above under “Benefit Plans—Retirement and Savings Plans,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

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Executive Compensation

Ratio of Chief Executive Officer to Median Employee Pay

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. In addition to our full-time U.S. workforce, our employee population includes a substantial percentage of part-time employees and employees in Chile, Mexico and Peru.(1) Given the different methodologies that various public companies use to determine an estimate of their pay ratio and the differences in employee populations, the estimated ratio reported below should not be used as a basis for comparison between companies.

SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. In determining that it is still appropriate to use our 2017 median employee for this disclosure, we considered the changes to our employee population and compensation programs during 2018 and 2019, as well as the 2019 compensation of the median employee.(2)

In 2017, we determined our median employee based on a definition of compensation that included 2017 base salary, target annual incentive award and overtime compensation. Our measurement date was December 31, 2017 for purposes of determining our employee population for the analysis. We used a valid statistical sampling methodology to provide a reasonable estimate of the median compensation for the employee population and identify employees who received compensation within plus or minus 1% of that value.

To calculate the 2019 pay ratio, we calculated 2019 compensation for Mr. Martin and the median employee using the methodology used for the 2019 Summary Compensation Table plus health and welfare and other nondiscriminatory benefits, which are a key part of our total rewards program. Using this methodology, the 2019 total compensation of our median employee was $145,951 and the 2019 total compensation of our Chief Executive Officer was $19,829,297. For 2019, we estimate that the ratio of CEO pay to median employee pay was 136:1.

(1)	We did not exclude employees from any of these countries and no cost of living adjustment was applied. We did exclude our two employees in the Netherlands.
(2)	Oncor is not considered for purposes of the employee population used to identify the median employee because it is not a consolidated subsidiary.

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Attending the Annual Shareholders Meeting

1.	Who can attend the Annual Shareholders Meeting?

To attend the Annual Shareholders Meeting and any adjournment or postponement thereof you must bring documentation showing that you were a holder of Sempra Energy common stock at the close of business on March 9, 2020, the record date for the Annual Shareholders Meeting, or documentation showing that you hold a valid proxy from any such holder to vote at the meeting.

If you are a shareholder of record of our common stock or hold shares of our common stock through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket is included as part of your notice of Internet availability of proxy materials or your proxy card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not have appropriate admission materials, your name must be verified against our list of shareholders of record and plan participants, or you will not be admitted to the meeting.

If you are not a shareholder of record but are the beneficial owner of shares held in street name through a bank, broker or other nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 9, 2020, a copy of the voting instruction card provided by your bank, broker or other nominee, or other similar evidence of share ownership.

In addition to having valid admission documentation, you will be required to present current government-issued photo identification (for example, a driver’s license or passport) to gain admission to the Annual Shareholders Meeting and any adjournment or postponement thereof.

The Annual Shareholders Meeting will begin promptly at 9 a.m. Pacific Time. Check-in will begin at 8 a.m. Pacific Time, and you should allow ample time for check-in procedures.

To help protect the health and safety of our shareholders, we are taking certain special precautions at the Annual Shareholders Meeting in light of the coronavirus outbreak. See “Proxy Statement Summary” for more information.

2.	What is the format of the Annual Shareholders Meeting?

The Annual Shareholders Meeting will consist of the formal shareholder meeting business items outlined in Question 11 below. We do not intend to hold a business update at this Annual Shareholders Meeting. For information about our business, we encourage you to review our Annual Report to Shareholders, which is available on the Internet at www.astproxyportal.com/ast/Sempra.

How You Can Vote

3.	Who is entitled to vote?

You are entitled to one vote on each director nominee and one vote on each of the other proposals to be voted on at the Annual Shareholders Meeting for each share of our common stock that you owned at the close of business on March 9, 2020, the record date for the meeting and any adjournment or postponement thereof. You may vote all shares owned by you on the record date, including (a) shares held directly in your name as the shareholder of record and (b) shares held for you as the beneficial owner through a bank, broker or other nominee. On the record date, 292,392,523 shares of our common stock were outstanding.

4.	What is the difference between holding shares as a beneficial owner and as a shareholder of record?

Most of our shareholders hold their shares beneficially through a bank, broker or other nominee rather than having the shares registered directly in their own name. Summarized below are some distinctions between shares held beneficially and those held of record.

Beneficial Owner

If your shares are held through a bank, broker or other nominee, it is likely that the shares are registered in the name of the nominee and you are the beneficial owner of such shares. You are also the beneficial owner of any shares that you may own through our Employee Savings Plans. Your bank, broker or other nominee has provided you with voting instructions for you to use in directing the registered holder how to vote your shares.

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Shareholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are the shareholder of record of such shares. We have provided you with either a proxy card to use in voting these shares or a notice of Internet availability of our proxy materials, each of which instructs you how you may access our proxy materials online and vote your shares.

5.	How do I vote and how will my shares be voted?

The process for voting your shares depends on how your shares are held. As discussed above, you may hold your shares as a shareholder of record (registered in your own name) or as a beneficial owner (through a broker, bank or other nominee). Please see Question 10 below for voting instructions on how you may direct the voting of your shares held in the Sempra Energy Employee Savings Plans.

Voting by Shareholders of Record. If you are a shareholder of record, you may vote by proxy or you may vote in person at the Annual Shareholders Meeting. If you are a shareholder of record and would like to vote your shares by proxy in advance of the Annual Shareholders Meeting, you may vote in the following ways:

Internet — by following the Internet voting instructions included in the notice of Internet availability of our proxy materials that you received or by following the instructions on the proxy card if you received a paper copy of the proxy materials.

Telephone — by following the telephone voting instructions included in our proxy materials or by following the instructions on the proxy card if you received a paper copy of the proxy materials.

Mail — if you received proxy materials by mail, you may vote by marking, dating and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with our proxy materials.

Mobile Device — by scanning the QR code on your proxy card or notice of Internet availability of our proxy materials with your mobile device and following the instructions provided.

For Internet (including via a mobile device) and telephone voting, you will need to have your notice of Internet availability of proxy materials or your proxy card available and use the company number and account number shown on the notice and card. Internet and telephone voting will close at 11:59 p.m. Eastern Time on May 4, 2020. If you received a proxy card in the mail and wish to vote by completing and returning the proxy card via mail, your completed proxy card must be received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof.

Voting by Beneficial Owners. If you hold your shares as a beneficial owner through a bank, broker or other nominee, you should receive separate voting instructions from that entity describing how you may direct the registered holder to vote your shares. If your shares are held in the name of a broker, bank or other nominee and you wish to vote in person, you must obtain and bring with you to the Annual Shareholders Meeting and any adjournment or postponement thereof a legal proxy from the shareholder of record as of the close of business on March 9, 2020 indicating that you were a beneficial owner as of the close of business on March 9, 2020, and the number of shares of which you were the beneficial owner on that date, and appointing you as the record holder’s proxy to vote the shares at the Annual Shareholders Meeting.

Voting of Shares as Directed. Your shares will be voted as you specifically instruct on your proxy card, your voting instruction card, or pursuant to the other methods to direct your vote described above. Except for shares held in our Employee Savings Plans, voting instructions for which are described in Question 10 below, if you sign and return your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the Annual Shareholders Meeting and any adjournment or postponement thereof.

6.	How can I vote without attending the Annual Shareholders Meeting?

Whether you hold your shares as a shareholder of record or as a beneficial owner, it is not necessary for you to attend the Annual Shareholders Meeting or any adjournment or postponement thereof in order to vote your shares. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares as a beneficial owner, you may vote by submitting voting instructions to the registered owner of your shares.

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For directions on how you may vote, please refer to the instructions included in Question 5 above or in your proxy card or voting instruction card or notice of Internet availability of our proxy materials.

Even if you plan to attend the Annual Shareholders Meeting, we recommend that you also submit your proxy or voting instructions as described in Question 5 above so that your vote will be counted if you later decide not to attend.

7.	What is the deadline to vote?

If you hold shares as a shareholder of record and you wish to vote by Internet or telephone, you must do so before Internet and telephone voting closes at 11:59 p.m. Eastern Time on May 4, 2020. If you hold shares as a shareholder of record and wish to vote by mail, your completed proxy card must be received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof.

If you hold shares in any of our Employee Savings Plans, your voting instructions must be received by 8:00 a.m. Eastern Time on April 30, 2020, for the trustee of the plans to vote your shares in accordance with your instructions. See Question 10 below.

If you hold shares as a beneficial owner, you should follow the voting instructions provided by your bank, broker or other nominee.

8.	May I change or revoke my vote?

If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, California 92101, before your shares are voted, or by attending the Annual Shareholders Meeting and voting in person. Please note that if you are a shareholder of record, you cannot change your vote by using the Internet or telephone after 11:59 p.m. Eastern Time on May 4, 2020. If you are an owner of shares held in the Sempra Energy Employee Savings Plans, you cannot change your vote after 8 a.m. Eastern Time on April 30, 2020.

Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your bank, broker or other nominee (which revokes your earlier instructions), or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the Annual Shareholders Meeting and voting in person. Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee.

9.	Is my vote confidential?

The Sempra Energy Employee Savings Plans automatically provide for confidential voting for the shares in those plans. Other shareholders may elect that their identity and individual vote be held confidential by marking the appropriate box on their proxy card or ballot. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting. They also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors, unless the persons engaging in the opposing solicitation offer shareholders confidential voting comparable to that which we provide.

10.	How are shares held in the Sempra Energy Employee Savings Plans voted? What happens if I do not timely vote such shares?

If you hold shares through the Sempra Energy Employee Savings Plans, they will be voted as you instruct on the proxy or voting instruction card provided to you through such plans. If you sign and return your proxy or voting instruction card without giving specific instructions or you do not timely return your card, your shares will be voted in the discretion of Newport Trust Company, the independent fiduciary and investment manager for the Sempra Energy Common Stock Fund under our Employee Savings Plans.

Your voting instructions must be received by 8:00 a.m. Eastern Time on April 30, 2020 for Newport Trust Company to vote your shares in accordance with your instructions. You may not vote in person at the Annual Shareholders Meeting with respect to the shares you own through these plans.

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About the Annual Shareholders Meeting and Voting

Information About Proposals To Be Voted On

11.	What items of business will be voted on at the Annual Shareholders Meeting?

The business items to be voted on at the Annual Shareholders Meeting are:

Business Items:
Proposal 1. Election of directors.

Proposal 2. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

Proposal 3. Advisory approval of our executive compensation.

Proposal 4. A shareholder proposal requiring an independent board chairman, if properly presented at the meeting.

12.	What are my voting choices?

You may vote “FOR” or “AGAINST” the election of each of the director nominees or you may “ABSTAIN” from voting on one or more director nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the other proposals to be voted on at the Annual Shareholders Meeting.

13.	How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares as follows:

Proposal:	Board Recommendation

1. Electionof directors	FOR each director nominee

2. Ratificationof independent registered public accounting firm	FOR ratification of Deloitte & Touche LLP

3. Advisoryapproval of our executive compensation	FOR advisory approval of our executive compensation

4. Shareholderproposal requiring an independent board chairman	AGAINST shareholder proposal requiring an independent board chairman

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14.	What vote is required to approve each item?

Assuming a quorum (as defined in Question 18 below) is present at the Annual Shareholders Meeting, the vote required to approve each item will be determined as follows:

Proposal:	Vote Required for Approval

1. Electionof directors

Each director must receive “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares.

2. Ratificationof independent registered public accounting firm

Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares. While this is an advisory vote and non-binding, our Audit Committee would reconsider the appointment if it were not ratified.

3. Advisoryapproval of our executive compensation

Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares. While this is an advisory vote and non-binding, our Compensation Committee will take the voting results on this proposal into consideration when making future executive compensation decisions.

4. Shareholderproposal requiring an independent board chairman	Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares.

15.	What happens if additional items are presented at the Annual Shareholders Meeting?

We are not aware of any item that may be voted on at the Annual Shareholders Meeting that is not described in this proxy statement, nor have we received notice of any such item by the deadline prescribed by Rule 14a-4(c)(1) under the Exchange Act. However, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on, including matters incidental to the conduct of the meeting.

16.	How are votes counted?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any or all nominees for election as directors and on any other matter to be voted on at the Annual Shareholders Meeting.

If you indicate “ABSTAIN” on any or all nominees or proposals, your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof (see Question 18 below), but will not be considered a vote cast with respect to the proposal on which you abstain from voting.

Broker non-votes (see Question 17 below) will be counted for determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting, but will not be considered votes cast with respect to the election of any director nominee or any other proposal for which they occur.

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About the Annual Shareholders Meeting and Voting

17.	What is a broker non-vote?

On matters on which a broker, bank or other nominee is permitted to exercise discretionary voting authority (routine matters), your broker, bank or other nominee may vote your shares for which you do not provide timely voting instructions in its discretion. Because the ratification of our independent registered public accounting firm is considered a routine matter, your broker, bank or other nominee may exercise discretionary voting authority on that proposal if you do not provide timely instructions as to how to vote your shares. All other proposals on the ballot for the Annual Shareholders Meeting are considered non-routine, and accordingly, your broker, bank or other nominee may not exercise discretionary voting authority on those proposals. As a result, if you hold your shares with a broker, bank or other nominee and you do not provide timely voting instructions for the non-routine proposals, your shares will not be voted for those proposals and will be considered “broker non-votes” for those proposals. If you have any questions about the proxy voting process, please contact the broker, bank or other nominee that holds your shares.

18.	What constitutes a quorum?

A majority of the outstanding shares of common stock entitled to vote at the Annual Shareholders Meeting or any adjournment or postponement thereof, represented in person or by proxy, constitutes a quorum for the transaction of business at the meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present at the Annual Shareholders Meeting or any adjournment or postponement thereof.

19.	Will shares that I hold in my brokerage account be voted if I do not provide timely voting instructions?

If you do not provide timely instructions as to how to vote your shares held through a brokerage firm, your broker will have the discretionary voting authority to vote your shares only on the proposal to ratify our independent registered public accounting firm. In that case, your broker will be prohibited from voting your shares on all other proposals on the ballot for the Annual Shareholders Meeting and your shares will be considered broker non-votes with respect to those proposals (see Question 17 above).

20.	Will shares that I own as a shareholder of record be voted if I do not timely return my proxy card?

Shares that you own as a shareholder of record will be voted as you instruct on your proxy card. If you sign and return your proxy card without giving specific instructions, such shares will be voted in accordance with the recommendations of our Board of Directors.

If you do not timely return your proxy card or vote by one of the other voting methods described in Question 5 above, your shares will not be voted unless you, or your proxy holder(s), vote your shares in person by attending the Annual Shareholders Meeting and any adjournment or postponement thereof.

21.	Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Shareholders Meeting and to publish final results in a Current Report on Form 8-K that we will file with the SEC following the meeting. The report will be available on our website at www.sempra.com under the “Investors” and “SEC Filings” tabs.

Proxy Materials

22.	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the materials?

We distribute our proxy materials over the Internet to shareholders who have not requested a paper copy. On or about March 19, 2020, we mailed a notice about the Internet availability of the proxy materials, containing instructions on how to access the proxy materials on the Internet and how to request a paper copy by mail or an electronic copy by email. The notice also contains instructions on how you may request proxy materials by mail (paper copy) or email on an ongoing basis. If you are a shareholder of record and wish to receive paper copies of

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current and/or future proxy materials, you may do so via the Internet at www.astproxyportal.com/ast/Sempra. Under “Request Paper Copies of Materials” at this website, click “Request Sempra Energy Proxy Materials,” then enter your control number as shown on the notice about the Internet availability of our proxy materials and proxy card (if you receive a paper copy of these proxy materials). You will see an option to elect to receive paper copies each year. You also may request to receive paper copies of current and/or future proxy materials by calling (888) 776-9962 from the United States and Canada or +1 (718) 921-8562 from other countries, or by emailing help@astfinancial.com. If you are a beneficial holder of shares held by a bank, broker or other nominee and wish to receive paper copies of current and/or future proxy materials, please contact your bank, broker or other nominee directly. We encourage shareholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and reduce our printing and mailing costs.

23.	Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our shareholders, including those who previously have requested a paper copy, with a paper copy of the proxy materials instead of a notice about the Internet availability of the proxy materials.

In addition, we are providing notice about the Internet availability of the proxy materials by email to our shareholders who previously have elected electronic delivery. The email contains a link to the website where the proxy materials are available and a link to the proxy voting website.

24.	How can I access the proxy materials over the Internet?

You can view our proxy materials on the Internet at www.astproxyportal.com/ast/Sempra. The proxy card, the voting instruction card and the notice about the Internet availability of our proxy materials contain instructions on how to view our proxy materials on the Internet.

25.	How can I elect to receive future proxy materials electronically?

If you are a shareholder of record and wish to request electronic delivery of proxy materials in the future, please access www.astfinancial.com/login on the Internet to enroll. Please enter your account number as shown on the notice about the Internet availability of our proxy materials and proxy card (if you receive a paper copy of these proxy materials) and your tax identification number to log in, then select “Receive Company Mailings Via Email” and provide your email address.

If you choose to access future proxy materials electronically, we will discontinue mailing the proxy materials to you beginning next year, and we will instead send you an email with instructions containing a link to the website where the materials are available and a link to the proxy voting website. You may discontinue electronic delivery at any time.

26.	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

If you share an address with another shareholder, you may receive only one set of proxy materials unless you or the other shareholder have provided contrary instructions. If you wish to receive a separate set of the materials, please request the additional copy by contacting our proxy solicitor, Morrow Sodali LLC, at:

(800) 662-5200 (U.S. and Canada) +1 (203) 658-9400 (International)

SRE.info@investor.morrowsodali.com

A separate set of the materials will be sent promptly following receipt of your request.

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If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please write to or call our transfer agent, AST, at:

American Stock Transfer & Trust Company, LLC Attn: Sempra Energy 6201 15th Avenue Brooklyn, NY 11219

(888) 776-9962 (U.S. and Canada) +1 (718) 921-8562 (International)

If you are a beneficial owner of shares held by a bank, broker or other nominee and you wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please contact your bank, broker or nominee directly.

27.	What is included in the proxy materials?

The proxy materials include:

•	Our Notice of Annual Shareholders Meeting

•

Our proxy statement for the Annual Shareholders Meeting, which contains descriptions of the proposals to be voted on at the Annual Shareholders Meeting, the voting process, our Board of Directors and board committees, our corporate governance, the compensation of our directors and certain executive officers, and other required information

•	Our 2019 Annual Report to Shareholders

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or voting instruction card. Otherwise, you received a notice about the Internet availability of these proxy materials, which includes instructions on how to access these materials and submit your vote.

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Shareholder Proposals and Director Nominations

1.	How can shareholders submit shareholder proposals to be included in the proxy materials for next year’s Annual Shareholders Meeting? What is the deadline for submitting any such proposals?

Shareholder proponents who desire to submit shareholder proposals to be included in the proxy materials for next year’s Annual Shareholders Meeting must meet the eligibility requirements of the SEC’s shareholder proposal rule (Rule 14a-8 under the Exchange Act), and their proposals must comply with the requirements of that rule to be included in our proxy materials.

Shareholder proposals that are intended to be included in our proxy materials for next year’s Annual Shareholders Meeting must be received by our Corporate Secretary no later than 5:00 p.m. Pacific Time on November 19, 2020, and must be submitted to the following address:

Corporate Secretary Sempra Energy 488 8th Avenue San Diego, CA 92101

Proposals that are not timely submitted or are submitted to the incorrect address or other than to the attention of our Corporate Secretary may, at our discretion, be excluded from our proxy materials.

Question 2 below describes the procedures set forth in our bylaws through which shareholders may nominate and include director candidates in our proxy statement, and the related deadlines for submission.

Question 3 below describes the procedures set forth in our bylaws through which shareholders may nominate director candidates or present other items of business directly at our Annual Shareholders Meeting (meaning that they are not seeking to include such matters in our proxy statement), and the related deadlines for submission.

2.	How may shareholders nominate and include director candidates in the proxy materials for next year’s Annual Shareholders Meeting? What is the deadline for submitting any such nominations?

Shareholders who wish to submit director nominees for inclusion in our proxy materials for next year’s Annual Shareholders Meeting must give written notice of their intention to do so to our Corporate Secretary in accordance with the requirements and deadlines described below.

Our bylaws give a shareholder, or a group of no more than 20 shareholders, who have continuously owned at least 3% of our outstanding shares entitled to vote in the election of directors for at least three years, the ability to nominate and include in our proxy statement up to the greater of two directors or 20% of the number of the company’s directors then in office, if the shareholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees submitted under these proxy access provisions must contain the information required by our bylaws and must be received at least 120 days but not more than 150 days prior to the first anniversary of the date the proxy statement was first sent to shareholders in connection with our last Annual Shareholders Meeting. The period for the receipt from shareholders of any such notice for our 2021 Annual Shareholders Meeting will begin on October 20, 2020, and end on November 19, 2020. Any such notice must be timely delivered in writing to our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, California 92101.

These above-mentioned notice requirements applicable under our proxy access bylaw provisions do not apply to shareholder proposals intended for inclusion in our proxy materials under SEC Rule 14a-8. The requirements and the deadline for submitting those proposals are set forth in Question 1 above. In addition, the notice requirements applicable under our proxy access bylaw provisions do not apply to shareholder proposals or director nominations to be presented directly at our Annual Shareholders Meeting (meaning that the proponent is not seeking to include the proposal or nomination in our proxy statement), the procedures and deadlines for which are described in Question 3 below.

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Shareholder Proposals and Director Nominations

3.	How may shareholders nominate director candidates or present other items of business for consideration at next year’s Annual Shareholders Meeting (if they are not seeking to include such matters in our proxy materials for the meeting)? What is the deadline for submitting any such nominations or proposals?

Shareholders who wish to nominate director candidates (outside of our proxy access bylaw provisions) or who wish to present other items of business (outside of the SEC Rule 14a-8 process) directly at next year’s Annual Shareholders Meeting must give written notice of their intention to do so to our Corporate Secretary in accordance with the requirements and deadlines described below.

For any director nominations or proposed items of business that are submitted by shareholders and are not intended to be included in our proxy materials for next year’s Annual Shareholders Meeting, we must receive notice thereof at least 90 days but not more than 120 days before the first anniversary of the date of the last Annual Shareholders Meeting. The period for the receipt from shareholders of any such notice of nominations or proposals for our 2021 Annual Shareholders Meeting will begin on January 5, 2021, and end on February 4, 2021. Any such notice must include the information required by our advance notice bylaw provisions (some of which may be obtained as provided in Question 2 under “Other Information” below) and also must be updated and supplemented as required by our bylaws. Any such notice must be timely delivered in writing to our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, California 92101. We will not entertain any director nominations or other proposals at next year’s Annual Shareholders Meeting that do not meet the requirements set forth in our bylaws.

These above-mentioned notice requirements applicable under our advance notice bylaw provisions do not apply to shareholder proposals intended for inclusion in our proxy materials under SEC Rule 14a-8. The requirements and the deadline for submitting those proposals are set forth in Question 1 above. In addition, the notice requirements applicable under our advance notice bylaw provisions do not apply to shareholder nominations of director candidates that are to be included in our proxy statement, the procedures and deadlines for which are described in Question 2 above.

None of the advance notice requirements described in this Question 3 or in Questions 1 or 2 above apply to questions that a shareholder may wish to ask at the Annual Shareholders Meeting.

4.	May shareholders recommend director candidates to be considered for nomination by the Board of Directors?

Shareholders may recommend director candidates for consideration by the Corporate Governance Committee of our Board of Directors by writing to our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, California 92101. A recommendation must be accompanied by a statement from the candidate that he or she would give favorable consideration to serving on the board and should include sufficient biographical and other information concerning the candidate and his or her qualifications to permit the Corporate Governance Committee to make an informed decision as to whether further consideration of the candidate would be warranted.

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Other Information

1.	Who is making and paying for this proxy solicitation?

Sempra Energy is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and of soliciting proxies.

Our directors, officers and employees also may solicit proxies in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial shareholders.

We also have engaged Morrow Sodali LLC to provide proxy solicitation services, including assisting us in distributing proxy materials and soliciting proxies for the Annual Shareholders Meeting. We will pay a base fee of $25,000, plus customary costs and expenses, for these services.

2.	Where can I find more information about Sempra Energy?

Our consolidated financial statements and additional information regarding the company are included in our 2019 Annual Report to Shareholders that accompanies this proxy statement, which includes our 2019 Annual Report on Form 10-K (2019 Form 10-K). We filed our 2019 Form 10-K with the SEC on February 27, 2020. Our 2019 Form 10-K, as well as other information that we file with the SEC, can be viewed online on the SEC’s website at www.sec.gov. In addition, our 2019 Form 10-K and other information that we file with the SEC are available on our website at www.sempra.com under the “Investors” and “SEC Filings” tabs. We also will furnish a copy of our 2019 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any shareholder who so requests by writing to our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, California 92101.

By writing to us, shareholders also may obtain, without charge, a copy of our bylaws, Corporate Governance Guidelines, codes of conduct and board standing committee charters. These materials are also available on the Internet on our website at www.sempra.com under the “Investors” and “Governance” tabs.

3.	Who is Sempra Energy’s transfer agent and how do I contact them?

If you are a shareholder of record and have questions concerning share certificates, dividend checks, ownership transfer or other matters relating to your share account, please contact our transfer agent at the following address or phone numbers:

American Stock Transfer & Trust Company, LLC Attn: Sempra Energy 6201 15th Avenue Brooklyn, NY 11219

(877) 773-6772 (U.S. and Canada) +1 (718) 921-8124 (International)

We have a dividend reinvestment and Direct Stock Purchase Program under which you may have all or a portion of your dividends (but not less than 10% of each dividend) automatically reinvested to purchase our shares. You also may elect to purchase additional shares through optional cash payments. This program is offered only by means of a prospectus. For information about this program or to obtain a copy of the prospectus, please contact our transfer agent at the address or the phone numbers listed above.

Sempra Energy 2020 Proxy Statement	91

Other Information

4.	How can I get copies of the proxy materials?

If you need a copy of the proxy materials, please contact our proxy solicitor by email, mail or phone:

SRE.info@investor.morrowsodali.com

Morrow Sodali LLC 470 West Avenue Stamford, CT 06902

(800) 662-5200 (U.S. and Canada) +1 (203) 658-9400 (International)

Shareholders also may write to or email us at the following addresses to request a copy of the proxy materials:

Corporate Secretary Sempra Energy 488 8th Avenue San Diego, CA 92101

Investor@sempra.com

5.	Who do I contact with any additional questions?

If you have any additional questions about the Annual Shareholders Meeting or how you may vote, or how to change or revoke your vote, you should contact our proxy solicitor, Morrow Sodali LLC, at the addresses or phone numbers set forth above.

This Notice of Annual Shareholders Meeting and proxy statement are sent by order of the Sempra Energy Board of Directors.

Jennifer F. Jett

Corporate Secretary

Dated: March 19, 2020

92	Sempra Energy 2020 Proxy Statement

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

RECONCILIATION OF SEMPRA ENERGY ADJUSTED EARNINGS TO SEMPRA ENERGY GAAP EARNINGS (Unaudited)(1)

Sempra Energy Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2019, 2018 and 2014 as follows:

In 2019:

•	$45 million gain on the sale of certain Sempra Renewables assets

•	Associated with holding the South American businesses for sale:

•

$89 million income tax benefit from outside basis differences in our South American businesses primarily related to the change in our indefinite reinvestment assertion from our decision in January 2019 to hold those businesses for sale and a change in the anticipated structure of the sale

•	$10 million income tax benefit to reduce a valuation allowance against certain net operating loss (NOL) carryforwards as a result of our decision to sell our South American businesses

In 2018:

•	$(22) million impacts associated with Aliso Canyon natural gas storage facility litigation at SoCalGas

•	$(145) million other-than-temporary impairment of certain U.S. wind equity method investments at Sempra Renewables

•	$367 million gain on the sale of certain Sempra Renewables assets

•	$(629) million impairment of certain non-utility natural gas storage assets at Sempra LNG

•	$(65) million impairment of RBS Sempra Commodities LLP (RBS Sempra Commodities) equity method investment at Parent and Other

•	$(85) million income tax expense in 2018 to adjust the Tax Cuts and Jobs Act of 2017 (TCJA) provisional amounts recorded in 2017

In 2014:

•	$(21) million charge to adjust the total plant closure loss from the early retirement of SDG&E’s San Onofre Nuclear Generating Station (SONGS)

Sempra Energy Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and/or nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP Earnings and GAAP Diluted EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

(1)	This description and reconciliation are different than the predefined adjustments to earnings for annual bonus plan purposes. Please see Appendix D for information about those adjustments.

Sempra Energy 2020 Proxy Statement	93

Appendix A

(Dollars in millions, except per share amounts; shares in thousands)	Pretax amount	Income tax expense (benefit)(1)	Non- controlling interests	Earnings

	Year ended December 31, 2019
Sempra Energy GAAP Earnings				$2,055
Excluded items:
Gain on sale of certain Sempra Renewables assets	$(61)	$16	$—	(45)
Associated with holding the South American businesses for sale:
Change in indefinite reinvestment assertion of basis differences and structure of sale of discontinued operations	—	(89)	—	(89)
Reduction in tax valuation allowance against NOL carryfowards	—	(10)	—	(10)
Sempra Energy Adjusted Earnings				$1,911
Diluted EPS:
Weighted-average common shares outstanding				282,033
Sempra Energy GAAP EPS				$7.29
Sempra Energy Adjusted EPS				$6.78

	Year ended December 31, 2018
Sempra Energy GAAP Earnings				$924
Excluded items:
Impacts associated with Aliso Canyon litigation	$1	$21	$—	22
Impairment of U.S. wind equity investments	200	(55)	—	145
Gain on sale of certain Sempra Renewables assets	(513)	146	—	(367)
Impairment of non-utility natural gas storage assets	1,117	(452)	(36)	629
Impairment of investment in RBS Sempra Commodities	65	—	—	65
Impact from the TCJA	—	85	—	85
Sempra Energy Adjusted Earnings				$1,503
Diluted EPS:
Weighted-average common shares outstanding				269,852
Sempra Energy GAAP EPS				$3.42
Sempra Energy Adjusted EPS				$5.57

	Year ended December 31, 2014
Sempra Energy GAAP Earnings				$1,161
Excluded item:
SONGS plant closure loss(2)	$6	$15	$—	21
Sempra Energy Adjusted Earnings				$1,182
Diluted EPS:
Weighted-average common shares outstanding				250,655
Sempra Energy GAAP EPS				$4.63
Sempra Energy Adjusted EPS				$4.71

(1)	Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates.

(2)	After including a $17 million charge to reduce certain tax regulatory assets attributed to SONGS, the adjustment to loss from plant closure is a $21 million charge to earnings.

94	Sempra Energy 2020 Proxy Statement

Appendix B

COMPANIES INCLUDED IN NOVEMBER 2018 GENERAL INDUSTRY BENCHMARKING REVIEW (NON-FINANCIAL SERVICES FORTUNE 500 COMPANIES IN AON HEWITT’S TCM DATABASE WITH REVENUES OF $5.5 BILLION TO $22.75 BILLION)

Company	Company	Company	Company

Adobe Systems Incorporated	Corning Incorporated	Kimberly-Clark Corporation	Ross Stores, Inc.

AECOM Technology Corporation	Coty Inc.	Kinder Morgan Inc	Ryder System, Inc.

AGCO Corporation	Cummins Inc.	Kohl’s Corporation	Southern California Edison

Air Products and Chemicals, Inc.	Dana Holdings	L-3 Communications Holdings, Inc.	SpartanNash Company

Alcoa Inc.	Danaher Corporation	Land O’Lakes, Inc.	Starbucks Corporation

Altria Group, Inc.	Darden Restaurants, Inc.	Leidos Holdings, Inc.	Stryker Corporation

Ameren Corporation	Dean Foods Company	ManpowerGroup	SUPERVALU INC.

American Axle & Manufacturing Holdings	Dick’s Sporting Goods, Inc.	Masco Corporation	Tenneco Inc.

American Electric Power Company, Inc.	Dominion Energy, Inc.	Micron Technology	Textron Inc.

Amphenol	Dover Corporation	Mohawk Industries, Inc.	The Chemours Company

Arconic	Dr Pepper Snapple Group, Inc.	Navistar International Corporation	The Clorox Company

Asbury Automotive Group, Inc.	DTE Energy Company	NCR Corporation	The Estee Lauder Companies Inc

Automatic Data Processing, Inc.	Eastman Chemical Company	Netapp, Inc.	The Goodyear Tire & Rubber Company

Ball Corporation	Ecolab Inc.	Nextera Energy Resources, LLC	The Hershey Company

Baxter International Inc.	Emerson Electric Co.	Nordstrom, Inc.	The Mosaic Company

Becton Dickinson	FedEx Ground Package System, Inc.	NRG Energy, Inc.	The Sherwin-Williams Company

Berry Plastics Group	First Data Corporation	Olin Corporation	The Stanley Black & Decker

Biogen, Inc.	FirstEnergy Corp.	ONEOK, Inc.	Thermo Fisher Scientific Inc.

Borg Warner	Fortive Corporation	Oshkosh Truck Corporation	TreeHouse Foods, Inc

Bristol-Myers Squibb Company	Freeport-McMoRan Inc.	Owens-Illinois, Inc.	Universal Health Services, Inc.

Builders FirstSource, Inc.	General Mills, Inc.	Packaging Corporation of America	V.F. Corporation

Calpine Corporation	Genuine Parts Company	Parker-Hannifin Corporation	Veritiv Corporation

Campbell Soup Company	Halliburton Company	Performance Food Group Company	W.W. Grainger, Inc.

Celgene Corporation	Hanesbrands Inc.	PG&E Corporation	Waste Management, Inc.

CenterPoint Energy, Inc.	Harley-Davidson Motor Company, Inc.	PPG Industries, Inc.	WestRock Company

Cheniere Energy, Inc.	Harris Corporation	Praxair, Inc.	Whirlpool Corporation

CMS Energy Corporation	Hollyfrontier Corporation	PVH Corp.	Wisconsin Electric Power Company

Coca-Cola Refreshments	Hormel Foods Corporation	Qualcomm Inc.	Xcel Energy Inc.

Cognizant Technologies	Huntington Ingalls Incorporated	Quest Diagnostics Incorporated	Xerox Corporation

Colgate-Palmolive Company	Illinois Tool Works Inc.	Republic Services, Inc.	YUM Brands, Inc.

Conagra Brands, Inc.	Ingredion Incorporated	Rite Aid Corporation	Zimmer Biomet

Consolidated Edison	International Paper Company	Rockwell Automation, Inc.

Constellation Brands, Inc.	Kellogg Company	Rockwell Collins, Inc.

Note:

Revenue data for Constellation Brands, Inc. and Dick’s Sporting Goods, Inc. are based on fiscal year 2018. Information for all other companies is based on fiscal year 2019. Market capitalization, earnings and revenue data was not available for the following companies that were acquired, privately held, insolvent or operated as a subsidiary of a larger company: Calpine Corporation, Celgene Corporation, Coca Cola Refreshments, Dean Foods Company, FedEx Ground Package System, Inc., First Data Corporation, L-3 Communications Holdings, Inc., Land O’Lakes, Inc., Rockwell Collins, Inc. and SUPERVALU Inc.

Sempra Energy 2020 Proxy Statement	95

Appendix C

COMPANIES INCLUDED IN NOVEMBER 2018 UTILITIES BENCHMARKING REVIEW (S&P 500 UTILITIES INDEX COMPANIES)

Company	Company	Company

The AES Corporation	Duke Energy Corporation	PG&E Corporation

Alliant Energy Corporation	Edison International	Pinnacle West Capital Corporation

Ameren Corporation	Entergy Corporation	PPL Corporation

American Electric Power Company, Inc.	Eversource Energy	Public Service Enterprise Group Incorporated

CenterPoint Energy, Inc.	Exelon Corporation	SCANA Corporation

CMS Energy Corporation	FirstEnergy Corp.	Southern Company

Consolidated Edison, Inc.	NextEra Energy, Inc.	WEC Energy Group, Inc.

Dominion Resources, Inc.	NiSource Inc.	Xcel Energy Inc.

DTE Energy Company	NRG Energy, Inc.

Note:	Excludes water companies.

96	Sempra Energy 2020 Proxy Statement

Appendix D

PERFORMANCE-BASED ANNUAL BONUS PLAN—ADDITIONAL INFORMATION

PREDEFINED EARNINGS ADJUSTMENTS:

Consistent with the approach taken in prior years, the Compensation Committee also determined at the beginning of the year that the earnings calculation for annual bonus plan purposes, or ABP Earnings, would be adjusted as follows:

•	Exclude the impact of any unplanned changes in tax laws or regulations and accounting rule changes.

•	Exclude certain items that do not have a material adverse impact on the company’s stock price as determined by the Compensation Committee. Such items may include, but are not limited to:

•

the pro forma earnings impact of any acquisition or divestiture (other than divestitures related to individual renewable assets) to the extent the earnings impact of such acquisition or divestiture or related transaction and integration cost is not included in the Sempra Energy ABP Earnings target.

•	nonrecurring gains or losses related to RBS Sempra Commodities, which was sold in 2010.

•	Exclude the variance from plan of the foreign exchange earnings or losses at Mexico, including any associated cost of hedging.

•	Exclude the variance from plan of one-time costs associated with board-approved corporate optimization or capital rotation efforts (including potential asset sales).

•

Include 10% of any gains or losses related to asset sales and impairments in connection with a sale to the extent the earnings impact of such item is not included in the ABP Earnings target. This is because the Compensation Committee believes that the impact of asset sales should be measured primarily through stock price. Most of the impact would then be reflected in the long-term incentive plan.

•	Exclude items that are required to be excluded from annual bonus plan compensation under the SDG&E and/or SoCalGas GRC decisions.

•

In the event that the California Public Utilities Commission does not issue a final decision for the 2019 SDG&E and SoCalGas general rate cases by December 31, 2019, earnings for annual bonus plan purposes will be adjusted by the variance to plan resulting from the delay.

•

Exclude any earnings impact of any impairments of SONGS or any recoveries from third parties (net of reimbursement of legal costs), litigation costs, or any related earnings effect from purchased replacement power.

•	Exclude one-time nonqualified pension settlement charges and LTIP tax windfall or shortfall to the extent such items are not included in the ABP Earnings target.

•	Limit impact of rabbi trust results (net of deferred compensation) to +/-5% (percentage points) of the ABP Earnings result as calculated without such gains or losses.

Sempra Energy 2020 Proxy Statement	97

Appendix D

DETAIL — 2019 PERFORMANCE-BASED ANNUAL BONUS PLAN PERFORMANCE MEASURES AND RESULTS

2019 Performance Measures	Weight	Performance-Based Annual Bonus Goals				% of Target Achieved
		Threshold	Target	Maximum	Actual
Financial:
Sempra Energy ABP Earnings (Dollars in Millions)	85.00%	$1,632	$1,700	$1,768	$1,980	200%
Subtotal: Financial	85.00%					170.0%
Safety — International Operations
Chile Total Recordable Incident Rate (TRIR)	0.33%	1.24	1.08	0.92	0.71	200%
Chile Lost Time Days Away Rate (LTDAR)	0.33%	21.73	18.90	16.06	10.93	200%
Peru Total Recordable Incident Rate (TRIR)	0.33%	1.76	1.67	1.50	1.04	200%
Peru Lost Time Days Away Rate (LTDAR)	0.33%	21.48	20.45	18.41	6.20	200%
IENOVA Total Recordable Incident Rate (TRIR)	0.33%	2.18	1.98	1.78	0.27	200%
IENOVA Lost Time Accident Rate (LTAR)	0.33%	1.65	1.50	1.35	0.14	200%
Safety — International Operations	2.00%					4.00%
Safety — Oncor
Days Away, Restricted or Transferred (DART) Incident Rate	2.00%	0.59	0.47	0.32	0.38	80%(1)
Safety — Oncor	2.00%
Safety — Oncor						1.60%
Management Onsite Safety Meetings (Leading)	0.60%	2	3	4	12	200%
HSSE Audits (Leading)	0.60%	4	6	8	11	200%
Total Recordable Incident Rate (TRIR) (Lagging)	0.80%	0.50	0.35	0.25	0.25	200%
Safety — Sempra LNG	2.00%					4.00%
Safety — SDG&E
Employee Safety — Zero employee electric contacts	0.18%			0	0	200%
Employee Safety — Lost Time Incident (LTI) Rate	0.24%	0.71		0.52	0.46	200%
Employee Safety — Controllable Motor Vehicle Incidents (CMVI)	0.24%	55		40	33	200%
Employee Safety — Environmental and Safety Compliance Management Program (ESCMP) Findings Mediated	0.18%	90%		100%	100%	200%
Employee Safety — Field Observations	0.18%	6,000	7,000	8,000	11,843	200%
Gas Safety — Distribution System Integrity — Miles Vintage Replacement	0.24%	36	40	46	46.93	200%
Gas Safety — Damage Prevention (Damages as per USA ticket rate)	0.18%	2.72	2.61	2.50	2.04	200%
Gas Safety — Mobile Home Park Retrofit Program (spaces with To-the-Meter Installed)	0.12%	900	1,200	1,550	1,621	200%
Gas Safety — P1 Gas Response Time (Minutes)	0.12%	34	33	32	32.02	200%
Gas Safety — Pipeline Safety Enhancement Plan (PSEP) Line 1600 — Projects Advanced to Late Stage Design	0.12%	1	2	3	3	200%
Electric Safety — System Average Interruption Duration Index (SAIDI)	0.18%	69	66	63	66	100%
Electric Safety — Worst Circuit: SAIDI	0.18%	550	515	480	308	200%
Electric Safety — Worst Circuit: System Average Interruption Frequency Index (SAIFI)	0.18%	3.95	3.60	3.25	3.06	200%
Fire and Public Safety — Replacement of “Do Not Operate Energized” Switches	0.24%	45	55	65	69	200%
Fire and Public Safety — Fire Hardening: Wood to Steel Pole Replacements	0.18%	2,700	3,000	3,300	3,711	200%
Fire and Public Safety — Wildfire Safety Communications	0.18%	72%	74%	76%	78.5	200%
Safety — SDG&E	3.00%					5.81%

98	Sempra Energy 2020 Proxy Statement

Appendix D

2019 Performance Measures	Weight	Performance-Based Annual Bonus Goals				% of Target Achieved
		Threshold	Target	Maximum	Actual
Safety — SoCalGas
Employee Safety — Lost Time Incident (LTI) Rate	0.33%	0.95	0.90	0.85	0.99	0%
Employee Safety — Environmental and Safety Compliance Management Program (ESCMP) Corrective Action	0.33%	90%		100%	100%	200%
Employee Safety — Alert Driving Implementation Completion	0.33%	80%	90%	100%	98%	180%
Customer, Public & System Safety — A1 Order Response Time	0.40%	91.3%	91.7%	91.9%	92.1%	200%
Customer, Public & System Safety — Pipeline Safety Enhancement Program: Number of Pipeline Miles Closed Out	0.40%	25	35	45	46	200%
Customer, Public & System Safety — Damage Prevention: Damages per USA Ticket Rate	0.40%	3.84	3.76	3.68	2.70	200%
Customer, Public & System Safety — Distribution Integrity Management Program: Miles of Vintage Mains and Services Replaced	0.40%	52	62	72	74	200%
Customer, Public & System Safety — Storage Integrity Management Program — Number of Wells Inspected and/or Abandoned	0.40%	33	37	41	35	50%
Safety — SoCalGas	3.00%					4.67%
Subtotal — Safety	12.00%					20.08%
Customer Service & Stakeholders — SDG&E
Overall Self Service	0.75%	69%	71%	73%	71.20%	110%
Supplier Diversity	0.50%	32%	35%	38%	40.86%	200%
Envision: Complete Core Customer Information System (CIS) Design	0.25%	Oct. 15	Sep. 15	Aug. 15	Aug. 30	152%
Customer Service & Stakeholders — SDG&E	1.50%					2.21%
Customer Service & Stakeholders — SoCalGas
Customer Service — Customer Insight Study (Public Opinion)	0.50%	78.8%	81.0%	83.2%	80.8%	91%
Customer Service — Customer Self-Service Transactions	0.50%	60.5%	61.5%	62.5%	61.1%	60%
Customer Service — Supplier Diversity	0.50%	32%	35%	38%	42%	200%
Customer Service & Stakeholders — SoCalGas	1.50%					1.75%
Subtotal: Customer Service & Stakeholders	3.00%					3.96%
Total	100.00%					194.04%

(1)	Although actual performance was above target, the Compensation Committee exercised negative discretion due to an employee fatality.

Sempra Energy 2020 Proxy Statement	99

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Sempra Energy 2020 Proxy Statement	101

Directions

Sempra Energy Annual Shareholders Meeting

May 5, 2020

Balboa Bay Resort

1221 West Coast Highway (Pacific Coast Highway/State Route 1)

Newport Beach, CA 92663

Parking at the resort is by valet only. The cost of valet parking, including gratuity, will be covered by Sempra Energy. Your valet ticket will be validated upon registration with Shareholder Services.

From the North:

Take Interstate 5 or 405 south to State Route 55 Freeway south. Take the 55 Freeway south to Pacific Coast Highway. Proceed southbound on Pacific Coast Highway to the resort which will be on your right. Signs/staff will direct you to the complimentary valet parking, registration and the ballroom entrance.

From the South:

Take Interstate 5 north to Interstate 405 north, then exit on Jamboree Road. Follow Jamboree Road south to Pacific Coast Highway. Turn right and follow Pacific Coast Highway to the resort, which will be on your left. Signs/staff will direct you to the complimentary valet parking, registration and the ballroom entrance.

102	Sempra Energy 2020 Proxy Statement

488 8th Ave.

San Diego, CA 92101

sempra.com

© 2020 Sempra Energy. All copyright

and trademark rights reserved.

SEMPRA ENERGY

ANNUAL SHAREHOLDERS MEETING

May 5, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown to the right. Use the Internet to vote your proxy until 11:59 PM Eastern Time on May 4, 2020.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States and Canada or 1-718-921-8500 from other countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown to the right. Use the telephone to vote your proxy until 11:59 PM Eastern Time on May 4, 2020.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. Your completed proxy card must be received before the polls close for voting at the meeting.

IN PERSON - Except with respect to shares held through the 401(k) Plans (as defined on the reverse side of this card), you may vote your shares in person by attending the Annual Shareholders Meeting.

Note: If you hold shares as a participant in the 401(k) Plans (as defined on the reverse side of this card), your proxy voting instructions must be received no later than 8:00 AM Eastern Time on April 30, 2020.

COMPANY NUMBER
ACCOUNT NUMBER

GO GREEN With e-Consent, you can quickly access your proxy material, statements and other eligible documents online,

            while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of annual meeting, proxy statement, proxy card and annual report to shareholders are available at http://www.astproxyportal.com/ast/Sempra.

Ü   Please detach along perforated line and mail in the envelope provided if you are not voting by telephone or the Internet.   Ü

050520

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S).

IF PROPERLY EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEMS 2 AND 3 AND “AGAINST” ITEM 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES.					FOR	AGAINST	ABSTAIN
1. Election of Directors:	FOR	AGAINST	ABSTAIN	09. Michael N. Mears	☐	☐	☐
01. Alan L. Boeckmann	☐	☐	☐	10. Jack T. Taylor	☐	☐	☐
02. Kathleen L. Brown	☐	☐	☐	11. Cynthia L. Walker	☐	☐	☐
03. Andrés Conesa	☐	☐	☐	12. Cynthia J. Warner	☐	☐	☐
04. Maria Contreras-Sweet	☐	☐	☐	13. James C. Yardley	☐	☐	☐
05. Pablo A. Ferrero	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.
06. William D. Jones	☐	☐	☐		FOR	AGAINST	ABSTAIN
07. Jeffrey W. Martin	☐	☐	☐	2. Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐
08. Bethany J. Mayer	☐	☐	☐	3. Advisory Approval of Our Executive Compensation.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
					FOR	AGAINST	ABSTAIN
				4. Shareholder Proposal Requiring an Independent Board Chairman.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
				MARK “X” HERE IF YOU WANT CONFIDENTIAL VOTING.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Sempra Energy 2020 Annual Shareholders Meeting

Tuesday, May 5, 2020 at 9:00 AM Pacific Time

Balboa Bay Resort

1221 West Coast Highway, Newport Beach, California

Directions to the meeting are located at the end of the Proxy Statement

Upon arrival, please present the notice & admission ticket and photo identification at the registration desk.

Check-in will begin at 8:00 AM Pacific Time

Cameras, tape recorders and similar devices will not be allowed in the meeting room.

YOUR VOTE IS IMPORTANT:

Even if you plan to attend the Annual Shareholders Meeting in person,

please vote your shares by proxy, telephone or Internet prior to the meeting.

SEMPRA ENERGY

ANNUAL SHAREHOLDERS MEETING — MAY 5, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may submit your voting instructions by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on the reverse side of this proxy card. If you vote by telephone or by Internet, do not mail this proxy card. The telephone and Internet voting facilities will close at 11:59 PM Eastern Time on May 4, 2020. Note: If you hold shares as a participant in the 401(k) Plans (as defined below), your proxy voting instructions must be received no later than 8:00 AM Eastern Time on April 30, 2020.

GEORGE W. BILICIC, RANDALL L. CLARK, AND JENNIFER F. JETT, jointly or individually and each with full power to act without the others and each with full power of substitution, are authorized to represent and vote the shares of the undersigned at the Sempra Energy 2020 Annual Shareholders Meeting and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

If you are a participant in the Sempra Energy Savings Plan, Southern California Gas Company Retirement Savings Plan or San Diego Gas & Electric Company Savings Plan (together, the “401(k) Plans”), this proxy card constitutes your instructions to T. Rowe Price, the 401(k) Plans’ trustee, as to the vote of the shares of Sempra Energy common stock in your plan accounts. If you do not submit valid and timely voting instructions, Newport Trust Company, the independent fiduciary and investment manager for the Sempra Energy common stock in your plan accounts, will direct the vote of your shares in its discretion.

(Continued and to be signed on the reverse side)

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